UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule §240.14a-12

F.N.B. Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No:

	3)	Filing Party:

	4)	Date Filed:

Dear Shareholder:

We will hold our Annual Meeting of Shareholders at 3:00 p.m., Eastern Daylight Time, on Wednesday, May 15, 2013, in The Ballroom of Avalon at Buhl Park, located at 1030 Forker Boulevard, Hermitage, Pennsylvania 16148.

At our Annual Meeting, our shareholders will act on the following matters: (i) election of fourteen director nominees named in the accompanying proxy statement to our Board of Directors; (ii) adoption of an advisory (non-binding) resolution to approve the 2012 compensation of our named executive officers; (iii) ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm; and (iv) any other matter that is properly presented at our Annual Meeting in compliance with our bylaws.

Your vote is important regardless of how many shares of F.N.B. stock you own. If you hold stock in more than one account or name, you will receive a proxy card for each.

Whether or not you plan to attend our Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope we have provided to insure that your shares are represented at our Annual Meeting. Alternatively, you may vote via the Internet or by telephone by following the instructions on your proxy card. By voting now, your vote will be counted even if you are unable to attend our Annual Meeting.

Please indicate on the card whether you plan to attend our Annual Meeting. If you attend and wish to vote in person, you may withdraw your proxy at that time.

As always, our directors, management and staff thank you for your continued interest in and support of F.N.B. Corporation.

Stephen J. Gurgovits
Chairman of the Board

Vincent J. Delie, Jr.
President and Chief Executive Officer

April 3, 2013

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that F.N.B. Corporation will hold its 2013 Annual Meeting of Shareholders at 3:00 p.m., Eastern Daylight Time, on Wednesday, May 15, 2013, in The Ballroom of Avalon at Buhl Park located at 1030 Forker Boulevard, Hermitage, Pennsylvania 16148. At our Annual Meeting, our shareholders will vote on the following proposals:

1.

Election of the fourteen nominees for directors named in the accompanying proxy statement (namely, William B. Campbell, James D. Chiafullo, Vincent J. Delie, Jr., Laura E. Ellsworth, Robert B. Goldstein, Stephen J. Gurgovits, David J. Malone, D. Stephen Martz, Robert J. McCarthy, Jr., Arthur J. Rooney, II, John W. Rose, John S. Stanik, William J. Strimbu and Earl K. Wahl, Jr.), each to serve as a director for a term of one year and until the election of his or her successor;

2.	Adoption of an advisory (non-binding) resolution to approve the 2012 compensation of our named executive officers;

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and

4.	Any other matter that is properly presented at our Annual Meeting in compliance with our bylaws.

Only shareholders of record as of the close of business on March 6, 2013, are entitled to notice of and to vote at our Annual Meeting.

It is important that your shares be represented and voted at our Annual Meeting. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or vote via the Internet or by telephone, whether or not you expect to attend our Annual Meeting in person.

We have included our 2012 annual report to shareholders with this notice and accompanying proxy statement.

BY ORDER OF OUR BOARD OF DIRECTORS,

David B. Mogle, Corporate Secretary

April 3, 2013

Hermitage, Pennsylvania

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2013.

THE F.N.B. CORPORATION PROXY STATEMENT AND 2012 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT www.cfpproxy.com/5710.

One F.N.B. Boulevard

Hermitage, PA 16148

PROXY STATEMENT

Our proxy statement contains information relative to our Annual Meeting of Shareholders to be held on Wednesday, May 15, 2013, beginning at 3:00 p.m., Eastern Daylight Time in The Ballroom of Avalon at Buhl Park, located at 1030 Forker Boulevard, Hermitage, Pennsylvania 16148 (our “Annual Meeting”). This proxy statement also relates to any adjournment or postponement of our Annual Meeting. This proxy statement was prepared under the direction of the F.N.B. Corporation Board of Directors to solicit your proxy for use at the Annual Meeting. On April 3, 2013, we commenced the distribution of our proxy statement and the accompanying proxy card to our shareholders of record as of March 6, 2013. We will bear all costs of preparing and distributing our proxy material to our shareholders. We will, upon request, reimburse brokers, nominees, fiduciaries, custodians and other record holders for their reasonable expenses in forwarding our proxy materials to beneficial owners.

We use the following terms in this proxy statement:

•	“We,” “us,” “our,” “F.N.B.,” “Company,” or “Corporation” mean F.N.B. Corporation;

•	“Board” means the F.N.B. Corporation Board of Directors;

•	“FNBPA” means First National Bank of Pennsylvania;

•	“FNTC” means First National Trust Company;

•	“F.N.B. Capital” means F.N.B. Capital Corporation, LLC; and

•	“CEO” means Chief Executive Officer.

ABOUT OUR ANNUAL MEETING

What will our shareholders vote on at our Annual Meeting?

Our shareholders will act upon the following proposals at our Annual Meeting:

•	Election of the fourteen nominees for directors named in this proxy statement to serve for a term of one year and until the election of their successors (Proposal 1);

•	Adoption of an advisory (non-binding) resolution to approve the 2012 compensation of our named executive officers (Proposal 2);

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Proposal 3); and

•

Any other business that comes before our Annual Meeting in compliance with the advance notice and other applicable provisions of our bylaws (described in “Shareholder Proposals” discussion in this Proxy Statement).

VOTING

Who is entitled to vote at our meeting?

Our Board has set March 6, 2013, as the record date for our Annual Meeting. Only holders of our common stock of record at the close of business on the record date are entitled to receive notice of and to vote at our Annual Meeting and any adjournment or postponement of our Annual Meeting. F.N.B. shareholders who plan to attend our Annual Meeting may obtain driving directions to the meeting location by contacting our shareholder relations representative, Jennifer Atkins, at (888) 981-6000.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“For” the election of each of the fourteen nominees for election as directors named in this proxy statement for a term of one year and until the election of their successors (Proposal 1);

•	“For” adoption of the advisory (non-binding) resolution to approve the 2012 compensation of our named executive officers (Proposal 2); and

•	“For” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013 (Proposal 3).

What vote is required to approve each matter?

Action by the shareholders on each of the proposals presented at our Annual Meeting requires the presence of a quorum at our Annual Meeting, in person or by proxy. Refer to the discussion in our proxy statement under the question, “What is a quorum?”

Under Proposal 1, our directors are elected by a plurality of the votes cast in person or by proxy at our Annual Meeting. The fourteen persons nominated for election as a director in accordance with our bylaws who receive the highest number of “For” votes cast by our shareholders at the Annual Meeting will be elected as directors for one year terms. If you properly submit your proxy card and mark “Withhold” authority for any individual nominee or all of the nominees, the proxies will not vote your shares for the nominee or nominees as to which you so indicate, but we will count your shares as present in determining whether a quorum exists. Similarly, broker non-votes will not be counted as votes cast, but we will count those shares as present for purposes of determining whether a quorum exists. Our Articles of Incorporation do not authorize cumulative voting for the election of directors.

For Proposals 2 and 3, the affirmative vote of a majority of the votes cast for each Proposal at the Annual Meeting is required for approval of these Proposals. For Proposal 2, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of this vote. For Proposal 3, abstentions will not be counted as votes cast and will have no effect on the result of this vote.

Since the broker non-votes will not be counted as votes cast for purposes of Proposals 1 and 2, this means that the broker or bank which holds your shares of F.N.B. stock may not vote your shares regarding these proposals unless you instruct your broker or bank how you want your shares to be voted.

What are the voting rights of our shareholders?

The only class of our securities that is outstanding and entitled to vote at our Annual Meeting is our common stock. As of the March 6, 2013, record date, we had 140,001,145 shares of our common stock outstanding, each entitled to one vote per share with respect to each matter to be voted on at our Annual Meeting.

How do I vote?

You can vote either in person at our Annual Meeting or by proxy whether or not you attend our Annual Meeting. When you or your authorized attorney-in-fact grants us your proxy, you authorize us to vote your shares of our common stock in the manner you specify on your proxy card. Giving a proxy allows your shares to be voted at our Annual Meeting even if you do not attend the Annual Meeting in person. If your shares are in an account at a bank or brokerage firm (that is, in “street name”), you will receive a separate instruction card from your bank or brokerage firm with information about how to give voting instructions.

If you hold your shares directly, to vote by proxy you must do one of the following:

•	Vote by mail. Complete, sign, date and return the enclosed proxy card in the envelope provided (the envelope requires no postage if mailed in the United States).

•

Vote via the Internet.    Instructions are provided on your proxy card. Our Internet voting system is designed to provide security for the voting process and to confirm that your vote has been recorded accurately.

•	Vote by telephone. Instructions are provided on your proxy card.

•

Vote at the Annual Meeting.    If you are a registered shareholder and attend our Annual Meeting, you may deliver your completed proxy card in person or request a voting ballot to vote in person at the meeting. Even if you returned a proxy to us before our Annual Meeting, you may withdraw it and vote in person.

If you hold your F.N.B. shares in an account at a bank or brokerage firm, and you want to vote in person at our Annual Meeting, you will need to obtain a signed proxy card from the brokerage firm or the bank that holds your F.N.B. stock. If your F.N.B. stock is registered in the name of a bank or brokerage firm, you also may be eligible to vote your shares electronically via the Internet or by telephone. Many banks and brokerage firms participate in programs such as the Broadridge Financial Solutions, Inc., online program. These programs provide eligible shareholders who receive a paper copy of this proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in one of these programs, your proxy card will contain instructions for voting online or by telephone. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the enclosed self-addressed, postage-paid envelope.

Who can attend our Annual Meeting?

All shareholders as of the close of business on March 6, 2013 (the record date), or their duly appointed proxies may attend our Annual Meeting. Even if you currently plan to attend our Annual Meeting, we recommend that you vote by any of the applicable methods described above so that your vote will be counted at our Annual Meeting if you later decide not to attend.

If your shares are held in “street name” by your bank or brokerage firm, you will need to bring a copy of a brokerage statement reflecting your ownership of F.N.B. stock as of March 6, 2013, and check in at the registration desk at our Annual Meeting.

What is a quorum?

The presence at our Annual Meeting, in person or by proxy, of the holders of a majority of our outstanding shares of common stock on the record date will constitute a quorum, permitting the conduct of business at our Annual Meeting. If you return a properly completed proxy card, vote via the Internet, vote by telephone or vote in person at our Annual Meeting, you will be considered present for purposes of establishing a quorum. Proxies received, but marked as abstentions, proxies that withhold authority and broker non-votes will be included in the calculation of the number of shares considered to be present for purposes of determining a quorum.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before we count your vote at our Annual Meeting. You may change your vote by signing and returning a new proxy card with a later date or by voting via the Internet or by telephone at a later date, or by attending the Annual Meeting and voting in person. Only your latest instruction will be counted. However, your attendance at our Annual Meeting will not automatically revoke your proxy unless you vote again at our Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to our Annual Meeting to our Corporate Secretary at F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148.

How do I vote if my shares are held in “street name”?

If you hold your shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. Instead, your bank or brokerage firm will forward our proxy materials to you and tell you how to give them instructions for voting your F.N.B. shares.

How do I vote my 401(k) Plan shares or ESOP Plan shares?

If you participate in the F.N.B. Corporation Progress Savings 401(k) Plan (“401(k) Plan”) or the Parkvale Financial Corporation Employee Stock Ownership Plan (“ESOP”), which we assumed by virtue of our acquisition of Parkvale Financial Corporation (“Parkvale”) on January 1, 2012, you may vote the number of shares of common stock credited to your account as of the record date. You may vote by instructing T. Rowe Price, the trustee of our 401(k) Plan, and FNTC, trustee of the ESOP, pursuant to the proxy card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed proxy card, provided that the trustee receives it by 3:00 a.m., Eastern Daylight Time, on Friday, May 10, 2013.

In the case of the 401(k) Plan, if you do not return your proxy card, your shares credited to your 401(k) Plan account will be voted by the trustee in the same proportion that it votes the shares for which it timely received proxy cards. With respect to the ESOP, if you do not return your proxy card, the trustee will not vote the shares of common stock credited to your ESOP account unless the trustee determines that the Employee Retirement Income Security Act of 1974, as amended, the trustee’s fiduciary duties, or the Employer ESOP Voting Policy requires the trustee to vote those shares.

You may also revoke a previously given proxy card until 3:00 a.m., Eastern Daylight Time, on Friday, May 10, 2013, by filing with the trustee either a written notice of revocation or a properly completed and signed proxy card or Internet or telephone vote having a later date.

How will we conduct the business of our Annual Meeting?

Our bylaws govern the organization and conduct of business at our shareholder meetings. Our bylaws specify that our Board Chairman shall preside at our shareholder meetings. Our Board Chairman, Mr. Stephen J. Gurgovits, will serve as Chair of our Annual Meeting and call the meeting to order. As Chair of our Annual Meeting, Board Chairman Gurgovits will determine, at his discretion, the order of the business to be conducted at our Annual Meeting and the procedure for our Annual Meeting. Board Chairman Gurgovits will announce the opening and closing of the polls for each matter on which our shareholders will vote at our Annual Meeting.

Who can answer my questions?

Should you have questions concerning these proxy materials or our Annual Meeting or should you wish to request additional copies of this proxy statement or proxy card, you may contact Mr. David B. Mogle, who is our Corporate Secretary, at (888) 981-6000.

How can I avoid receiving more than one set of proxy materials in future years?

If two or more registered shareholders live in your household or if a registered shareholder maintains two or more shareholder accounts, you may have received more than one set of our proxy materials. We have made a delivery method for proxy materials called “householding” available to our shareholders. If you consent to “householding,” only one annual report and one proxy statement will be delivered to your address; however, a separate proxy card will be delivered for each account. Please refer to the section titled, Other Matters — “Householding” of Proxy Materials at the end of this proxy statement for more information regarding “householding.”

Is my vote confidential?

We process proxy instructions, ballots and voting tabulations that identify individual shareholders in a manner that protects your voting privacy. We will not disclose your vote either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards. At our discretion, we may forward your comments to our management or the Board.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at our Annual Meeting. The judges of election will tally the final voting results and we will include the final voting results in a Form 8-K, which we will file with the Securities and Exchange Commission (“SEC”) by May 21, 2013.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. The Company has retained Regan & Associates, Inc. to assist in obtaining proxies by mail, facsimile or email from registered holders, brokerage firms, bank nominees and other institutions for the Annual Meeting. The estimated cost of such service is $17,500 including out-of-pocket expenses. Regan & Associates, Inc. may be contacted at (800) 737-3426.

The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares held in “street name” for their reasonable costs associated with:

•	Forwarding the Notice of our Annual Meeting to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on our behalf personally or by telephone, facsimile or email.

Proposal 1. Election of Directors

General Information Regarding Director Nominees

Our Board determines the number of directors to nominate for election each year. The F.N.B. bylaws provide that our Board shall consist of not fewer than five nor more than 25 persons, the exact number to be determined from time to time by the Board.

Acting on the recommendation of the Nominating and Corporate Governance Committee, our Board fixed the number of directors as of the Annual Meeting date at 14.

Directors

The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated for election as directors the persons identified on the table below titled, “Nominees for Election at Our Annual Meeting.” Each nominee is discussed in more detail in the Section titled “Biographical Information Concerning Directors and Nominees” of this proxy statement. Each of the Company’s nominees will hold office for a one-year term until the next annual meeting of shareholders and the election and qualification of his or her successors. All of our nominees are currently directors.

Identification and Evaluation of Director Candidates

Our Nominating and Corporate Governance Committee identifies potential directors primarily through any of the following processes: (i) recommendations made by current or former Company Directors; (ii) contacts in business, civic, academic and non-profit communities; and (iii) our Company shareholders (see later discussions under “Shareholder Proposals”).

At least annually, in consultation with the Nominating and Corporate Governance Committee, our Board assesses the skills, qualifications and experience of our Board and decides whether to recommend an incumbent director for re-election. In evaluating existing directors or new candidates, our Nominating and Corporate Governance Committee and Board assess the needs of the Board and the qualifications of the director candidate. Moreover, in evaluating the suitability of prospective Board members, our Nominating and Corporate Governance Committee and Board take into account many factors detailed in our Company bylaws and Corporate Governance Guidelines, including general understanding of banking, finance and other disciplines relevant to the success of a publicly traded financial services company in today’s business and regulatory environment; compatibility with our culture; understanding of our business; educational and professional background; personal accomplishment; and geographic, gender, age, racial, ethnic and other diversity considerations. Please see section titled “Biographical Information Concerning Directors and Nominees” for more information on each of our current director nominees. Since the previous Annual Meeting, the F.N.B. Board has elected Ms. Laura E. Ellsworth, Mr. James D. Chiafullo and Mr. John S. Stanik to the Board. Each of these new Board members was identified and nominated by our Nominating and Corporate Governance Committee through a rigorous search process which utilized the foregoing suitability criteria.

Nominees for Election at Our Annual Meeting

Name	Age as of the Annual Meeting	Director Since	Independent	Committee Memberships
William B. Campbell*	74	1975	x	2
James D. Chiafullo	55	2012	x	1
Vincent J. Delie, Jr.	48	2012		1
Laura E. Ellsworth	54	2013	x	1
Robert B. Goldstein	73	2003	x	2
Stephen J. Gurgovits**	69	1981		1
David J. Malone	58	2005	x	3
D. Stephen Martz	70	2008	x	2
Robert J. McCarthy, Jr.	70	2012		1
Arthur J. Rooney, II	60	2006	x	1
John W. Rose	63	2003	x	3
John S. Stanik	59	2013	x	1
William J. Strimbu	52	1995	x	2
Earl K. Wahl, Jr.	72	2002	x	1

*	Lead Director
**	Chairman

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOURTEEN NOMINEES IDENTIFIED IN THE ABOVE TABLE AS OUR BOARD OF DIRECTORS’ CANDIDATES FOR ELECTION AS DIRECTORS (PROPOSAL 1 ON THE PROXY CARD).

Each of our director nominees has consented to being named in this proxy statement and to serve if elected. In the event one or more of our director nominees is unable or unwilling to serve as a director for any reason or should any nominee be unavailable for election by reason of death or other unexpected occurrence, we may vote the enclosed proxy, to the extent permitted by applicable law, with discretionary authority in connection with the nomination by our Board of any substitute nominee.

Proxies submitted to us, unless indicated to the contrary, will be voted “For” the election of Ms. Ellsworth and Messrs. Campbell, Chiafullo, Delie, Goldstein, Gurgovits, Malone, Martz, McCarthy, Rooney, Rose, Stanik, Strimbu, and Wahl with terms expiring at our 2014 Annual Meeting and upon election and qualification of their respective successors.

Biographical Information Concerning Director Nominees

Relevant biographical information concerning each of our director nominees for election at our Annual Meeting may be found below, including a brief discussion of the specific experience, qualifications, attributes or skills that led to our Board’s conclusion regarding each director nominee’s qualification to serve on our Board in light of our business and structure.

William B. Campbell is our independent Lead Director. Mr. Campbell served as Chairman of our Company from 2009 until January 2012 and has been a director of F.N.B. since it commenced operations in 1975. Mr. Campbell is Chairman of our Nominating and Corporate Governance Committee and serves on our Executive Committee. Mr. Campbell chaired the F.N.B. Succession Committee during the Company’s CEO succession planning in 2006 and 2007. Mr. Campbell was a director of FNBPA from 1973 until he retired from the FNBPA Board in 2012, and was a former Chairman of FNBPA’s Building Committee and FNBPA’s Executive and Loan Committees. Mr. Campbell served on the boards of Southwest Banks, Inc., a bank holding company in Naples, Florida and its subsidiary, First National Bank of Naples, from 1997 to 2003, and served on that company’s Executive Committee. Mr. Campbell’s successful professional career included his ownership of Shenango Steel Erectors, Inc., a commercial building construction company, and as a partner in Campbell-Kirila Realty, which developed and leased commercial property. After more than 30 years of developing high-level executive experience in the manufacturing, steel, commercial development and construction industries, Mr. Campbell retired in 1992. During his career, Mr. Campbell also served in leadership capacities with a number of regional and national trade associations representing the steel, construction and manufacturing industries. Mr. Campbell served 14 years as director of the Shenango Valley Industrial Development Authority in Sharon, Pennsylvania and served on the Board of Trustees of Westminster College located in New Wilmington, Pennsylvania. Mr. Campbell’s background provides him with the decision-making experience, knowledge of best corporate practices and strategies and understanding of Board responsibilities to help him, as our Lead Director, assist the Board to act as a cohesive and effective team. Mr. Campbell’s work experience in the steel, construction and manufacturing industries, his extensive experience in commercial real estate development, and his lengthy experience on the Boards of F.N.B. and its various affiliates, qualify him to serve as a member of our Board and Chairman of our Nominating and Corporate Governance Committee and as a member of our Executive Committee.

James D. Chiafullo joined our Company’s Board in October 2012, and is a member of our Nominating and Corporate Governance Committee. Mr. Chiafullo is a shareholder/director with the Cohen & Grigsby, P.C. law firm in Pittsburgh, Pennsylvania. Mr. Chiafullo is a member of the Cohen & Grigsby Business Group and chairs the firm’s Commercial Finance Group. Prior to joining the Cohen & Grigsby law firm, Mr. Chiafullo was a partner for over ten years with the Thorp Reed & Armstrong, LLP, law firm in Pittsburgh, and was in-house counsel with Gulf Oil Corporation in Houston, Texas. The focus of Mr. Chiafullo’s law practice is finance, corporate governance, general corporate, securities, commercial and real estate law, shareholder disputes, lender liability, mergers and acquisitions, Sarbanes Oxley compliance and regulatory requirements that apply to publicly traded companies. Mr. Chiafullo’s clientele operates in a variety of industries including financial institutions, general contractors, developers, physicians, manufacturers, specialty contractors, television stations, geotechnical engineers, franchisors and franchisees.

Since 2004, Mr. Chiafullo has received recognition numerous times from The Best Lawyers in America publication for his accomplishments in corporate law and mergers and acquisitions. Moreover, Mr. Chiafullo was selected as a “leader in law” practitioner in the area of commercial finance by the prestigious Chambers USA which uses a rigorously independent methodology to identify the best lawyers in the United States by practice areas. Mr. Chiafullo frequently lectures and publishes articles on various current issues concerning corporate, finance and franchise law.

Mr. Chiafullo is currently the Chairman of the Board of the National Association of Corporate Directors, Three Rivers chapter. He has served for over 13 years on the Board of Directors of the Epilepsy Foundation of Western/Central Pennsylvania where he is the chair of the governance and nominating committee. Mr. Chiafullo is also active in service leadership roles in various other social and non-profit organizations related to his profession and his community.

The breadth of Mr. Chiafullo’s corporate and transactional legal experience along with his particular focus in the areas of corporate governance, regulatory compliance and finance provide him the necessary background to assist the F.N.B. Board with the myriad of challenges faced by publicly traded financial companies in today’s economic and regulatory environment. Mr. Chiafullo’s extensive and varied legal experience provides the F.N.B. Board and its Nominating and Corporate Governance Committee with the essential experience and background to help it to properly evaluate the governance, business, financial, regulatory and risk issues that the Corporation confronts on a regular basis.

Vincent J. Delie, Jr. was elected to our Board in January 2012, and is a member of our Executive Committee. Mr. Delie serves as our President (since 2011) and CEO (since January 2012), and has served as CEO of FNBPA (since 2011). During the previous six years, Mr. Delie has held numerous key leadership positions within our Company and has been instrumental in the integration of the Company’s various acquisitions over this time period. Mr. Delie served as an Executive Vice President and Chief Revenue Officer of the Corporation from 2011 to 2012. From 2008 through 2011, Mr. Delie served as President of FNBPA and President of FNBPA’s Banking Group. After joining FNBPA in 2005, Mr. Delie served as Regional President and CEO of FNBPA’s Pittsburgh Market Area until 2008. Prior to joining the Corporation, Mr. Delie spent 16 years with National City Bank (Pittsburgh, Pennsylvania) and its predecessors, where, among other positions, he served as executive vice president and division manager for corporate banking. Prior to his tenure at National City, Mr. Delie began his career as an associate with the Investment Banking Group at Parker/Hunter, Inc. and with the Capital Markets Division of PaineWebber, Inc. In connection with Mr. Delie’s various leadership roles in banking, he has gained extensive experience in numerous areas in banking and finance including corporate banking, corporate risk management, credit administration, commercial real estate lending, capital markets, retail banking, wealth management and insurance. Under his leadership, F.N.B. has achieved significant growth and increased profitability.

Mr. Delie maintains administrative oversight of the Corporation’s various affiliates through his service on the Boards of Directors of FNBPA, FNTC (Chairman), Regency Finance Company (Chairman), First National Investment Services Company, F.N.B. Capital, First National Insurance Agency, F.N.B. Payroll Services, LLC, and Bank Capital Services Corporation (Chairman). Mr. Delie is also Chairman of FNBPA’s Community Reinvestment Act Management Committee. In addition to his service with the Company and its affiliates, Mr. Delie devotes considerable time and effort to promoting local community initiatives. Mr. Delie serves on the boards of various non-profit organizations in Western Pennsylvania, including the Pennsylvania Economy League of Southwestern Pennsylvania, and is a member of the Pennsylvania Business Council, National Association of Corporate Directors, Pennsylvania Bankers Association (“PBA”) and American Bankers Association (“ABA”). He is also actively involved with a number of community-based organizations and cultural institutions, including Life’s Work of Western Pennsylvania, Chairman of the Advisory Board for the Watson Institute (provides assistance to specially challenged youth) and the Pittsburgh Zoo and PPG Aquarium, where he also served on the Board of Directors and Executive Committee. Mr. Delie’s extensive banking experience, including his commercial, retail and operations background, make him qualified to serve on our Board and Executive Committee.

Laura E. Ellsworth joined our Board in January 2013, and is a member of our Compensation Committee. Ms. Ellsworth is the Partner-In-Charge of the Jones Day law firm’s Pittsburgh, Pennsylvania office. Ms. Ellsworth has practiced law for over 30 years, during which she developed a well-known reputation for her legal accomplishments across a wide range of complex litigation matters, including, in some cases, landmark decisions involving toxic torts, commercial disputes, products liability, insurance, intellectual property, employment and ERISA. Ms. Ellsworth is listed in The Best Lawyers in America for her commercial litigation skills, was recognized by the prestigious Chambers USA in 2009 as a “leader in law,” and was most recently recognized as one of the top female litigators in Pennsylvania by the Pennsylvania Law Weekly. Moreover, Ms. Ellsworth has published articles and legal treatises as well as being a featured speaker on a wide variety of legal topics including litigation, disclosure, Sarbanes Oxley and the environment. In view of Ms. Ellsworth’s considerable achievements, the United States District Court for the Western District of Pennsylvania appointed her to its Advisory Committee for the Study of Rules and Practice and as co-chair of the Federal Judicial Selection Commission. In addition, Ms. Ellsworth was appointed by the Federal Third Circuit Court of Appeals to serve as a member of the judicial selection committee for the U.S. Bankruptcy Court for the Western District of Pennsylvania.

Ms. Ellsworth is also actively involved in a wide range of important community, civic and non-profit activities, including as Chair of the Pennsylvania Economy League of Greater Pittsburgh and Vice Chair of the Allegheny Conference on Economic Development. Ms. Ellsworth’s non-profit board service includes

Neighborhood Legal Services, Pittsburgh Public Theater, Imani Christian Academy, and the Magee Women’s Research Institute and Foundation. Most recently, Ms. Ellsworth chaired the American Heart Association’s “Go Red for Women” campaign in 2010 and chaired the United Way’s Women’s Leadership Council in 2011.

Ms. Ellsworth’s extensive legal experience, especially with respect to complex and challenging legal issues, coupled with her leadership experience with the federal courts and her dedication to important civic and community initiatives, provides her with the necessary background to make significant contributions to the continued success of the Corporation’s Board and its Compensation Committee.

Robert B. Goldstein joined our Board in 2003, is a member of our Executive Committee, and is Chairman of our Compensation Committee. Mr. Goldstein has been in the banking industry for his entire career. Mr. Goldstein is a founding Principal in CapGen Capital Advisors, LLC (since 2007), a large private equity firm located in New York City that invests in banks and financial service companies across the country. His experience includes many years with commercial banks, savings and loan associations and other financial institutions. Over the years, he has been CEO of numerous banks and thrifts and on the boards of directors as both a management member and as an independent director.

In connection with Mr. Goldstein’s activities as a fund manager and financial advisor, he has assumed oversight roles on the boards of the following financial institutions: (i) The BANKshares, Inc. in Winterpark, Florida since 2006 (board and audit committee chair and member of subsidiary bank board, BankFIRST); (ii) Seacoast Banking Corp., Stuart, Florida since 2009 (chair of nominating and governance committee and member of subsidiary bank board, Seacoast National Bank); (iii) Palmetto Bancshares, Inc., Greenville, South Carolina since 2010 (and member of subsidiary bank board, Palmetto Bank); (iv) Hampton Roads Bankshares, Norfolk, Virginia since 2010; and (v) Glencoe Capital LLC, Chicago, Illinois since 2005 (investment firm). Mr. Goldstein’s other prior high-level executive and director experience includes positions at Bay View Capital Corporation (chairman and former CEO, 2001-2006); Jeff Banks, Inc. located in Philadelphia, Pennsylvania (President from 1998 to 2001); Regent Bancshares Corp., located in Philadelphia, Pennsylvania (from 1996 to 1998 President and CEO and chairman of the board of its wholly owned subsidiary, Regent National Bank); as well as numerous other executive and director positions with financial institutions during his 48 years in the financial services industry.

Mr. Goldstein’s extensive experience with financial institutions provides him a valuable perspective regarding oversight of management, interests of shareholders, risk assessment, business judgment, and executive compensation and incentive arrangements. In addition, Mr. Goldstein has knowledge and experience with bank mergers and acquisitions, troubled financial institutions and their turnaround; his experience with investors in these situations gives him a solid foundation from which to advise our Company with respect to improving profitability and loan workouts. Mr. Goldstein’s substantial financial, banking, corporate, executive and operational experience, particularly at financial institutions and bank holding companies, in addition to his prior board experience, qualify him to serve on our Board, our Executive Committee, and as Chairman of our Compensation Committee.

Stephen J. Gurgovits was elected Chairman of our Company in January 2012, and has been a Company director since 1981. Mr. Gurgovits served as our CEO in every year from 2004 until January 2012, and is Chairman of our Executive Committee. Mr. Gurgovits also is Chairman of the FNBPA Board, and has been an FNBPA director since 1981. In addition, Mr. Gurgovits is Chairman of FNBPA’s Executive Committee and a member of its Building Committee. During Mr. Gurgovits’ 50-year career with the Company, he has served the Company and FNBPA in various retail, commercial banking and executive capacities. Under Mr. Gurgovits’ leadership as CEO, the Company grew from approximately $4 billion in asset size in 2004 to almost $11.6 billion by the time he retired as CEO in 2012. In view of Mr. Gurgovits’ extensive knowledge of, and experience with our Company, we anticipate that he will provide a valuable perspective in connection with our future acquisition and growth strategies. Mr. Gurgovits’ leadership experience includes his service as the chairman of the PBA (2003-2004), a director of the ABA (2005-2008) and a member of the American Bankers Council. In leading the

PBA and ABA, Mr. Gurgovits gained invaluable experience working with large financial institutions and community banks, along with national and state policymakers, legislators and regulators, for the purpose of vigorously advocating that financial regulations serve the competitive interests of banks and other financial institutions and their customers. Mr. Gurgovits’ leadership positions with the PBA and the ABA are indicative of his reputation in the financial institutions industry. This experience, coupled with his Board and executive leadership experience with F.N.B., make him an integral component of our Board. Mr. Gurgovits completed the Graduate School of Banking at the University of Wisconsin. In addition, Mr. Gurgovits is a recognized leader in regional economic development and currently serves or previously served on the boards of various educational, developmental and health care organizations, including Penn-Northwest Development and Sharon Regional Health System. He was recently named President of the F.H. Buhl Trustees. Mr. Gurgovits authored a well-recognized lending primer, “Financing Small Business.” Our Board has determined that Mr. Gurgovits’ lengthy and significant experience with F.N.B. and its affiliates over the past 50 years, including his operational, financial, executive and industry leadership roles, qualify him for service as our Board Chairman and as Chair of our Executive Committee.

David J. Malone has been a director since 2005 and is a member of our Audit, Executive and Compensation Committees. Mr. Malone has been the President and CEO of Gateway Financial Group, Inc. (“Gateway Financial”) since January 1, 2005, a financial services firm located in Pittsburgh, Pennsylvania that specializes in administering and designing insurance portfolios for high net worth persons and businesses. Prior to Mr. Malone’s appointment as President and CEO of Gateway Financial, he served as that company’s chief financial officer from January 1, 1994 to December 31, 2004. Mr. Malone’s many years of executive leadership and financial experience with Gateway Financial provide him with substantial experience in analyzing and performing financial strategic planning, which in turn, enhances his value to our Board and our Audit, Executive and Compensation Committees. Mr. Malone was a former board member of Pennsylvania Capital, a former board member of Highmark, Inc. (healthcare insurance) (Pittsburgh, Pennsylvania), including having served on Highmark’s compensation and audit committees, and a former board member of Northside Deposit Bank (Pittsburgh, Pennsylvania), including serving as a member of that bank’s audit and executive committees. In addition, during his career, Mr. Malone has been extensively involved in civic, cultural and community organizations whose principal mission is to improve business, educational and cultural opportunities in Western Pennsylvania. Mr. Malone’s experience in the financial sector, his prior board experiences, along with his demonstrated community involvement, qualify him for our Board, and specifically for our Audit, Executive and Compensation Committees.

D. Stephen Martz has been a director since 2008. He is Chairman of our Audit Committee and serves on our Executive Committee. Before his retirement in 2002, Mr. Martz spent more than 48 years in the banking and financial services industry and, more significantly, he spent more than 38 years in multiple director and executive roles with banks and financial institutions. Mr. Martz’s high level executive and director experience includes positions at Omega Financial Corporation, a bank holding company in State College, Pennsylvania, where he was Director, President and Chief Operating Officer; Hollidaysburg Trust Company, where he was Chairman, President and CEO; and Penn Central Corporation, a bank holding company, where he was Director, President and CEO. Mr. Martz is chairman of the board of Nason Hospital (over 400 employees) located in Roaring Spring, Pennsylvania. Mr. Martz has been a member of that hospital’s board for over 34 years. In addition, Mr. Martz serves as a trustee of Lycoming College in Williamsport, Pennsylvania, and for over 30 years has been chair of that college’s investment and nominating committees. Mr. Martz has been a key participant in the Lycoming College leadership team and is primarily responsible for the continued success of the growth of the college’s endowment fund. Since 1976, Mr. Martz has been on the Board of the John R. Wald Company, Inc., a manufacturer of digitized license plate systems, and currently serves as its Chairman. We believe that Mr. Martz’s executive experience, his long career in the banking industry, and his lengthy board service in the health care, manufacturing and educational sectors, have prepared him well to advise our Board and our Executive Committee and to lead our Audit Committee in light of the broad range of complex financial, operational, risk, regulatory and business challenges faced by F.N.B. and its affiliates.

Robert J. McCarthy, Jr. joined our Board in January 2012, and serves on our Risk Committee. Until F.N.B.’s merger with Parkvale on January 1, 2012, Mr. McCarthy served as President, CEO and as a director on Parkvale’s board since 1989, and as Parkvale Savings Bank’s Director, President and CEO since 1984 and as Vice Chairman since 2001. Mr. McCarthy also served as Chairman and President of each of the following former Parkvale Savings Bank’s subsidiary corporations: Parkvale Mortgage Corporation; PV Financial Service, Inc; and Renaissance Corporation.

During Mr. McCarthy’s 42-year banking and financial services career, during which he served in a CEO capacity for 31 years, Mr. McCarthy served in various retail, financial, accounting and executive capacities. Mr. McCarthy’s executive responsibilities at Parkvale included oversight of the company’s strategic planning, risk management and business development. Mr. McCarthy’s leadership experience includes his service as a Director and Chairman of the Pennsylvania Association of Community Bankers, as well as a Director, Vice Chairman and Finance Committee Chairman with the Federal Home Loan Bank of Pittsburgh. In addition to his extensive business and financial experience, Mr. McCarthy was also a licensed Certified Public Accountant and earned his MBA degree from George Washington University in Washington, D.C. Mr. McCarthy’s extensive operational, financial, executive and industry experience (including as a long-time board member) in the financial services industry, as well as his knowledge of director responsibilities, qualifies him for service on our Board and Risk Committee.

Arthur J. Rooney, II was first elected to our Board in 2006 and is a member of our Nominating and Corporate Governance Committee. Prior to joining our Board, Mr. Rooney served 15 years on the boards of Northside Bancorp, Inc., and its subsidiary, Northside Deposit Bank, located in Pittsburgh, Pennsylvania. Since 1989, Mr. Rooney has been a co-owner and director of Pittsburgh Steelers Sports, Inc. (“PSSI”), which owns the Pittsburgh Steelers football team franchise. Mr. Rooney became President of PSSI in 2003. Mr. Rooney has been an attorney for more than 30 years, including his current “of counsel” position with the Pittsburgh-based law firm of Buchanan Ingersoll & Rooney, P.C. Before becoming president of PSSI, he also served as general counsel to the organization. During his tenure with PSSI, Mr. Rooney has been principally responsible for the operation of a professional football franchise and was instrumental in the design, development and financing plan for the Steelers’ home stadium, Heinz Field. Further, Mr. Rooney is a member of the Board of NFL Films, the NFL International Committee, the NFL Stadium Committee and the NFL Management Council. His executive capacity with PSSI and his involvement in significant NFL matters, coupled with his diverse legal experience, demonstrate the scope and depth of the necessary experience that enables Mr. Rooney to help our Board strategically address complex operational and financial challenges. Mr. Rooney’s director, executive, legal and operational experience qualify him to serve on our Board and on our Nominating and Corporate Governance Committee.

John W. Rose has served on our Board since 2003, and along with being Chairman of our Risk Committee, he is also a member of our Executive and Nominating and Corporate Governance Committees. Mr. Rose is a founding Principal of CapGen Capital Advisors, LLC (since 2007), a large private equity firm located in New York City that invests in banks and financial services companies across the country. Mr. Rose is also the President of McAllen Capital Partners, located in Hermitage, Pennsylvania, a financial advisory firm that invests in banks, thrifts and financial companies, and has been affiliated with this investment firm since 1992. In connection with Mr. Rose’s activities as a fund manager and financial advisor, Mr. Rose has assumed an oversight role on the boards of the following financial institutions: First Chicago Bancorp (from 2007 until 2011); Great Lakes Bancorp (from 2003 until 2008); Jacksonville Bancorp (from 1998 to present); PacWest Bancorp, Los Angeles, California (from 2009 to present); and White River Capital Corp., San Diego, California (from 2005 to present). Over his 40-year career, Mr. Rose has been involved in banking in various capacities including, most significantly, as a director, executive, consultant and investor. Most importantly, from the Board’s perspective, during his career Mr. Rose has served on the boards of over 25 separate banks or bank holding companies. Mr. Rose’s background provides him with a unique understanding of industry best practices and strategies and enables him to contribute significantly to our Board in connection with its general corporate decision-making, fulfillment of its fiduciary obligations and assessment of business opportunities and risks. The diversity of Mr. Rose’s positions on financial institution boards provides him extensive experience in working with directors and overseeing management, which we believe benefits us, our shareholders and our Board. Further, our Board believes that Mr. Rose’s diverse and extensive experience with various financial institutions across the country provides him a broader perspective and thereby enables him to identify and assist us with emerging industry trends and risks. Another benefit of having Mr. Rose on our Board is that, in view of the Corporation’s history and strategy of growth through acquisitions, his experience and knowledge as an investor is a valuable asset to the Corporation when it considers acquisition opportunities. We believe Mr. Rose’s extensive experience with financial institutions qualifies him to serve as Chairman of our Risk Committee and to serve on our Board and our Executive and Nominating and Corporate Governance Committees.

John S. Stanik joined our Board in January 2013 following a 38-year career in the manufacturing and engineering industries. He also serves as a member of our Audit Committee. From February 2003 until 2012, Mr. Stanik was CEO and a director, including four years as board chairman, on the Board of Directors of Calgon Carbon Corporation, a publicly held international company with multiple manufacturing and sales offices throughout the world and with over 1,000 employees headquartered in Pittsburgh, Pennsylvania. During his 22-year tenure with Calgon Carbon Corporation, Mr. Stanik served in various senior-level executive and managerial roles and developed extensive experience and core competencies which enable him to make significant contributions to the Corporation’s Board, especially including organizational leadership, investor and analyst relations, risk management, corporate strategy development and deployment, succession planning and mergers and acquisitions. Additionally, Mr. Stanik serves as a board director for the Engineer & Materials Division of J. M. Huber Corporation since 2011. He is a current member of the Duquesne Club Board, serving as Treasurer in 2012.

Mr. Stanik is actively engaged in various community, civic and non-profit organizations and initiatives, including serving on the Allegheny Regional Conference, the Pittsburgh Chamber of Commerce and Chair of the 2012 Greater Pittsburgh Heart Walk. Moreover, Mr. Stanik was selected by Ernst and Young as a national judge for its 2012 Entrepreneur of the Year.

Mr. Stanik’s extensive senior-level executive and board experience with a large public company enables him to offer the Corporation and our Board a unique combination of leadership, strategic and business planning and risk management skills. Moreover, Mr. Stanik’s prior experience as a public company CEO and director adds further benefit to the Board and its Audit Committee in view of his extensive experience with investors, his understanding of strategic considerations attendant to the Corporation’s expanding business growth opportunities and investment thesis, and his risk management experience.

William J. Strimbu has been a member of our Board since 1995 and serves on our Audit and Compensation Committees. Mr. Strimbu has also been an FNBPA director since 1995 and is Chairman of FNBPA’s Loan Committee and a member of FNBPA’s Executive Committee. Mr. Strimbu is President of Nick Strimbu, Inc., a trucking company with common carrier authority. Mr. Strimbu’s responsibilities with Nick Strimbu, Inc. include strategic, financial and business planning and negotiations with customers, vendors and the Teamsters Union. He manages and responds to a myriad of financial and operational challenges faced by a company in a highly competitive and rapidly changing industry. He also manages a real estate holding company and serves on the executive team of an economic development company. Mr. Strimbu has been a member of the board of directors of a regional community foundation since 1994, and has assisted the foundation’s management in growing the endowment, as well as financial oversight of approximately 400 individual funds. He has been a director since 1997 of Sharon Regional Health System, a regional health care facility that employs over 1,700 professionals. Mr. Strimbu serves on Sharon Regional Health System’s finance (as chairman) and audit committees. He is also involved in numerous charitable organizations as well as various regional and national trade groups in the trucking industry. Mr. Strimbu’s executive and leadership experience in regional transportation, health care and philanthropic entities provide him a valuable perspective from which to contribute to our Board. We believe that Mr. Strimbu’s executive, operational, economic development, philanthropic and financial experience qualifies him to serve as a member of our Board and our Audit and Compensation Committees.

Earl K. Wahl, Jr. has been a member of our Board since 2002 and is a member of our Nominating and Corporate Governance Committee. In 2009, Mr. Wahl divested his interest in J.E.D. Corporation, an environmental consulting firm that he had owned and operated since 1989. Over the course of his career, Mr. Wahl has served in an executive capacity and owned and operated various businesses involving mining, drilling, industrial contracting, restaurant, municipal water and environmental services. Mr. Wahl also has served for over 28 years on the boards of various financial institutions. Mr. Wahl’s experience with a wide range of diverse businesses, including financial institutions, along with his extensive environmental background, gives him relevant skills in working with our Board and overseeing our Corporation’s management. Mr. Wahl’s experience as an owner and operator of various companies provides our Board and management with a valuable perspective on environmental issues, risk management, shareholder value and customer relationships. Mr. Wahl’s diverse professional experience qualifies him to serve on our Board and on our Nominating and Corporate Governance Committee.

SECURITY OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS

The following table sets forth certain information as of the March 6, 2013, record date with respect to beneficial ownership of our common stock by: (i) each director and nominee; (ii) each currently employed Named Executive Officer (“NEO”) listed in the table entitled Summary Compensation Table under the section of this proxy statement entitled “Executive Compensation and Other Proxy Disclosure,” and (iii) all directors and executive officers as a group. As of the record date, we had 140,179,446 shares of common stock issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
William B. Campbell	76,843	(2)	*
James D. Chiafullo	25,363		*
Vincent J. Delie, Jr.#	145,399		*
Laura E. Ellsworth	1,500		*
Philip E. Gingerich	151,728	(1),(3)	*
Robert B. Goldstein	125,800		*
Stephen J. Gurgovits#	384,956	(4)	*
David J. Malone	58,054	(5)	*
D. Stephen Martz	120,964	(6)	*
Robert J. McCarthy, Jr.	776,247	(1),(7)	*
Harry F. Radcliffe	160,268	(8)	*
Arthur J. Rooney, II	32,873		*
John W. Rose	105,286	(9)	*
Stanton R. Sheetz	181,683	(1),(10)	*
John S. Stanik	1,500		*
William J. Strimbu	70,130		*
Earl K. Wahl, Jr.	49,532		*
Vincent J. Calabrese, Jr.#	54,956		*
Gary L. Guerrieri#	80,554	(11)	*
John C. Williams, Jr.#	29,904	(12)	*
Timothy G. Rubritz#	250,961	(13)	*
All executive officers and directors as a group (21 persons)	2,884,508		2.1

#	Denotes a person who served as an executive officer of the Corporation during 2012.

*	Unless otherwise indicated, represents less than 1% of all issued and outstanding common stock.

(1)

Includes the following shares that the director or officer has the right to acquire within 60 days upon exercise of his or her vested stock options: Mr. Gingerich, 3,033 shares; Mr. McCarthy, 39,204 shares; Mr. Sheetz, 3,033 shares.

(2)	Includes 2,072 shares owned by Mr. Campbell’s wife.

(3)	Includes 67,682 shares owned by Mr. Gingerich’s wife.

(4)	Includes 444 shares owned by Mr. Gurgovits’ wife and 19,506 shares owned by Mr. Gurgovits’ wife as a participant in her personal profit-sharing account.

(5)	Includes 2,700 shares owned by Mr. Malone’s children.

(6)	Includes 9,264 shares held in an IRA for Mr. Martz.

(7)	Includes 16,611 shares owned by Mr. McCarthy’s children, 180,381 shares held in a retirement plan for Mr. McCarthy and 186,452 shares held in a deferred compensation plan for Mr. McCarthy.

(8)	Includes 5,976 shares owned by Mr. Radcliffe’s wife.

(9)	Includes 510 shares owned by Mr. Rose’s wife.

(10)	Includes 1,011 shares held in a retirement plan for Mr. Sheetz.

(11)	Includes 558 shares held in a custodial account for Mr. Guerrieri’s daughter.

(12)	Includes 1,633 shares held in an IRA for Mr. Williams.

(13)	Includes 115,741 shares held in a retirement account for Mr. Rubritz and 5,908 shares held in a custodial account for Mr. Rubritz’s son.

EXECUTIVE OFFICERS

The table below lists the name of each current Executive Officer together with his position with the Company and his age. The table below does not include this information for CEO Vincent J. Delie, Jr. whose information is in the section of this proxy statement entitled “Biographical Information Concerning Director Nominees.”

Name	Position with Company	Age as of the Annual Meeting
Vincent J. Calabrese, Jr.	Chief Financial Officer	50
Gary L. Guerrieri	Chief Credit Officer	53
John C. Williams, Jr.	President of FNBPA	66
Timothy G. Rubritz	Corporate Controller and Principal Accounting Officer	59

Vincent J. Calabrese, Jr. has served as our Chief Financial Officer since 2009. After Mr. Calabrese joined the Company in 2007, he served as our Corporate Controller from 2007 to 2009. Prior to joining the Company, Mr. Calabrese was Senior Vice President, Controller and Chief Accounting Officer of People’s Bank, Connecticut from 2003 to 2007. During his tenure at People’s Bank, Mr. Calabrese’s principal responsibilities included financial planning and reporting, accounting policies, general accounting operations and investor relations.

Gary L. Guerrieri became our Chief Credit Officer in April of 2011. Prior to his promotion, Mr. Guerrieri had been an Executive Vice President and the Chief Credit Officer of FNBPA since 2005. In his role as Chief Credit Officer of the Company, Mr. Guerrieri is responsible for managing the entire credit function for the Company, including commercial and retail underwriting, credit administration, credit policy and credit risk management. He also has oversight of FNBPA’s special assets, loan servicing and indirect lending functions. Prior to joining FNBPA in 2002, Mr. Guerrieri was an Executive Vice President of commercial banking with Promistar Financial Corporation.

John C. Williams, Jr. became President of FNBPA in January 2011. From 2008 through 2010, Mr. Williams served as President of FNBPA’s Pittsburgh Market Region. Prior to joining the Company, Mr. Williams was Executive Vice President for Huntington National Bank and its predecessor, Sky Bank. Mr. Williams began his 43-year career at Mellon Bank, and during his lengthy career in banking he has been involved in various executive capacities including responsibilities for strategic planning, lending, risk management and business development.

Timothy G. Rubritz has served as our Corporate Controller, Senior Vice President and Principal Accounting Officer since December 2009. Mr. Rubritz is responsible for oversight and management of the Corporation’s accounting, SEC reporting and income tax activities. Mr. Rubritz has over 28 years of accounting and financial experience with financial institutions. Mr. Rubritz joined F.N.B. Corporation in November 2009. Prior to joining F.N.B. Corporation, Mr. Rubritz was the Senior Vice President, Treasurer and Chief Financial Officer at Parkvale Financial Corporation and Parkvale Bank from 1989 to November 2009. Mr. Rubritz’s public accounting career was with Coopers & Lybrand (now PricewaterhouseCoopers), where he was employed from 1976 to 1985.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Board Leadership Structure, Role in Risk Management and Corporate Governance

Based on an evaluation of its governance needs and the composition, skills and qualifications of the current directors, the Board believes that an appropriate leadership structure should include the following important characteristics: (i) the Board is predominantly comprised of a majority of independent directors; (ii) the Board includes a lead independent director with specific duties in the event the Board Chairman does not qualify as independent; and (iii) regular executive sessions at periodic intervals consisting of independent and/or outside directors (without management present) are conducted regarding significant Board decisions. The Board believes that its current leadership structure includes these three characteristics. The Board also believes that its leadership structure is flexible enough to accommodate different approaches based on an evaluation of relevant facts and circumstances. The Board annually evaluates its structure and this assessment includes an evaluation of the Board, Board committees and individual directors.

Following Mr. Gurgovits’ election as Chairman of the Corporation’s Board in January 2012, the Board decided to designate an independent Lead Director since Mr. Gurgovits will not immediately qualify as independent under the applicable New York Stock Exchange rules by virtue of his prior service as the Corporation’s CEO. As provided in the Corporate Governance Guidelines, the independent directors designate the Lead Director for a one-year term. In January 2013, the independent directors designated Mr. Campbell to serve as the Board’s Lead Director. The duties and responsibilities of the Lead Director include, but are not limited to, the following:

•

Assist the Board in fulfilling its responsibility for reviewing, evaluating and monitoring the Corporation’s strategic plan by meeting with the Corporation’s CEO to monitor and remain knowledgeable regarding the status of such plan;

•

When necessary, act as a liaison to and facilitate communications with the Corporation’s Chairman, directors and CEO for the purpose of coordinating information flow among the parties with the goal of optimizing the effectiveness of the Corporation’s Board and Board Committees;

•	Serve as a conduit of information and feedback among the Corporation’s Chairman, directors and CEO between Board meetings;

•	Coordinate the review and resolution of conflict of interest issues with respect to members of the Corporation’s Board as they may arise; and

•	Coordinate and develop the agenda for, and preside at, executive sessions of independent and non-management directors of the Corporation’s Board.

The Board oversees the Company’s CEO and other senior management in the competent and ethical operation of the Company on a day-to-day basis and ensures that our officers are serving the long-term interests of the shareholders. We expect each director to take a proactive and focused approach to his or her position, and to assist in setting standards to ensure that the Company is committed to business success through the maintenance of high standards of responsibility and ethics, as embodied in our Code of Ethics, Code of Conduct and Corporate Governance Guidelines. Our Code of Conduct applies to all of the Company’s employees and directors and our Code of Ethics applies to senior officers and employees. Both of our Codes may be accessed on our website at www.fnbcorporation.com under the tab “Corporate Structure” by clicking on the heading “Corporate Governance.” Our Corporate Governance Guidelines outline the key practices and procedures that our Board follows. Our Corporate Governance Guidelines are available on our website at www.fnbcorporation.com under the tab, “Corporate Structure,” and then clicking on the heading, “Corporate Governance.”

Our Board met 11 times in 2012. Each director attended at least 75% of the aggregate number of meetings of the Board and the respective committees on which such director served. We expect the members of our Board to attend our Annual Meeting as a matter of policy and all but three of our Board members attended our 2012 Annual Meeting.

Board Committees

Our Board has a standing Executive Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee (“Nominating Committee”) and Risk Committee (collectively, “Standing Committees”). The Board has determined that the Chairs of each of the Standing Committees and each of the members of the Standing Committees are independent under the applicable New York Stock Exchange (“NYSE”) standards and SEC rules except for our CEO, Mr. Delie, Mr. Gurgovits by virtue of his former position as Company CEO in 2011, and Mr. McCarthy, who was CEO of Parkvale at the time it merged with the Corporation in January 2012. We identify the members and chairs of our Board Standing Committees in the table below.

Director	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
William B. Campbell	X			Chair
James D. Chiafullo				X
Vincent J. Delie, Jr.	X
Laura E. Ellsworth			X
Philip E. Gingerich		X			X
Robert B. Goldstein	X		Chair
Stephen J. Gurgovits	Chair
David J. Malone	X	X	X
D. Stephen Martz	X	Chair
Robert J. McCarthy, Jr.					X
Harry F. Radcliffe		X			X
Arthur J. Rooney, II				X
John W. Rose	X			X	Chair
Stanton R. Sheetz					X
John S. Stanik		X
William J. Strimbu		X	X
Earl K. Wahl, Jr.				X

Executive Committee

The Executive Committee, consistent with Florida law and our bylaws, assists the Board by offering an efficient means of considering significant matters and issues including in the intervals between regular meetings of our Board. The Executive Committee met 12 times in 2012.

Audit Committee

The Audit Committee is responsible primarily for selecting and overseeing the services performed by our independent registered public accounting firm and internal audit department, evaluating our accounting policies and system of internal controls and reviewing significant financial transactions and compliance matters. In addition, the Audit Committee approves all audit services and permitted non-audit services, as well as all engagement fees and terms related thereto. The Audit Committee met 11 times during 2012. The Board has determined that each member of the Audit Committee, Messrs. Gingerich, Malone, Martz, Radcliffe, Stanik and Strimbu, qualifies as being “financially literate,” and each of these Audit Committee members also qualifies as an “audit committee financial expert” as defined by the SEC. The determination that each of the Audit Committee members qualifies as an “audit committee financial expert” included an evaluation of each person’s qualifications and other relevant experience under applicable SEC rules and definitions, including consideration of each person’s work, business and professional experience (For more detail regarding Messrs. Malone, Martz, Stanik and Strimbu, see Section titled, “Biographical Information Concerning Director Nominees”). Director Radcliffe’s other relevant experience includes his prior service as our Audit Committee Chairman (2004-2012), his extensive experience as CEO of various banks and financial institutions and his service on the audit committee of another financial services company. The Board’s determination regarding Mr. Gingerich’s other relevant experience includes his tenure on the Company’s Audit Committee, his lengthy bank board experience (e.g., first served on a bank board over 40 years ago) and his ownership and management of a firm which provided services to financial institutions, other businesses and government agencies. Each Audit Committee member also meets the additional criteria for independence of audit committee members set forth under the SEC rules, NYSE listing standards and the applicable federal bank regulatory requirements. We refer you to the Report of Audit Committee in this proxy statement.

Compensation Committee

The Compensation Committee (also referred to as the “Committee” in the “Executive Compensation and Other Proxy Disclosure” discussion of this proxy statement) is responsible primarily for reviewing the compensation arrangements for our executive officers, including the CEO, administering our equity compensation plans, and reviewing the compensation of the Board. For a description of the Compensation Committee’s processes and procedures, including the roles of our executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, we refer you to “Executive Compensation and Other Proxy Disclosure” elsewhere in this proxy statement. The Compensation Committee met eight times in 2012. The F.N.B. Board has affirmatively determined that each of the Compensation Committee members, Ms. Ellsworth and Messrs. Goldstein, Malone and Strimbu, qualifies as an “outside director” for purposes of Section 162(m) of the United States Tax Code.

Nominating Committee

The Nominating Committee assists in the development of standards concerning the qualifications and composition of our Board and conducts succession planning for our Board. In addition, the Nominating Committee recommends director candidates to stand for election to our Board and seeks to promote the best interests of the Company and its shareholders through implementation of prudent and sound corporate governance principles and practices. We refer you to the discussions under “Identification and Evaluation of Director Candidates” located elsewhere in this proxy statement. The Nominating Committee met ten times in 2012.

Risk Committee

The Risk Committee’s principal responsibility is to assist the Board in the review and oversight of the Company’s management of its enterprise-wide risk program (See discussion under “Risk Management” later in this proxy statement), including establishing, in consultation with senior management, acceptable risk tolerance levels for the Company and reporting this information to the Board. The Risk Committee met four times in 2012.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee responsibilities are described more fully in, and these Committees operate under, written charters adopted by the Board. You may review these charters, along with our Risk Committee Charter, on our website at www.fnbcorporation.com under the tab “Corporate Structure” by clicking on the heading, “Corporate Governance.” The principal responsibilities of the Standing Committees described above are qualified by reference to the charter of these committees and relevant sections of our bylaws.

Code of Conduct / Code of Ethics

The Company has a Code of Conduct that applies to all of the Company’s Directors and employees, including its principal executive officer, principal financial officer and principal accounting officer. You may view a copy of our Code of Conduct and Code of Ethics on our website at www.fnbcorporation.com under the tab “Corporate Structure,” by clicking on the heading “Corporate Governance.” The Company will disclose any changes in or waivers from its Code of Conduct or Code of Ethics by posting such information on its website or by filing a Form 8-K.

Risk Management

The Board recognizes that, as a financial institution, the Company takes on a certain amount of risk in every business decision, transaction and activity. The Company’s Board and management have identified six major categories of risk: credit risk, market risk, liquidity risk, reputational risk, operational risk and regulatory compliance risk. In its oversight role of the Company’s risk management function, the Board is mindful that risk management is not about eliminating risk, but rather is about identifying, accepting and managing risks so as to optimize total shareholder value, while balancing prudent business considerations and safety and soundness.

The Company supports its risk management process through a governance structure involving its Board and senior management. The Board’s Risk Committee helps ensure that business decisions in the organization are executed within our desired risk profile. The Risk Committee has the following oversight responsibilities: (i) identification, measurement, assessment and monitoring of enterprise-wide risk across the Company and its subsidiaries and affiliates; (ii) development of appropriate and meaningful risk metrics to use in connection with the oversight to the Company’s businesses; (iii) review and assess Company policies and practices to manage our credit, market and liquidity and operating risk (including technology, operational, compliance and fiduciary risks); and (iv) identification and implementation of risk management best practices. The Committee serves as the primary point of contact between our Board and the FNBPA senior management level committee responsible for risk management.

In addition, the Company’s principal subsidiary, FNBPA, has a Risk Management Committee comprised of senior management. The purpose of this committee is to provide day-to-day oversight to specific areas of risk with respect to the level of risk and risk management structure. The FNBPA Risk Management Committee reports on a regular basis to the Company’s Risk Committee regarding the enterprise-wide risk profile of the Company and other significant risk management issues. FNBPA’s Chief Risk Officer is responsible for the design and implementation of the Company’s enterprise-wide risk management strategy and framework and ensures the coordinated and consistent implementation of risk management initiatives and strategies. Further, the Company’s audit function performs an independent assessment of the Company’s internal control environment and plays an integral role in testing the operation of internal control systems and reporting findings to management and the Company’s Audit Committee. Both the Company’s Risk Committee and Audit Committee regularly report on risk-related matters to the Company’s Board. In addition, both the Company’s Risk Committee and FNBPA’s Risk Management Committee regularly assess the Company’s enterprise-wide risk profile and provide guidance on actions needed to address key and emerging risk issues.

The Board believes that the Company’s enterprise-wide risk management process is effective since it includes the following material components: (i) enables the Board to assess the quality of the information it receives; (ii) enables the Board to understand the businesses of F.N.B., its affiliates and its subsidiaries, and the risks that they face; (iii) enables the Board to oversee and assess how senior management evaluates risk; and (iv) enables the Board to assess appropriately the quality of the Company’s enterprise-wide risk management process.

Corporate Governance

We have developed and operate under corporate governance principles and practices which are designed to optimize long-term shareholder value, align the interests of our Board and management with those of our shareholders and promote the highest ethical conduct among our directors, management and employees.

Highlights of portions of our Corporate Governance Guidelines, as well as some of our corporate governance policies, practices, procedures and related matters are as follows:

•

All of our directors are independent under the definition of “independence” established by our Corporate Governance Guidelines and the criteria of the NYSE, with the exception of F.N.B.’s former CEO, Mr. Gurgovits, F.N.B.’s CEO, Mr. Delie, and Mr. McCarthy who was CEO of Parkvale, which was acquired by the Corporation in January 2012.

•	Shareholders may communicate directly with our Board or any Board Committee or any individual director.

•	Our Audit, Compensation and Nominating Committees are composed entirely of independent directors.

•	Each of our Audit, Compensation, Risk and Nominating Committees has a written charter posted on the Corporation’s website, www.fnbcorporation.com, that it reviews and reassesses annually.

•	Audit Committee members cannot serve on more than two other public company audit committees without the approval of our Board.

•	Our internal auditor, who oversees our internal audit function, reports directly to our Audit Committee.

•	Our Compensation Committee retains an independent compensation consultant whose sole service to F.N.B. is to provide the Committee with advice and guidance on our executive compensation program.

•	We conduct an annual self-evaluation process of our Board, our Audit, Nominating and Compensation Committees and our directors.

•

Our Nominating Committee will consider director candidates recommended by shareholders. For details regarding our policy with regard to the consideration of director candidates recommended by our shareholders, we refer to Shareholder Proposals and Identification and Evaluation of Director Candidates elsewhere in this proxy statement and our Corporate Governance Guidelines.

•	F.N.B. has implemented a director education policy which specifically details the Corporation’s expectations concerning ongoing director training.

•

Our Corporate Governance Guidelines set forth the expectation that directors will attend all shareholder and Board meetings and those committee meetings of which they are a member, and at a minimum, at least 75% of Board and committee meetings in the aggregate.

•	Shareholder voting is confidential.

•	Our Corporate Governance Guidelines expressly state that we shall consider diversity, among other important factors, in connection with Board composition determinations.

•

We require our directors and officers to retain ownership of F.N.B. common stock in accordance with our policies which are designed to ensure that directors’ interests are meaningfully aligned with shareholders’ interests.

•	We have a recoupment policy that allows us to recover incentive compensation paid to any current or former officers based on financial results that we are required to restate.

•

Our directors, Named Executive Officers (as described in the Executive Compensation and Other Proxy Disclosure sections of this proxy statement) and all employees are not permitted to engage in hedging strategies using puts, calls or other derivative securities based on our Company’s common stock.

•	The Board recognizes the importance of independent leadership on the Board, as evidenced by its designation of an independent Lead Director.

•	Our Board Chairman and CEO positions are held by different persons.

We encourage you to visit the “Corporate Governance” page of our corporate website at www.fnbcorporation.com for additional information about our Board, its committees, our Corporate Governance Guidelines, our Code of Ethics, our Code of Conduct and our Audit, Nominating and Compensation Committee Charters. We also include additional information on these topics in other sections of this proxy statement.

Director Independence

Background.    As a company that has securities listed on the NYSE, a majority of members of our Board must be independent. Under the NYSE’s corporate governance standards, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with F.N.B. The fact that a director or member of a director’s immediate family may have a material relationship with F.N.B directly, or as a partner, owner, shareholder, or officer of an organization that has a relationship with F.N.B., will not necessarily preclude such director from being nominated for election to our Board. In assessing director independence, the Board must consider all relevant facts and circumstances in determining whether a material relationship exists. This portion of the proxy statement describes the NYSE independence standards for directors and the categorical independence standards that our Board adopted to guide it in evaluating director independence. The types of material relationships that the Board may consider under the NYSE and F.N.B. categorical independence standards include commercial, legal, industrial, banking, business, consulting, accounting, charitable and family relationships.

The New York Stock Exchange’s bright-line independence tests.    The NYSE established director independence requirements in order to increase the quality of Board oversight at listed companies and to lessen the possibility that damaging conflicts of interests will influence Board decisions.

The following relationships are deemed to automatically impair a director’s independence under NYSE’s “bright-line” tests:

•	a director employed by F.N.B.;

•	a director’s immediate family member is an F.N.B. executive officer;

•	a director’s receipt of more than $120,000 per year in direct compensation from F.N.B.;

•	a director (or immediate family member) who has been an executive officer of a company where an F.N.B. executive officer serves on that company’s compensation committee;

•	a director’s (or immediate family member’s) relationship involving companies that make business-related payments to, or receive business-related payments from, F.N.B. in excess of certain amounts; and

•	any of the above bright-line tests that existed within the prior three years.

More detail regarding the NYSE’s bright-line director independence tests, including the explanatory commentary, may be found at the NYSE’s website at www.nyse.com. The NYSE’s corporate governance standards do not define every relationship that may be considered by our Board to be material for purposes of determining a director’s independence.

F.N.B. categorical standards of director independence.    In addition to the NYSE bright-line independence standards, F.N.B. has adopted categorical independence standards. The categorical independence standards define certain ordinary course of business transactions and other relationships that F.N.B.’s Board has concluded would not cause a director to cease to be independent. A summary of F.N.B.’s categorical standards is as follows:

•

Significant financial relationship whereby the service or product provider has made payments to, or received payments from us, or our affiliates, in an amount that, in any of the last five fiscal years, does not exceed the greater of $1,000,000 or 2% of such provider’s consolidated gross revenue;

•

Business or financial transactions with an affiliate of F.N.B., provided that such transaction is entered into in the ordinary course of business and on terms substantially similar to those prevailing at the time for comparable transactions for non-affiliated persons of F.N.B. or its affiliates and such transaction conforms with applicable federal regulatory standards, and termination of the business or financial relationship in the ordinary course of business would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations or business of F.N.B. or its affiliate;

•

A director or immediate family member is associated as a partner or associate of, or of counsel to, a law firm that provides services to F.N.B. or its affiliates and the payments relating to such services do not exceed $1,000,000 or 2%, whichever is greater, of the law firm’s revenues in each of the past five years;

•

Banking and financial transactions involving directors, their immediate family members or affiliated entities that are done in the ordinary course of business and comply with applicable federal bank regulatory standards unless such transaction is a loan that is disclosed in the most recent federal bank examination as non-accrual, past due, restructured or having significant potential problems; and

•

Participation by a director, the director’s immediate family member or an affiliated entity in financing transactions sponsored by F.N.B. Capital which are made in the ordinary course of business and are made on substantially the same terms as those made available to F.N.B. Capital will not be deemed material for director independence determination purposes unless the director or immediate family member is an officer, director or owner of 10% or more of the business enterprise or the entity to which F.N.B. Capital is furnishing any such financing or equity capital.

•

In applying the NYSE and F.N.B. categorical independence standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone who resides in such person’s home.

All relevant facts and circumstances.    Our Corporate Governance Guidelines require that our Board “broadly consider all relevant facts and circumstances” especially in particular situations not covered by the NYSE bright-line independence standards or our categorical independence standards.

As required by the NYSE’s corporate governance rules, we will disclose any relationship that a director has with us that is not consistent with either the NYSE bright-line independence standards or our categorical independence standards in this proxy statement.

Director Independence Determinations

On March 20, 2013, our Board, with the assistance of the Nominating Committee, conducted an evaluation of F.N.B. director independence, based on the director independence standards set forth in the Company’s Corporate Governance Guidelines, the NYSE corporate governance standards and applicable SEC rules and regulations. In connection with this review, our Board evaluated banking, commercial, business, investment, legal, charitable, consulting, familial or other relationships with each director, and us and our affiliates, including those relationships described under the caption Related Persons Transactions in this proxy statement.

Certain directors, their immediate families and their related business interests had transactions with one or more of the Company’s subsidiaries and affiliates in the ordinary course of business. These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

No director was involved in a business transaction with F.N.B. in 2012 which exceeded the limits set forth under the NYSE and F.N.B. categorical independence standards. In addition, directors with loans or loan commitments with our subsidiary bank, FNBPA, were in accordance with the federal banking laws and regulations that govern loans to insiders and is discussed under the caption Related Persons Transactions in this proxy statement. To our knowledge, the aggregate grants, donations and contributions made by us or our affiliates to any non-profit or charitable organization for which one of our directors served as an officer or director did not exceed the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues or contributions in 2012.

There are immediate family relationships between certain directors and executive officers and some of our 2,973 employees as of February 19, 2013. We do employ immediate family members of directors, which in some cases, constitute related persons transactions and are more fully discussed under the Related Persons Transactions section of this proxy statement. These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees.

As a result of this evaluation, our Board affirmatively determined that each of Ms. Ellsworth and Messrs. Campbell, Chiafullo, Gingerich, Goldstein, Martz, Malone, Radcliffe, Rooney, Rose, Sheetz, Stanik Strimbu and Wahl is an independent director under our director independence standards, the NYSE independence standards and the applicable SEC rules and regulations. Our Board also determined that Ms. Dawne S. Hickton, who served as a director during 2012 and resigned effective January 31, 2013, was an independent director under those independence standards.

Our Board affirmatively determined that Messrs. Gurgovits (former CEO), Delie (CEO) and McCarthy (former CEO of Parkvale) are not independent under the NYSE corporate governance standards and F.N.B.’s categorical director independence standards by virtue of their former or current employment with the Corporation.

None of our Audit Committee members serve on more than two other public company audit committees.

Family Relationships

There are no family relationships among the executive officers and directors of the Company.

Executive Sessions of our Board

Our policy is that our Board hold at least one executive session per year attended exclusively by independent members of the Board. In addition, our Board holds at least one executive session attended exclusively by directors who are not members of our executive management. William B. Campbell, our independent Lead Director, or another independent Director designated by him, presides at each executive session meeting. Our Board conducted four executive sessions in 2012, of which one was attended exclusively by independent and non-management directors.

Director Stock Ownership Requirement

Our Board believes that each director’s equity ownership in the Corporation should be aligned with the Corporation’s shareholders. Accordingly, our Corporation Governance Guidelines require each of our directors to have beneficial ownership of the lesser of 35,000 shares of Corporation common stock (or common stock equivalent) or $350,000 in value of the Corporation’s common stock (or common stock equivalent). The Corporation’s director stock ownership requirement is phased in over a five year period.

COMMUNICATIONS WITH OUR BOARD

Shareholders or other interested parties may send communications to our Board, the independent directors as a group, Board Chairman, any committee Chairmen, and/or any individual director, including our Lead Director, by addressing such communications to the Board, c/o Corporate Secretary, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. The Corporate Secretary, or his designee, will promptly forward all such communications submitted and addressed in this manner to the members of our Board or any designated individual director or directors, as the case may be. Our Corporate Secretary will forward all shareholder communications with the Board or individual directors without prior screening by the Corporate Secretary or any other employee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires our executive officers and directors, as well as certain persons who beneficially own 10% or more of our common stock, to file reports of their ownership of our securities, as well as statements of changes in such ownership, with the SEC. There was one inadvertent delinquent Form 4 filing by one of our Directors. This delinquent filing was caused when the Director’s broker failed to provide timely notice to us of his F.N.B. stock sale in accordance with the Corporation’s insider stock trading reporting requirements. There were two inadvertent delinquent filings by our executive officers. In one case, the late filing occurred in connection with the vesting of an executive officer’s restricted stock grant which was not timely reported in accordance with our internal processes. The other late filing concerned an oversight delay in identifying an executive officer’s Parkvale stock which converted to F.N.B. stock at the time of the F.N.B.-Parkvale merger. There were no other delinquent Form 4 filings by our executive officers and directors. Other than these instances, to our knowledge, based solely on a review of copies of the reports filed on behalf of our directors and executive officers and written representations received from our executive officers and directors, no other reports were required, and based on our review of the statements of ownership changes filed by our executive officers and directors with the SEC during 2012, we believe that all other such filings required during 2012 were made on a timely basis. We do not have any shareholders who own 10% or more of our common stock that are required to file reports under Section 16(a) of the Exchange Act.

Security Ownership of Certain Beneficial Owners

We are not aware of any shareholder who was the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2012, except for the entities identified in the table below:

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Common Stock Beneficially Owned(2)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	14,083,228	(3)	10.06%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	8,137,178	(4)	5.82%

(1)

Under the regulations of the SEC, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

(2)	Based on 139,929,242 shares of Corporation common stock outstanding as of December 31, 2012.

(3)

According to Schedule 13G filed under the Exchange Act on January 11, 2013, by BlackRock, Inc. The Schedule 13G states that BlackRock, Inc. has sole voting and dispositive power of all 14,083,228 shares.

(4)

According to Schedule 13G filed under the Exchange Act on February 12, 2013, by The Vanguard Group, Inc. The Schedule 13G states (i) that The Vanguard Group, Inc. has sole dispositive power of 7,924,619 shares and has sole voting power and shared dispositive power of 212,559 shares; and (ii) that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., as investment managers, are the beneficial owners, in the aggregate, of 212,559 shares and direct the voting of those shares.

RELATED PERSON TRANSACTIONS

We have adopted a written policy formalizing the manner in which we review a proposed transaction involving the Company and any of our directors, any director nominees, any executive officers, any 5% or greater shareholder or any immediate family member of the foregoing (“related persons”) because of the possibility of a conflict of interest. A copy of this “Policy with Respect to Related Person Transactions” is posted on our website at www.fnbcorporation.com under the tab “Corporate Structure,” and may be accessed by clicking on the heading “Corporate Governance.” Under our policy, all proposed related person transactions (as defined in the policy) involving amounts in excess of $120,000 except for (i) transactions generally available to all employees or shareholders of the Company, and (ii) compensatory transactions consistent with the plans, policies and decisions approved by the Company’s Board of Directors or Compensation Committee, must receive the prior approval of the Nominating Committee of our Board before we can take part in the transaction, and if such transaction continues for more than one year, the Nominating Committee and Board must annually approve the transaction.

In 2012, some of our directors and executive officers and their associates were customers of, and had transactions with, one or more of the Company’s subsidiaries and affiliates in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons. We expect similar transactions to take place in the future. In 2012, each of the Company directors and NEOs had loans or loan commitments with our subsidiary bank, FNBPA, which were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with us, and these loans did not involve more than the normal risk of collectability nor did they present other unfavorable features. We determined that these loans and loan commitments were performing in accordance with their contractual terms. In addition, our wealth management affiliate, FNTC, acts as fiduciary under various employee benefit plans of, and acts as investment manager to, certain customers whose officers and/or directors may also be directors of our Company. We entered into these fiduciary arrangements in the ordinary course on terms substantially similar to those entered into with customers who do not have any affiliation with us.

Mr. Rooney is a co-owner and an executive officer of PSSI, which is an affiliate of PSSI Stadium Corp., to whom FNBPA paid approximately $122,364 in 2012 in connection with a Heinz Field Suite Licensing Agreement pursuant to which FNBPA entertains clients at sporting and entertainment events. FNBPA’s Heinz Field Licensing Agreement arrangement was originally entered into prior to when Mr. Rooney joined our Board. Also, in 2012, F.N.B. affiliates paid approximately $195,058 to Sheetz, Inc., in connection with fuel for fleet, courier, promotional and business-related travel by the affiliates’ employees. Employees of F.N.B. and its affiliates use Sheetz fuel cards in connection with business travel principally because of the prevalence of Sheetz stores in our market areas in Pennsylvania and Ohio and because the Sheetz fuel card also provides the benefit of a discount on fuel purchases. Mr. Sheetz is a co-owner and the CEO of Sheetz, Inc. FNBPA also leases the premises for a branch facility from an immediate family member of Mr. Sheetz and paid that family member approximately $36,000 in 2012 in connection with this lease. We effected the transactions with Mr. Rooney’s and Mr. Sheetz’s related interests in the ordinary course of business on substantially the same market terms as those prevailing for comparable transactions with unaffiliated persons.

There are no family relationships as defined in the SEC and the NYSE rules between any of our executive officers or directors and any other of our executive officers or directors.

Director Rose’s step-son is an employee of one of our affiliates and he received in 2012, compensation in accordance with F.N.B.’s policies and practices. Mr. Rose’s step-son was paid less than $65,000 in total compensation in 2012 and participated in our compensation and incentive plans or arrangements on the same basis as other similarly situated employees and health and welfare benefit plans generally available to all salaried employees of F.N.B. and its subsidiaries.

Stephen J. Gurgovits, Jr., President and CEO of our subsidiary, F.N.B. Capital, is the son of Stephen J. Gurgovits, the Chairman of our Board. In 2012, Mr. Gurgovits, Jr. received a base salary of $202,980; car allowance of $6,000; performance incentive compensation of $485,198; perquisites of $2,236 (club dues); referral fee of $20 and a 401(k) “lost match payment” of $28,956. Mr. Gurgovits, Jr.’s performance incentive payments were earned under the F.N.B. Capital Incentive Compensation Program and are principally attributed to the successful performance and maturation over a number of years of several F.N.B. Capital portfolio investments which paid off during 2012 (as was the case for other F.N.B. Capital employees). Pursuant to the terms of the F.N.B. Capital Incentive Compensation Program, Mr. Gurgovits, Jr.’s incentive cash award was contingent upon F.N.B. Capital’s achievement of a pre-set cumulative preferred return on equity of 15%, and his 2012 performance incentive payment amount was based on the net proceeds of the investments, as determined under the incentive program. The F.N.B. Capital Incentive Compensation Program also specifies that 25% of his cash incentive award may be deferred in payment and retained as part of a “clawback pool” to cover any shortfall, should future investments fail to meet the pre-set preferred return and reserves the ability of F.N.B. Capital to seek clawback payments in the event that the corresponding portfolio investments do not achieve the pre-set preferred return. Twenty percent of the clawback pool is released annually to the award recipients. Mr. Gurgovits, Jr. also participates in health and welfare plans generally available to all salaried employees of the Corporation and its subsidiaries. Mr. Gurgovits, Jr.’s compensation is paid in accordance with applicable policies and practices of F.N.B. Capital, which are designed to be competitive with the practices of similarly situated investment and merchant banking firms.

Robert J. McCarthy, Jr., the former president, CEO and vice chairman of Parkvale, joined our Board on January 1, 2012, effective with the closing of the merger of Parkvale with the Company. In connection with the completion of the merger in 2012, Mr. McCarthy received the base pay, severance and change in control related payments in 2012: (i) base pay of $31,210 for one month of employment service; (ii) deferred cash compensation of $12,588; (iii) deferred stock compensation of $1,146,774; (iv) imputed income associated with personal use of a Company automobile; and, (v) severance payments of $2,196,062. In addition, the Company and Mr. McCarthy entered into a Tax Indemnification Agreement providing that, in the event distributions resulting from termination and liquidation of the Parkvale Financial Corporation Amended and Restated Supplemental Executive Benefit Plan and the Parkvale Savings Bank Amended and Restated Executive Deferred Compensation Plan are subject to the 20% additional tax and/or interest or other penalties (“Additional Tax”) imposed by section 409A of the Internal Revenue Code of 1986, as amended, the Company is to pay Mr. McCarthy a lump sum, so that after payment of all federal income and employment taxes imposed, Mr. McCarthy retains an amount equal to the Additional Tax.

EXECUTIVE COMPENSATION AND

OTHER PROXY DISCLOSURE

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee (“Committee”) during 2012 were Mr. Goldstein as Chairman, Ms. Hickton and Messrs. Malone, Rose and Strimbu. The Company reassigned Committee members in May 2012 at which time Mr. Strimbu joined the Committee and Mr. Rose ceased being a member. Ms. Hickton resigned from the Board on January 31, 2013. Neither we nor FNBPA has ever employed any member of the Committee other than Mr. Rose. No such member has, during our last fiscal year, any relationship with us requiring disclosure under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K. We have determined that the Committee members are independent under the NYSE corporate governance standards, and are non-employees under the meaning of Rule 16b-3 under the Exchange Act; however, since Mr. Rose is not an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (“Code”), he did not vote on Section 162(m) compensation related matters. Our Board has delegated to the Committee the responsibility of setting the compensation of our directors, CEO, Chief Financial Officer (“CFO”) and Section 16 officers. The Committee met eight times in 2012. A copy of The Committee Charter is available at our website, www.fnbcorporation.com, under the tab, “Corporate Structure,” and then clicking on the heading “Corporate Governance.”

Authority and Responsibilities

The Committee administers our executive compensation programs, including the oversight of executive compensation policies and decisions, administration of our equity incentive plan and the annual cash incentive award plan applicable to Section 16 officers. The Committee administers and interprets our qualified and non-qualified benefit plans, establishes guidelines, approves participants in the non-qualified plans, approves grants and awards, and exercises other power and authority required and permitted under the plans and its Charter. The Committee also reviews and approves executive officer, including CEO, compensation, including, as applicable, salary, short-term incentive and long-term incentive compensation levels, perquisites and equity compensation. The Committee Charter reflects its responsibilities. The Committee reviews its Charter annually and recommends any proposed changes to the Board.

Delegation

From time to time, the Committee may delegate authority to fulfill various functions of administering the Company’s plans to our employees. Currently, it delegates administration of our qualified plans to the Pension Committee, a committee of our senior officers who have the appropriate expertise, experience and background in handling defined benefit and defined contribution plans.

Independent Compensation Consultants

The Committee engaged an independent compensation consultant, Pearl Meyer & Partners (“PM&P”), to assist it in evaluating our compensation practices and to provide advice and ongoing recommendations regarding CEO, NEO and director compensation that are consistent with our business goals and pay philosophy. The Committee selected PM&P for, among other reasons, its reputation for providing comprehensive solutions to complex compensation challenges for various companies and its specific expertise in the financial services industry as it serves as an advisor to hundreds of financial institutions of various size and complexity. PM&P provided market information and analysis as background to decisions regarding total compensation, including base salary and short and long-term incentives, for the CEO, other NEOs and other senior officers and directors. PM&P is not affiliated with us nor did they, or their affiliates, provide any other services or perform other work for us in 2012. The Committee has reviewed all services provided by PM&P in 2012, and has determined that PM&P is independent with respect to SEC standards.

PM&P reported directly to the Chairman of the Committee. In performance of its duties, PM&P interacted with our CEO, CFO, Director of Human Resources, Corporate Counsel and other employees. In addition, PM&P communicated with, took direction from, and regularly interacted with the Chairman of the Committee and other members of the Committee in addition to attending Committee meetings on an as-needed basis.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview

We have designed our compensation programs to link strong corporate performance to increased total compensation. We review our philosophy and our compensation programs annually to ensure that we are being competitive in attracting and retaining the appropriate executive talent, while maintaining good corporate governance practices. While we conduct an annual review, our executive compensation philosophy has remained consistent for several years. In determining executive compensation for 2012, the Committee considered the overwhelming support that the “Say-on-Pay” proposal received at our May 23, 2012, Annual Meeting of Shareholders (“2012 Annual Meeting”) relating to 2011 compensation. Over 91% of the shareholders who voted on our proposal supported our compensation program. As a result, the Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and future advisory votes. Thus, we will continue to provide an advisory vote to shareholders on an annual basis consistent with the frequency vote supported by the shareholders at our 2011 Annual Meeting of Shareholders. Furthermore, our CEO and CFO will continue to frequently meet with shareholders and prospective investors while our Investor Relations Department will remain continually available to shareholders in order to ensure adequate methods of receipt of shareholder sentiment.

Corporate Performance

We exceeded our financial plan in 2012 despite continued challenges in the financial services industry. The following is a highlight of our financial performance:

•

Our long-term total shareholder return continues to remain strong. Our total shareholder return for the three-year period 2010-2012 was 21.99% and placed us in the 96th percentile of regional[1] and national[2] banks having assets between $5 billion and $25 billion and in the 91st percentile of the top 100 banks and thrifts by market capitalization as of January 3, 2012.

•	Total shareholder return for the two-year period 2011-2012 exceeded 18.5% and is in at least the 83rd percentile of the three above-mentioned performance groups.

•	Total shareholder return for the five-year period between 2008-2012 exceeded median performance for all of the three above-mentioned performance groups.

•	We continue to return a strong dividend to all shareholders. Our dividend yield for each of the last three years has been in the top quartile and at least the 87th percentile of regional banks[1].

•	Similarly, our dividend payout ratio has exceeded the 74th percentile of regional[1] banks each of the last three years.

•	Our Return on Average Tangible Equity[3] placed us in the 90th percentile of regional[1] banks.

•	Credit quality trends were favorable throughout 2012 and remain strong.

•	For 14 consecutive quarters, we have had organic loan growth.

[1]	Regional banks include those in the Mid-Atlantic and Midwest regions as more particularly detailed in the Benchmark Section under Elements of Compensation.

[2]	Consists of national banks with assets between $5 and $25 billion as of December 31, 2011.

[3]	Represents operating results for FNB excluding one-time merger costs.

•

We continue to exceed federal bank regulatory agency “well-capitalized” thresholds. As of December 31, 2012, we had a total risk-based capital ratio of 12.2%, a tier one risk-based capital ratio of 10.6% and a leverage ratio of 8.3%.

•

In 2012, we successfully completed the acquisition and integration of Parkvale, which expands our market share in the Pittsburgh Metropolitan Statistical Area and will increase our customer base and allow us to realize additional efficiencies.

•

In 2012, we announced the acquisition of Annapolis Bancorp, Inc., and upon consummation of the transaction, we will expand into additional growth markets which we expect will help us generate additional revenue growth.

Corporate Governance Highlights

•	We maintain important corporate governance policies:

•	Our directors and all recipients of our Long-Term Incentive Awards, including our NEOs, are currently in compliance with a robust stock ownership policy.

•	Our “no-hedging” policy prohibits our directors, NEOs and all employees from engaging in hedging transactions with Company stock.

•

Our compensation recoupment or clawback policy allows our Board to recoup any excess compensation paid to our NEOs if the Company restates its financial results upon which an award is based due to fraud, intentional misconduct or gross negligence.

•	Our equity awards reward performance over a four-year time horizon.

•	We annually conduct a risk assessment of all of our compensation plans and the Committee annually reviews the assessment to ensure the compensation programs discourage inappropriate risk taking.

Summary of Executive Compensation Actions

•	In 2013, in recognition of our strong annual 2012 performance, we awarded annual bonuses between each NEO’s target and maximum amount.

•	We adopted annual incentive and long-term incentive programs in 2012 that are materially the same as our 2011 compensation programs.

•

The annual incentive program measures multiple performance areas to reduce unnecessary risk taking. We believe this insures management will focus on various performance measurements that will generate long-term shareholder value.

•	We granted Long-Term Incentive Awards at the same level as previous years.

Objectives and Philosophy

We believe our compensation program successfully links the interests of shareholders and management by connecting compensation to both short- and long-term performance. We believe we will create long-term shareholder value and attract and retain highly motivated and talented employees through our compensation program. We designed the program to result in an increase in total compensation when we perform above our targets and a decrease in total compensation when our performance falls below our targets. We also consider our executives’ knowledge and experience as well as competitive and industry pressures when reviewing compensation. As more particularly set forth after the Potential Payments Upon Termination Tables, we annually conduct a robust risk assessment to assist us in evaluating factors in our compensation plans. Based on this review, due to, among other things, the existence of risk mitigating factors, we do not believe our compensation philosophy or program reward unnecessary risk taking.

Elements of Compensation

Overview

We have divided executive compensation into five broad categories: (i) base salary, (ii) short-term annual incentive compensation, (iii) long-term incentive compensation, (iv) retirement and post-employment benefits and (v) other benefits and perquisites. We use incentive programs to reward our NEOs based upon our performance. Overall, the awards under our plans are designed to vary with position and level of responsibility, reflecting the principle that the total compensation opportunity should increase with position and responsibility while the level of our NEO’s “at-risk” compensation increases as his level of responsibility increases.

Benchmarks

We desire our compensation programs to be competitive in the marketplace. Thus, for purposes of 2012 compensation, we compared ourself against commercial banks with assets approximately one-half to two times our asset size, in the $5 billion to $25 billion range, located in the Mid-Atlantic and Midwest Regions (“Peer Group”)4 that includes the following financial institutions:

Associated Banc-Corp	Chemical Financial Corporation
Citizens Republic Bancorp, Inc.	Commerce Bancshares, Inc.
Community Bank System, Inc.	First Commonwealth Financial Corporation
First Financial Bancorp	First Midwest Bancorp, Inc.
FirstMerit Corporation	Fulton Financial Corporation
MB Financial, Inc.	National Penn Bancshares, Inc.
NBT Bancorp Inc.	Old National Bancorp
Park National Corporation	PrivateBancorp, Inc.
Signature Bank	Susquehanna Bancshares, Inc.
TCF Financial Corporation	UMB Financial Corporation
United Bankshares, Inc.	Valley National Bancorp
WesBanco, Inc.	Wintrust Financial Corporation

For purposes of comparing base salary, annual incentives, and long-term compensation, the Committee conducts a review of its benchmarks throughout the year with assistance from its independent compensation consultant using a variety of methods such as direct analysis of proxy statements of companies in the Peer Group, as well as a review of a compilation of survey data of companies of a similar size published by several resources. At the time of setting base salary and making short and long-term compensation awards, there were the 24 organizations noted above in the Peer Group. Since our asset size increased from 2011 to 2012, at the time we set the Peer Group we determined that it was appropriate to change the Peer Group asset size such that we would be positioned in approximately the Peer Group median. Nonetheless, the number of companies in the Peer Group remained the same. We compete for talent with the institutions in our Peer Group, as well as large financial institutions in our geographic markets. We believe the Peer Group is diverse and provides the necessary depth to be meaningful in setting salary and incentive goals. We believe these companies are an appropriate group against which to benchmark our compensation given their asset size compared to our existing size and the size to which we seek to grow in the future. Overall, the Committee’s intention is to have base compensation near the fiftieth percentile (50%) of compensation paid by similar sized competitors for comparable positions, with an annual bonus and long-term incentive opportunity such that, if an NEO realizes the incentives, at the maximum level, his total compensation will be above the median and in the third quartile.

[4]

The Mid-Atlantic region includes Delaware, Maryland, New Jersey, New York, Pennsylvania, Virginia and West Virginia. The Midwest region includes Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin.

The various components of the NEOs’ total compensation are detailed below.

Base Salary

•	Why We Pay this Component

We provide base salary to all salaried employees, including the NEOs, in order to provide each employee with a degree of financial certainty. Competitive base salaries further our compensation program objectives by allowing us to attract and retain talented employees by providing a fixed portion of compensation upon which all employees can rely. Base salary is the only fixed portion of our NEOs’ compensation.

•	How We Determine the Amount

Each year the Committee reviews salaries and determines adjustments to each NEO’s base salary based upon an assessment of the NEO’s performance versus job responsibilities, including the impact of such performance and contributions on our financial results. We target base salary for NEOs at the median of the Peer Group. We review base salary annually and adjust it as the Committee deems appropriate. In certain cases, the Committee increases base salary in order to raise the NEO’s annual salary to reflect more closely the annual salaries of comparably performing Peer Group executives.

We promoted Mr. Delie to CEO effective January 18, 2012, and, at that time, increased his annual compensation to $525,000. We based this salary increase on data provided by our consultant about other chief executive officers in our Peer Group. Since Mr. Delie was new to the position, we believed it appropriate to set his salary below the Peer Group median at approximately the 25th percentile within the existing Peer Group. We believe this salary level was consistent with our philosophy and our long-term goal of developing our leadership and rewarding them for performance.

Typically, we preliminarily review the compensation levels of our NEO’s in the last quarter of the year in evaluating the upcoming year, including potential salary adjustments. When we conducted such a review in October 2012, we noted that Mr. Delie’s base salary was below the 25th percentile of the Peer Group which changed from the prior year due to the Corporation continuing to grow.5 Mr. Delie assembled a talented management team and continued to display the strong leadership that resulted in his promotion to CEO. Furthermore, Mr. Delie continued to demonstrate the ability to increase top line revenue and obtain strong earnings results. Therefore, effective January 1, 2013, we increased Mr. Delie’s annual base salary to $650,016 which salary approximates the 25th percentile of the peer group we will be using for 2013 compensation purposes. We believe that Mr. Delie’s total compensation level is competitive with chief executive officers’ salaries within the financial services industries and our current Peer Group with similar experience and is consistent with the Company’s philosophy.

In 2012, we did not change Mr. Gurgovits’ base salary which remained at $803,904 as he retired as CEO. At the time of setting Mr. Gurgovits’ base salary in 2011, we believed it was competitive with companies in the financial services industry and our Peer Group for chief executive officers with similar experience. Other than Brian F. Lilly, who terminated employment in January 2012, we reviewed the annual salaries of all other Section 16 officers in March and increased each of their annual base salaries effective April 2012.

The Committee reviewed each Section 16 officer’s salary to determine where salary and total compensation fell compared to the Peer Group median and whether it was consistent with our compensation philosophy. The Committee increased Mr. Calabrese’s annual salary approximately 8.4% from $290,520 to $315,000. Mr. Calabrese has continued to contribute in his role as CFO and,

[5]

In 2012, for purposes of planning for 2013, and due to the increased asset size of the Company, we changed the peer group asset size range to commercial banks between $6 billion and $25 billion. All other factors remained the same.

among other things, provides valuable insight in presentations to our shareholders. We increased Mr. Calabrese’s salary in order to recognize his performance and to bring his salary closer to the market median as his salary was slightly below the 25th percentile of the Peer Group.

Mr. Williams served as the President of our largest subsidiary, FNBPA, which performed well under his leadership in 2012. In recognition of his numerous years of experience and the continued strong performance of FNBPA, despite the increased regulatory complexity of our business, we increased his salary approximately 5% from $300,000 to $315,000, which at the time of the increase approximated the median of the Peer Group in effect at that time.

Messrs. Guerrieri and Rubritz were not NEO’s in 2011. Therefore, we did not disclose their compensation in the 2012 Proxy Statement. As noted elsewhere, our credit quality has continued to improve and remains strong under Mr. Guerrieri’s guidance. He has also been instrumental in our review and analysis of the credit portfolio of companies we have acquired. In order to keep Mr. Guerrieri’s salary at the market median, we increased his base compensation 3% from $274,008 to $282,240. Mr. Rubritz’s base salary was slightly less than the 40th percentile of the market median of the Peer Group. Mr. Rubritz has a tremendous amount of experience and provides a vast amount of knowledge to our Company. Thus, we increased his base compensation 8% to $185,016 such that his 2012 annual salary was just below the market median of the current Peer Group.

•	Relation of Base Salary to Other Components of Compensation

An NEO’s base salary is a reference point for the executive’s annual incentive opportunities. The Committee determines the level at which each NEO participates in the annual executive incentive compensation program (“EIC Plan”) under the 2007 Incentive Plan (“2007 Plan”). This level is typically expressed as a percentage amount. For example, if an NEO participates in the EIC Plan at the 40% level, it means that the NEO’s target incentive opportunity is the NEO’s base salary multiplied by 40%. In addition, prior to 2007, base salary was the only component of compensation in the formula used to calculate an NEO’s pension benefit accrual under the Company’s Pension Plan. An NEO may also defer a portion of his or her base salary and bonus into the Company’s 401(k) Plan.

Annual Incentive Awards

We intend our EIC Plan to provide additional compensation to our NEOs in the form of performance-based awards that are based on our achievement of certain financial objectives. The EIC Plan is open to each NEO.

•	Why We Pay this Component

We believe that a significant amount of our NEOs’ compensation should be contingent on our performance. Our annual incentive plan focuses on our net income, revenue growth and our efficiency ratio. We believe a focus on those metrics will increase our earnings per share and total shareholder return which we believe are important to our shareholders. By paying a portion of the NEOs’ total compensation in variable incentive pay, we expect to drive our annual performance while increasing long-term shareholder value. Annual incentive compensation assists us in obtaining our objective of rewarding our NEOs for the creation and protection of shareholder value.

•	How We Determine the Amount

Philosophy

We target short-term, annual incentive compensation of the CEO and the other NEOs such that their compensation is tied directly to our performance. We measure our annual performance against three weighted target goals set by the Board: net income, revenue and efficiency ratio. We believe these performance goals are financial measures that are critical to our growth and profitability, as well as contributors to the long-term creation and preservation of shareholder value. In evaluating performance, the Committee considers in the calculation unusual factors and their resulting effect on our performance, i.e. significant merger and acquisition transactions, unusual investment gains or losses, corporate and balance sheet restructuring, significant asset sales and other items it deems appropriate in measuring our performance against the target goal. Additionally, the Committee also gives consideration to peer comparisons, industry challenges, the prevailing economic environment and creation and preservation of long-term shareholder value. We set the target incentive award level for each NEO based upon market-competitive incentive opportunities as provided by PM&P for executives performing similar duties. In 2012, the target incentive opportunity for the chief executive officers of companies in our Peer Group was 50% to 90% of base salary and market-competitive incentive opportunities for peer group executives comparable to Messrs. Calabrese, Williams and Guerrieri were between 40% and 50% of base salary, and for Mr. Rubritz, 35% to 40% of base salary. The Committee has the sole discretion to determine all annual bonuses for the CEO and other NEOs.

Calculation

Our 2012 performance goals are reflected in the table below.

Performance Goals

Key Performance Measurement	Weight	Threshold	Target	Maximum
Net Income	70%	$101.3 million (90% Budget)	$112.6 million (Budget)	$123.8 million (110% Budget)
Revenue	20%	$483.4 million (95% Budget)	$508.8 million (Budget)	$534.2 million (105% Budget)
Efficiency Ratio[1]	10%	60.4% (105% Budget)	57.5% (Budget)	54.6% (95% Budget)
Total	100%

[1]	A lower efficiency ratio indicates better performance.

We calculate performance for each specific key performance measurement independently to determine the payout for that key performance measurement. The sum of the awards for each key performance measurement determines the total incentive award.

The CEO and other NEOs have an incentive opportunity expressed as a percentage of each of their base salaries, with the possibility of achieving an incentive payout as more particularly set forth in the table below. We interpolate for performance between levels.

The payout potential established for each NEO in 2012 was as follows:

Annual Incentive Opportunity

Name	Below Threshold	Threshold (50%)	Target (100%)	Maximum (200%)
Stephen J. Gurgovits	0%	30%	60%	120%
Vincent J. Delie, Jr.	0%	30%	60%	120%
Vincent J. Calabrese, Jr.	0%	20%	40%	80%
John C. Williams, Jr.	0%	20%	40%	80%
Gary L. Guerrieri	0%	20%	40%	80%
Timothy G. Rubritz	0%	15%	30%	60%
Brian F. Lilly	0%	25%	50%	100%

2012 Awards

The chart below reflects our 2012 performance for purposes of our EIC Plan and is more particularly detailed in the narrative below the chart:

Incentive Plan

2012 Performance Calculations1

Key Performance Indicator	Weight	Target 100%	Actual Results	Actual Performance[2]	Payout Percents
Net Income	70%	$112.6	$118.6	105.3%	107.3%
Revenue Growth	20%	$508.8	$511.7	100.6%	22.3%
Efficiency Ratio	10%	57.5%	57.7%	99.7%	9.7%
Total	100%				139.3%

[1]	All dollar amounts are in millions.

[2]	Performance result between target and maximum is interpolated between levels.

After adjustments for unusual items, we earned $118.6 million6, 105.3% of the target net income goal, had corporate revenue of $511.7 million, slightly exceeding our goal, and an efficiency ratio of 57.7%, just under our goal. The Committee certified the adjustment to the net income results by approximately $8.2 million, predominantly due to an exclusion of merger costs of $4.8 million and one-time charges related to a litigation matter and a branch repositioning strategy. Based on our results, the formula under our EIC Plan provided for each NEO to receive 139.3% of his target award amount. Based upon our strong results versus our corporate goals and strong results versus our Peer Group, the Committee determined it appropriate to apply the formula and provide each NEO an annual incentive bonus of 139.3% of the NEO’s target as more particularly reflected in the Summary Compensation Table.

•	Relation of Annual Incentives to Other Components of Compensation

As noted above under the Base Salary discussion, annual incentive compensation is directly related to base compensation. An NEO may also defer a portion of his bonus into the Company’s 401(k) Plan. Previously, we used any cash bonus paid to any participant in the defined benefit plan, including NEOs, in calculating each participant’s retirement benefit. Since 2011, we have not made any additional accruals for any participant in the defined benefit plan.

[6]	A reconciliation of reported net income to adjusted net income amounts is as follows (the amount represents the after tax amount in millions of dollars):

Net Income	After Tax Adjustments	Amount
As reported		$110.4
	Merger-related costs	4.8
	Litigation Settlement	2.0
	Branch Repositioning	1.2
	Director Stock Award Increase	.2
As adjusted		$118.6

Long-Term Awards

We awarded service-based and performance-based restricted stock awards to our NEOs under our 2007 Plan as more particularly stated in the Grants of Plan-Based Awards table. The restricted stock awards reward NEOs based on the Company’s achievement of certain financial objectives, in the case of performance-based awards, and assist us in the retention of our key executives. The 2007 Plan is open to each NEO and all other salaried personnel selected by our CEO and the Committee for participation.

•	Why We Pay this Component

The Committee believes providing performance and service-based restricted stock awards is an effective means to promote long-term stock ownership by NEOs, and rewards management for creating long-term shareholder value. We also believe that placing a significant portion of an executive’s compensation in stock causes executives to focus on long-term performance resulting in risk mitigation and clearly aligns management and shareholder interests. Based upon various factors, including our commitment to our shareholders to be a value oriented, high-dividend paying company, we currently do not award stock options. We believe continuing our compensation practice of relying on granting equity-based awards as restricted stock and restricted stock units will best align our long-term financial performance goals and objectives with our shareholders’ interests, and thus will be mutually beneficial while at the same time mitigating risk.

•	How We Determine the Amount

We establish a target award level for each NEO based upon the executive officer’s level of responsibility, and set the levels such that the award amount increases as the officer’s level of responsibility in the organization increases. At the time of granting the awards, the Committee sets the award amount for each participant level in a manner designed to provide competitive long-term compensation based on data provided by PM&P as market-competitive incentive opportunities for executives performing similar duties. PM&P provided data showed that such long-term incentive target opportunities range from 50-100% for the CEO, between 40-50% of base salary for Messrs. Calabrese, Williams and Guerrieri, and between 35-45% for Mr. Rubritz. We split the award into two components, one-third as a service-based award that vests in full at the end of three years (“Service-Based Awards”) and two-thirds as a performance-based award that vests in full at the end of four years, provided we meet certain performance requirements set forth in the awards (“Performance-Based Awards”). We believe this allocation of equity awards is appropriate since the Service-Based Awards reward NEOs for loyalty to us, encourage stock ownership and help us retain our key executives. The Performance-Based Awards help drive our performance while creating shareholder value by linking the shareholders’ interests and the NEOs’ interests in long-term success. The Service-Based Awards were granted in restricted stock and the Performance-Based Awards in restricted stock units. The NEO will forfeit both types of awards if the NEO terminates employment before the cliff vesting date, other than as a result of retirement, death or disability. The Committee used survey data from PM&P when positioning the target long-term incentive compensation such that an award when realized by the NEO at target, as a percent of salary, would approximate the market median. The Committee also considered the accounting impact on earnings and recommendations of the CEO with respect to all NEOs other than himself when making the awards.

Our performance-based restricted stock unit awards are designed to align management’s long-term incentive compensation with our annual total shareholder return objective. In order to qualify for vesting of the awards we granted in 2012, each NEO must meet two criteria. The NEO must remain continuously employed by us from the date of the award to the vesting date and our return on average tangible equity during the performance period must equal or exceed the 25th percentile performance of peer financial institutions. If the NEOs do not meet the criteria, the awards will not vest and the NEOs will not receive any shares or payment. If the NEOs meet the criteria, the number of performance-based restricted stock units that vest is contingent upon the degree of our achievement of certain performance levels compared to a group of peer financial institutions. Our performance levels are based on our earnings per share growth (75% weighting) and dividend payout ratio (25% weighting) during a four-year performance period versus a group of financial institutions that at the time we granted the awards were in the Mid-Atlantic and Midwest region and had assets between $5 billion and $25 billion (the “LTIP Performance Group”)7. We believe the size of the LTIP Performance Group (25) is large enough to reduce potential volatility that may result when peer financial institutions are acquired during the four-year performance period and therefore, are unavailable for measurement comparison purposes. We expect the LTIP Performance Group to provide a meaningful comparison based upon our current asset size and anticipated growth over the award performance period. We target earnings per share performance in the 50th percentile of the LTIP Performance Group, with threshold performance at the 35th percentile and a maximum payout for performance at or above the 75th percentile.

The Service-Based Awards and Performance-Based Awards granted in 2012 are described in the Summary Compensation Table below. In 2013, the Performance-Based Awards for the performance period from 2009-2012 vested at the maximum level for all NEOs except Mr. Rubritz, as he was not an employee at the time of the grants, and Mr. Lilly who terminated employment before the end of the performance period. The shares that vested are more particularly detailed in the 2012 Outstanding Equity Awards at Fiscal Year-End table.

In addition to his Service-Based Award, in the last quarter of the year, the committee reviewed Mr. Delie’s total compensation and performance in light of his promotion to CEO in January. In December 2012, in recognition of his performance, the Committee granted Mr. Delie a restricted stock award of $500,000 in the equivalent value of our common stock, 45,621 shares. 25% of the award vested immediately and the remaining 75% of the shares are scheduled to vest in equal annual installments over a three-year period beginning January 16, 2014, and ending January 16, 2016, subject to the condition that Mr. Delie remains employed on January 16th of each year during the vesting period. We believe this award allows us to reward Mr. Delie’s performance and keep his total compensation competitive in the industry.

•	Relation of Long-Term Incentive to other Components of Compensation

Long-term incentive compensation earned by the NEOs is a component of total compensation and is benchmarked against our Company’s Peer Group and survey data provided by our compensation consultant. It does not impact any other component of the NEOs’ compensation or benefits. However, the program is designed to increase the NEOs’ overall compensation such that achievement of the performance goals will result in increased compensation.

Management Stock Ownership Policy

We maintain a Management Stock Ownership Policy that requires the CEO, the other NEOs and all other participants in the long-term incentive plan, the 2007 Plan, and any successor plan to have varying levels of stock ownership based upon the officer’s participation level in the plan. The policy requires participants to hold the lesser of a specific share amount or a number of shares equal to a specific dollar threshold that is a multiple of the participant’s salary. We believe that this policy aligns management and shareholder interests and acts as a risk mitigant because our NEOs have a significant long-term stake in our success. Under our policy, acceptable forms of stock ownership include:

•	shares owned individually and by immediate family;

•	long-term stock awards, including all restricted stock and unit awards;

•	shares held in the 401(k) Plan; and

•	vested stock options.

[7]

The financial institutions included all those noted above under Benchmarks and Capital Source, Inc. We included Capital Source, Inc., in the LTIP Performance Group and excluded it from the Peer Group since it has significant operations in California, despite a Maryland headquarters. Our consultant believed that its presence in the Peer Group may inappropriately skew the salary data.

Specific ownership guidelines for the NEOs are as follows:

Named Executive Officer	Share Value	Number of Shares
Stephen J. Gurgovits	5 x salary	250,000
Vincent J. Delie, Jr.	5 x salary	250,000
Vincent J. Calabrese, Jr.	3 x salary	60,000
John C. Williams, Jr.	3 x salary	60,000
Gary L. Guerrieri	3 x salary	60,000
Timothy G. Rubritz	3 x salary	20,000
Brian F. Lilly	3 x salary	100,000	[8]

We annually review progress toward achieving the ownership guidelines. Our NEOs are required to reach the stock ownership guidelines within five years after the later of any of the following events: commencement of participation in the long-term incentive portion of the 2007 Plan; promotion to a higher participation level; or, our increasing a participant’s ownership requirement. If an NEO does not hold the required share amount after the five-year period, the NEO will receive any future incentive awards as stock, in lieu of cash, that the participant must hold until he or she reaches the required ownership level. All of our NEOs currently meet the required stock ownership levels based on prior policies and are within the time period allotted to achieve the level required under our current stock ownership guidelines.

Retirement and Other Post-Employment Benefits

All employees are eligible to participate in a 401(k) retirement savings plan (“401(k) Plan”). All salaried employees hired before January 1, 2008, except employees of First National Insurance Agency, LLC (“FNIA”), participated in our defined benefit pension plan, the Retirement Income Plan (“RIP”), through December 31, 2010. At that time, we froze each participant’s accrued benefit amount and ceased future accruals.

•	Why We Pay these Benefits to Executives

In general, we have designed our retirement plans to provide NEOs and other employees with financial security after retirement. We provide matching contributions and an automatic contribution under the 401(k) Plan for all employees, including the NEOs. Previously, we offered a defined benefit pension plan, the RIP. We detail its benefits to employees more particularly in the narrative accompanying the Pension Benefits table. Additionally, due to Code limits on the amount of compensation that may be recognized for tax-qualified retirement plans, certain NEOs were unable to make the full amount of contributions to the 401(k) Plan and the amount of their total pay that is included in the calculation of their pension benefit is limited. Therefore, we offered the F.N.B. Corporation ERISA Excess Retirement Plan and continue to offer the F.N.B. Corporation ERISA Excess Lost Match Plan to allow any affected employee, including the NEO’s, to receive the full benefit intended by the qualified retirement plans. In 2010, we amended these plans consistent with the amendments to the RIP.

In addition to those plans, we previously provided to some senior executives, including Messrs. Gurgovits, Guerrieri and Lilly, a supplemental executive retirement plan, called the Basic Retirement Plan (“BRP”), which is designed to supplement the benefits provided by the RIP and the ERISA Excess Retirement Plan. The purpose of the BRP was to insure a minimum level of retirement income for the NEOs and other senior officers who participated in the plan. We closed the BRP to new participants and ceased future accruals for all participants, effective December 31, 2008. We believe post-retirement compensation is necessary to attract and retain talented executives and that our post-retirement benefits are competitive in the industry and provide NEOs with appropriate retirement benefits.

[8]	The ownership guidelines are no longer applicable to Mr. Lilly.

We provide severance and change in control payments through employment contracts that provide additional security for our NEOs. We determined that the continued retention of the services of our NEOs on a long-term basis fosters stability of senior management through retention of well-qualified officers. The Potential Payments Upon Termination or Change in Control tables and accompanying narrative detail the NEOs’ employment contracts.

•	How We Determine the Amount to Pay

The RIP benefit is determined by a precise formula set forth in the plan document and explained in the narrative accompanying the Pension Benefits table. The ERISA Excess Lost Match Plan and ERISA Excess Retirement Plan benefit formulas are based upon the specific opportunity or the amount lost by the participant due to Code limits, and are more fully detailed in the Pension Benefits table and narrative. The benefit under the BRP is a monthly benefit equal to a target benefit percentage based on years of service at retirement and a designated tier as determined by the Committee and detailed in the narrative accompanying the Pension Benefits table. We do not grant extra years of credited service under any of our qualified or non-qualified plans. The termination and change in control benefits for NEOs were set by contract and are described more fully in the Potential Payments Upon Termination or Change in Control tables and in the narrative accompanying the Summary Compensation Table.

•	Relation of these Benefits to Other Components of Compensation

Retirement benefits are directly linked to the amount of the NEO’s total pay, which includes base salary and annual incentive compensation. Similarly, while the NEO’s termination benefits are determined under their respective employment agreements, generally, termination benefits are a product of base compensation and in the case of Messrs. Delie and Lilly, their annual bonus, if any.

Other Benefits and Perquisites

The NEOs participate in a wide array of benefit plans that are generally available to all employees of the Company, including the RIP9 and the 401(k) Plan. Benefits primarily consist of participation in the Company’s defined benefit, defined contribution and health and welfare benefit plans. In addition, some of the NEOs receive perquisites in the form of club membership dues, a company car and other perquisites more particularly detailed as part of the Summary Compensation Table and accompanying narrative. We provide club membership dues to certain NEOs in order to provide them with the ability to entertain customers, potential customers and various business contacts, which is an integral part of our industry. Similarly, we provide certain NEOs a company car for purposes of appropriate transportation for entertainment of customers, vendors and business contacts and traveling between our facilities. It is the Committee’s policy that it will not include tax gross-ups in any new or amended employment agreements.

As set forth in the narrative accompanying the Potential Payments Upon Termination or Change in Control table, Mr. Gurgovits has entered into a post-employment agreement with the Company. Mr. Gurgovits will also receive deferred compensation under the Non-Qualified Deferred Compensation Agreement as more particularly detailed in the narrative accompanying the Pension Benefits table.

Mr. Lilly terminated employment with us on January 12, 2012. Under the terms of his employment agreement, Mr. Lilly was entitled to accrued amounts and vested benefits through the date of his termination of employment, as well as the following severance benefits: continued participation in the Company’s group health plan for 36 months or until Mr. Lilly was covered under a group health plan of a different employer, continued base salary payments for a period of 36 months and 36 monthly payments each in an amount equal to 1/12 of his average annual bonus over the preceding three fiscal years. We released Mr. Lilly from certain non-compete obligations contained in the employment agreement and paid him the amount set forth in the Summary

[9]

As noted in the Retirement and Other Post-Employment Benefits section, we closed the RIP to employees hired after December 31, 2007, and froze all benefits for all participants effective December 31, 2010.

Compensation Table and obtained a general release. The amount was paid in a lump sum and was adjusted downward from the contract amount due to various factors primarily representing a reduction in payment of a multiple of his average bonus amount.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Code limits the deductibility of compensation in excess of one million dollars paid to the CEO and the three most highly compensated executive officers other than the CFO, unless such compensation qualifies as “performance-based compensation.” We intend for Performance-Based Awards of restricted stock and restricted stock units and annual incentive compensation granted under our 2007 Plan to meet the performance-based compensation exception to the annual one million dollar limitation. While we are cognizant of the tax deduction limitations applicable to our compensation program for NEOs, we may set compensation levels outside the deduction limitations if we deem the amount of compensation appropriate. The committee has the discretion to establish the compensation paid, or intended to be paid or awarded to the NEOs, as the Committee may determine it is in our and our shareholders best interest This is an important feature of our compensation practices because it provides the Committee with sufficient flexibility to respond to specific situations we encounter.

In addition, Section 409A of the Code provides for an additional tax on executives with respect to various features of deferred compensation arrangements. We have made the appropriate changes to our non-qualified retirement plans and employment agreements to help ensure compliance with Code Section 409A and that there are no adverse effects on us or our executive officers as a result of Section 409A. We do not expect these changes to have a material tax or financial effect on us.

As discussed above, we have calculated and discussed with the Committee the tax impact to us and the executives of each of our cash and equity compensation awards and agreements. We also calculate and monitor the accounting expense related to equity-based compensation using the guidance of ASC (Accounting Standards Codification) Topic 718, Compensation — Stock Compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis of this proxy statement with the Company’s management and, based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement. Portions of this proxy statement, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2012.

Respectfully submitted,

Robert B. Goldstein, Chairman

Laura E. Ellsworth

David J. Malone

William J. Strimbu

Summary Compensation Table

The following table shows the total compensation paid or earned by the Company’s CEOs, CFO and the three most highly paid executive officers other than the CEO and CFO. Additionally, since Mr. Lilly was a Section 16 officer for part of the year and his total compensation exceeded other NEOs listed in the tables, we are also required to disclose his compensation. Each of the above is referred to as an NEO and together, NEOs. The amounts include services rendered in all capacities to us and our subsidiaries for our fiscal year ended December 31, 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(7)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(8)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)	Total ($)

Stephen J. Gurgovits(1)	2012	653,715	0	39,849	0	89,165	69,014	186,203	1,037,946
Chairman	2011	796,053	0	630,036	0	653,965	156,247	125,800	2,362,101
	2010	766,875	0	719,631	0	690,188	195,020	80,627	2,452,341

Vincent J. Delie, Jr.(2)	2012	521,323	0	939,827	0	432,372	21,948	91,515	2,006,985
President and CEO	2011	443,778	0	275,002	0	303,806	24,604	83,714	1,130,904
	2010	368,100	0	273,423	0	276,075	27,201	52,364	997,163

Vincent J. Calabrese, Jr.,	2012	308,880	0	130,013	0	172,008	11,591	59,433	681,925
CFO	2011	286,662	0	130,014	0	156,997	13,453	55,107	642,233
	2010	271,320	0	152,903	0	162,792	18,486	35,458	640,959

John C. Williams, Jr.(3)	2012	311,250	0	130,013	0	173,328	0	42,796	657,387
President of FNBPA	2011	293,884	0	130,014	0	160,953	0	26,223	611,074

Gary L. Guerrieri(4)	2012	280,182	0	130,013	0	156,027	101,393	46,961	714,576
Chief Credit Officer	2010	221,718	0	159,699	0	133,031	78,219	25,940	618,607

Timothy G. Rubritz(5)	2012	181,572	0	65,006	0	75,835	0	18,680	341,093
Corporate Controller

Brian F. Lilly	2012	32,105	0	0	0	0	0	1,505,231	1,537,336
Chief Operating Officer and Vice Chairman	2011	407,126	0	230,009	0	0	53,280	78,077	768,492
	2010	368,100	0	275,798	0	276,075	53,184	52,051	1,025,208

(1)	Mr. Gurgovits served as CEO until January 18, 2012.

(2)	Mr. Delie commenced serving as CEO on January 18, 2012.

(3)	Mr. Williams became an executive officer of the Company in 2011. Therefore, we have not reported his compensation for 2010.

(4)	Mr. Guerrieri was an executive officer from 2010-2012; however, he was not a named executive officer in 2011.

(5)	Mr. Rubritz was a named executive officer in 2012 but not in 2010 or 2011. Therefore, we have only reported his 2012 compensation.

(6)	Payments under the Company’s annual incentive plan for 2012 are reported in the Non-Equity Incentive Plan Compensation column instead of in the Bonus column, in accordance with SEC requirements.

(7)

The restricted stock award amounts shown in this table represent the dollar amount of awards granted during the fiscal year determined pursuant to ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2013. The restricted stock awards granted under the 2007 Plan vest either after (i) the NEO’s continued employment with the Company or one of its affiliates for three years or (ii) the Company’s achievement of performance goals and the NEO’s continued employment with the Company or one of its affiliates for four years, except for the award to Mr. Delie which includes stock valued at $125,000 that vested immediately. Beginning in 2008, we issued Performance-Based Awards in restricted stock units. The restricted stock units earn dividend equivalents, which are subject to the same restrictions and vesting schedule as the underlying restricted stock units. The amounts reflected in the table assume that each NEO will perform the requisite service and we will achieve the required performance goals at target levels. The following table provides additional information regarding the Performance-Based Awards granted during 2012. The target amounts have been included in the above table and are reflected below for comparative purposes:

	At Target ($)	At Maximum ($)
Mr. Gurgovits	0	0
Mr. Delie	262,504	459,382
Mr. Calabrese	86,675	151,681
Mr. Williams	86,675	151,681
Mr. Guerrieri	86,675	151,681
Mr. Rubritz	43,338	75,842
Mr. Lilly	0	0

All restricted stock earns cash dividends that are reinvested into additional shares of our common stock under the F.N.B. Corporation Dividend Reinvestment and Direct Stock Purchase Plan (“DRP”). These reinvested shares are subject to the same restrictions and vesting schedule as the underlying restricted stock. The amount for Messrs. Delie and Gurgovits also includes stock awards valued at $46,064 and $39,849, respectively for service as directors in 2012 that vested immediately upon grant. (See the narrative under Executive Directors in the section of this proxy statement discussing Director Compensation.)

(8)

Amount earned by the NEO as an annual incentive bonus under our EIC Plan, based upon the Company’s performance. The EIC Plan is discussed in further detail in the Compensation Discussion and Analysis under the heading Annual Incentive Awards.

(9)

The amounts in this column reflect the actuarial change in the present value of the NEOs’ benefit under all our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements and include amounts that the NEO may not currently be entitled to receive because such amounts are not vested. Our pension plans are described in the narrative accompanying the Pension Benefits table. In addition, the change in the present value of the accumulated benefit under the Deferred Compensation Agreement between FNBPA and Mr. Gurgovits is calculated in accordance with ASC Topic 715, Compensation — Retirement Benefits, assuming an interest rate of 6.2% and assuming that payments will commence on January 1, 2014, and continue for nine and one-half years. Note that the change in value for Mr. Lilly was actually a decrease of $105,801. The decrease is due to Mr. Lilly’s termination of employment and the fact that he was not vested in the F.N.B. Corporation ERISA Excess Retirement Plan (the “Excess Plan”) or the BRP. However, based on the SEC’s interpretive guidance, the amount shown in the Summary Compensation Table should not be less than $0. Therefore, the amount shown above for Mr. Lilly is $0. We do not pay or provide above-market interest under Non-Qualified Deferred Compensation Plans.

(10)	Amounts in this column are explained in the Other Compensation Table and the Perquisites Table that follow the Summary Compensation Table.

Other Compensation Table

The following table reflects the items included in the All Other Compensation column of the Summary Compensation Table shown above.

Name	Perquisites ($)	401(k) Match and Company Contributions ($)	Lost Match ($)(1)	Other ($)(2)	Total All Other Compensation ($)
Stephen J. Gurgovits	29,432	19,090	67,568	70,113	186,203
Vincent J. Delie, Jr.	31,803	19,090	40,622	0	91,515
Vincent J. Calabrese, Jr.	24,123	19,090	16,220	0	59,433
John C. Williams, Jr.	10,707	17,027	15,062	0	42,796
Gary L. Guerrieri	15,488	18,975	12,498	0	46,961
Timothy G. Rubritz	0	18,680	0	0	18,680
Brian F. Lilly	0	10,374	16,257	1,478,600	1,505,231

(1)

This amount reflects Company contributions during the year to the ERISA Excess Lost Match Plan or a predecessor plan as more fully described in the narrative accompanying the Non-Qualified Deferred Compensation table.

(2)	The amounts reported as “Other” include director fees paid to Mr. Gurgovits and severance payments to Mr. Lilly.

Perquisites Table

The NEOs receive various perquisites provided by or paid for by us pursuant to our policies or individual agreements with the executive. SEC rules require disclosure of the perquisites and other personal benefits, securities or property for an NEO unless the amount of that type of compensation is less than $10,000 in the aggregate.

The following table reflects the perquisites included in the All Other Compensation column of the Summary Compensation Table shown above:

Name	Club Dues ($)	Company Provided Automobiles(1) ($)	Other(2) ($)	Total Perquisites Included in All Other Compensation ($)
Stephen J. Gurgovits	15,433	9,773	4,226	29,432
Vincent J. Delie, Jr.	9,118	18,637	4,048	31,803
Vincent J. Calabrese, Jr.	5,190	17,737	1,196	24,123
John C. Williams, Jr.	8,917	0	1,790	10,707
Gary L. Guerrieri	0	15,488	0	15,488
Timothy G. Rubritz	0	0	0	0
Brian F. Lilly	0	0	0	0

(1)

The valuation of the company provided automobiles was calculated as our current year depreciation expense for the automobile plus all costs incurred related to the automobile (including, but not limited to, the cost of insurance, gas, car washes, repairs, registration and inspection fees), less our mileage reimbursement allowance for business miles driven by employees who use their own automobile for business purposes.

(2)

The amounts reported as “Other” include personal travel expenses and company paid cell phone for Mr. Gurgovits, personal travel expenses and company paid parking fees for Mr. Delie, personal travel expenses for Mr. Calabrese and company paid parking fees for Mr. Williams.

The foregoing Summary Compensation Table and its sub-tables do not include certain fringe benefits generally made available on a non-discriminatory basis to all of our salaried employees such as group health insurance, dental insurance, vision insurance, life insurance, accidental death and dismemberment insurance and long-term disability insurance, which we consider to be ordinary and incidental business costs and expenses.

In 2010, the Committee made a policy decision that we will not provide tax gross-ups in any new or amended employment agreements.

Mr. Delie became CEO in 2012 and entered into his employment agreement with us and FNBPA on December 15, 2010. Mr. Delie’s contract has an initial term of three years and, unless sooner terminated, automatically extends for one year on the anniversary of the commencement date. Either party may terminate the automatic renewal provision by providing the other party with 30 days advance written notice of non-renewal prior to the anniversary of the commencement date. Currently, Mr. Delie’s employment agreement runs through December 2015. Under the terms of the agreement, Mr. Delie is entitled to receive a base salary that may be increased from time to time as determined by the Committee. Additionally, Mr. Delie is eligible to participate in our annual incentive compensation plan at a target award level of 60% of his base salary. Thus, he has the possibility of achieving a bonus between 0% and 120% of his base salary. The severance and change in control provisions of Mr. Delie’s employment agreement are described below under Potential Payments Upon Termination or Change in Control.

Mr. Gurgovits entered into an Amended and Restated Employment Agreement dated June 18, 2008, that expired when Mr. Gurgovits retired on January 2, 2009. Effective February 11, 2009, Mr. Gurgovits re-commenced service as CEO; however, he did not have an employment agreement. Mr. Gurgovits retired as CEO in 2012.

Mr. Calabrese serves as our CFO and entered into the employment agreement, the amounts for which are detailed in the Summary Compensation Table, with FNBPA on March 21, 2007, when the Board appointed him as our Principal Accounting Officer. The initial term of the agreement was for two years, and automatically extends for a one-year period on each anniversary of its commencement date unless sooner terminated. We or Mr. Calabrese may terminate the automatic renewal of the agreement by providing the other with 60 days advance written notice of non-renewal. Mr. Calabrese’s contract runs through March 2014. Under the terms of the agreement, Mr. Calabrese receives a base salary that may be increased from time to time as determined by the Committee. Additionally, Mr. Calabrese is eligible to participate in our annual incentive compensation and bonus plans at the discretion of the Committee with a target award level of 40% of base salary. Thus, he has the possibility of achieving a bonus between 0% and 80% of his base salary. The severance and change in control provisions of Mr. Calabrese’s employment agreement are described in the narrative accompanying the Potential Payments Upon Termination or Change in Control tables.

On February 21, 2013, we entered into a new agreement with Mr. Calabrese that replaces the above contract (“2013 Contract”). The 2013 Contract has an initial term of two years and automatically extends for one year on its anniversary, unless sooner terminated.

Mr. Williams is the President of FNBPA and entered into an employment agreement on May 6, 2009. The initial term of the agreement was two years. The contract expired by its terms on December 31, 2011, since Mr. Williams turned 65 in December, 2011. We entered into a new contract with Mr. Williams on February 21, 2013. This contract has an initial term of two years and automatically extends for one year on its anniversary, unless sooner terminated. Additionally, Mr. Williams is eligible to participate in our annual incentive compensation and bonus plans at the discretion of the Committee with a target award level of 40% of base salary. Thus, he has the possibility of achieving a bonus between 0% and 80% of his base salary.

Mr. Guerrieri is an Executive Vice President of FNBPA. He entered into an employment contract with FNBPA on January 25, 2002. Mr. Guerrieri’s contract had an initial term of two years and automatically extends for a one year period on the anniversary of its commencement date, unless either party terminates the contract sooner. Either we or Mr. Guerrieri may terminate the automatic renewal of the agreement by providing the other 60 days advance written notice of non-renewal. Mr. Guerrieri’s contract runs through January 2014. Under the terms of the agreement, Mr. Guerrieri receives a base salary, as reflected in the Summary Compensation Table that may be increased from time to time as determined by the Committee. Mr. Guerrieri is also eligible to participate in our annual incentive compensation and bonus plans at the Committee’s discretion. Mr. Guerrieri’s target award level for annual incentive compensation is 40% of his base salary. Thus, he has the possibility of achieving a bonus between 0% and 80% of his base salary. The severance and change in control provisions of Mr. Guerrieri’s employment agreement are described in the narrative accompanying the Potential Payments Upon Termination or Change in Control tables. In December 2008, and December 2012, we amended Mr. Guerrieri’s contract in order to insure compliance with Code Section 409A.

Mr. Rubritz is our Controller and entered into an employment contract with FNBPA on December 22, 2009. His contract had an initial term of two years and automatically extends for a one-year period on the anniversary of its commencement date, unless either party terminates the contract sooner. Either we or Mr. Rubritz may terminate the automatic renewal of the contract by providing the other 60 days advance written notice of non-renewal. Currently, Mr. Rubritz’s contract runs through December 2014. Under the terms of the contract, Mr. Rubritz receives a base salary, as reflected in the Summary Compensation Table that may be increased from time to time as determined by the Committee. He is also eligible to participate in our annual incentive compensation and bonus plans at the Committee’s discretion. Mr. Rubritz’s target award level for annual incentive compensation is 30% of his base salary. Thus, providing him the possibility of achieving incentive compensation between 0% and 60% of his base salary. The severance and change in control provisions of Mr. Rubritz’s employment agreement are described in the narrative accompanying the Potential Payments Upon Termination or Change in Control tables. In December 2012, we amended Mr. Rubritz’s contract in order to clarify certain points related to Code Section 409A.

Mr. Lilly served as our Vice Chairman and Chief Operating Officer. Mr. Lilly’s employment agreement is dated October 17, 2007, and had an initial term of two years that extended automatically for one year on each anniversary of the commencement date. The Company terminated Mr. Lilly’s employment on January 12, 2012. The severance and change in control provisions of Mr. Lilly’s employment agreement are described in the Compensation and Discussion Analysis.

2012 Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards to the NEOs for 2012:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen J. Gurgovits	3/21/2012	0	64,046	128,092	0	0	0	0	0	0	0
Vincent J. Delie, Jr.	3/21/2012	0	310,570	621,140	10,697	21,394	37,440	10,697	0	0	393,757
	12/19/2012	0	0	0	0	0	0	45,621	0	0	500,006
Vincent J. Calabrese, Jr.	3/21/2012	0	123,552	247,104	3,532	7,064	12,362	3,532	0	0	130,013
John C. Williams, Jr.	3/21/2012	0	124,500	249,000	3,532	7,064	12,362	3,532	0	0	130,013
Gary L. Guerrieri	3/21/2012	0	112,073	224,146	3,532	7,064	12,362	3,532	0	0	130,013
Timothy G. Rubritz	3/21/2012	0	54,472	108,944	1,766	3,532	6,181	1,766	0	0	65,006
Brian F. Lilly	3/21/2012	0	0	0	0	0	0	0	0	0	0

(1)

The amounts shown represent the threshold, target and maximum amounts to be earned by the NEO under the annual incentive compensation program based upon our performance during 2012. The amounts actually earned for 2012 were above the target and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

The amounts shown represent the threshold, target and maximum amounts that could be earned by the NEO under performance-based restricted stock awards granted March 21, 2012, based upon the Company’s performance during the four-year performance period commencing January 1, 2012, and ending December 31, 2015, provided the NEO remains continuously employed through the March 1, 2016, vesting date. As of December 31, 2012, we believe that it is probable that we will achieve the performance conditions at or above the target level. If we meet the performance conditions, and the NEO terminates service prior to the vesting date, the program may provide partial vesting depending on the reason for termination as more particularly detailed in the Potential Payments Upon Termination or Change in Control tables. In 2012, the awards were in restricted stock units as more particularly described in the Long-Term Awards Section above.

(3)

The amount shown represents the number of shares of service-based restricted stock granted March 21, 2012, and December 19, 2012, which will vest if the NEO remains continuously employed until the January 16, 2015, vesting date, and in the case of Mr. Delie, the December grant vests in full on January 16, 2016.

(4)

The amount shown represents the grant date fair value as determined under ASC Topic 718 of all service-based restricted stock awards, and all performance-based restricted stock awards, assuming payout at target levels, granted in 2012.

Participants who terminate service prior to year end are not eligible for annual incentive compensation under the program. In the event of death, disability or retirement (i.e., age 55 with five years of service) during the year or before we make payment of the annual incentive award amount, the Committee may approve a discretionary pro-rata award. The program provides for payment in the case of a change in control as more particularly detailed in the Potential Payments Upon Termination or Change in Control tables.

The NEO has full voting rights with respect to the restricted shares. In addition, the NEO has full cash and stock dividend rights with respect to the restricted shares; provided that (i) all such dividends shall be credited to the NEO’s account in the DRP and, in the case of cash dividends, used to purchase shares pursuant to the DRP; and (ii) all shares credited to the NEO’s account as a result of such cash or stock dividends shall be subject to the same restrictions and risk of forfeiture as the underlying restricted shares. We issue Performance-Based Awards in the form of restricted stock units that earn dividend equivalents, which are subject to the same restrictions and vesting schedule as the underlying restricted stock units. The program allows for accelerated or pro-rated vesting of the restricted stock units in the case of death, disability, retirement, or change in control as more particularly detailed in the Potential Payments Upon Termination or Change in Control tables.

There are 3,162,408 shares remaining available for awards under the 2007 Plan, which represent 2.2% of our outstanding shares of common stock.

2012 Outstanding Equity Awards at Fiscal Year-End(1)

The following table sets forth certain information summarizing the outstanding equity awards of each NEO as of December 31, 2012.

	Option Awards(2)					Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options Exercisable(4) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(6) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen J. Gurgovits	53,227	0	0	13.74803	1/20/2013	162,822	1,729,170	152,440	1,618,913
Vincent J. Delie, Jr.	0	0	0	0	n/a	115,164	1,223,042	84,304	895,308
Vincent J. Calabrese, Jr.	0	0	0	0	n/a	40,894	434,294	40,081	425,660
John C. Williams, Jr.	0	0	0	0	n/a	23,787	252,618	29,376	311,973
Gary L. Guerrieri	6,224	0	0	13.74803	1/20/2013	43,894	466,154	40,081	425,660
Timothy G. Rubritz	0	0	0	0	n/a	7,889	83,781	20,041	212,835
Brian F. Lilly	0	0	0	0	n/a	0	0	0	0

(1)	All awards were made under the 2007 Plan, the 2001 Plan or the F.N.B. Corporation 1998 Director Stock Option Plan (collectively referred to as the “Incentive Plans”).

(2)

Options may be granted under the Incentive Plans with up to a ten-year expiration date and with a strike price of no less than 100% of the closing sales price of our common stock on the NYSE on the business day preceding the award date. Options cannot be transferred or assigned by a participant under the Incentive Plans, other than by will or pursuant to the laws of succession. We have not issued stock options for any year reported in the Summary Compensation Table.

(3)

Stock Awards are shares of common stock awarded under the Incentive Plans subject to a restriction period and/or satisfaction of one or more performance-based criteria, as determined by the Committee. Unless otherwise determined by the Committee, if a participant terminates employment with us or our subsidiaries for a reason other than retirement, disability, death or change in control, as detailed in the Potential Payments Upon Termination or Change in Control tables, before the expiration of the applicable restriction period, the participant will forfeit any restricted shares or units that are still subject to a restriction. When restricted stock or units vest, the participant recognizes ordinary income on the then market value of the shares, and we receive a tax deduction in that same amount.

(4)	All outstanding stock options described in this table are 100% vested.

(5)

Restricted stock shares in this column consist of all service-based restricted shares outstanding and performance-based restricted stock units that will vest if the NEO remains employed on the vesting date because we already have met the performance thresholds. These restricted stock units and shares, as applicable, vested or are scheduled to vest as follows:

Vesting Date	Mr. Gurgovits	Mr. Delie	Mr. Calabrese	Mr. Williams	Mr. Guerrieri	Mr. Rubritz	Mr. Lilly
January 16, 2013	45,632	18,717	10,323	3,378	11,382	3,736	0
March 1, 2013	95,349	41,330	22,265	12,103	24,206	0	0
January 16, 2014	21,841	21,252	4,656	4,656	4,656	2,328	0
January 16, 2015	0	22,459	3,650	3,650	3,650	1,825	0
January 16, 2016	0	11,406	0	0	0	0	0
(6)

Restricted stock shares in this column are reported assuming that the Company will achieve its performance goals at maximum for the 2009 and 2010 Performance-Based Awards and assuming that the Company will achieve its performance goals between target and maximum for the 2011 and 2012 Performance-Based Awards. Based on that assumption, these restricted stock units are scheduled to vest as follows:

Vesting Date	Mr. Gurgovits	Mr. Delie	Mr. Calabrese	Mr. Williams	Mr. Guerrieri	Mr. Rubritz	Mr. Lilly
March 1, 2014	100,458	37,879	21,410	10,705	21,410	10,705	0
March 1, 2015	51,982	23,434	11,079	11,079	11,079	5,540	0
March 1, 2016	0	22,991	7,592	7,592	7,592	3,796	0

2012 Option Exercises and Stock Vested(1)

The following table contains information concerning the aggregate option exercises and the vesting of restricted stock by the NEOs in 2012.

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen J. Gurgovits	0	0	24,367	299,715
Vincent J. Delie, Jr.	0	0	22,580	262,449
Vincent J. Calabrese, Jr.	0	0	6,175	75,956
John C. Williams, Jr.	0	0	3,314	40,768
Gary L. Guerrieri	0	0	6,628	81,522
Timothy G. Rubritz	0	0	0	0
Brian F. Lilly	0	0	0	0

(1)	All awards were made under the Incentive Plans.

(2)	The amount included in the table above reflects a value realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

2012 Pension Benefits

The following table contains information concerning the pension benefits for each NEO as of December 31, 2012:

Name	Plan Name	Number of Years Credited Service (#)(4)	Present Value of Accumulated Benefit ($)(5)	Payments During Last Fiscal Year ($)
Stephen J. Gurgovits	F.N.B. Corporation Retirement Income Plan F.N.B. Corporation ERISA Excess Retirement Plan F.N.B. Corporation Basic Retirement Plan Deferred Compensation Agreement between FNBPA and Stephen J. Gurgovits	49.25 48.25 47.25 N/A	995,659 1,419,092 3,582,243 292,921	74,320 122,873 312,528 0
Vincent J. Delie, Jr.(1)	F.N.B. Corporation Retirement Income Plan F.N.B. Corporation ERISA Excess Retirement Plan	5.17 5.17	90,996 33,549	0 0
Vincent J. Calabrese, Jr.(1)	F.N.B. Corporation Retirement Income Plan F.N.B. Corporation ERISA Excess Retirement Plan	3.75 3.75	65,585 5,202	0 0
John C. Williams, Jr.(2)	n/a	n/a	0	0
Gary L. Guerrieri	F.N.B. Corporation Retirement Income Plan F.N.B. Corporation ERISA Excess Retirement Plan F.N.B. Corporation Basic Retirement Plan	24.17 24.17 22.17	521,741 86,708 51,378	0 0 0
Timothy G. Rubritz(2)	n/a	n/a	0	0
Brian F. Lilly(3)	F.N.B. Corporation Retirement Income Plan F.N.B. Corporation ERISA Excess Retirement Plan F.N.B. Corporation Basic Retirement Plan	7.17 7.17 5.17	171,957 N/A N/A	0 0 0

(1)	Messrs. Calabrese and Delie do not participate in the BRP.

(2)	Messers. Williams and Rubritz do not participate in the RIP, BRP or the Excess Plan as we froze those plans to new participants before Mr. Williams and Mr. Rubritz commenced employment with us.

(3)	Mr. Lilly was not vested in the Excess Plan or the BRP at the time of his termination of employment. As such, he is not entitled to a benefit under either of these plans.

(4)	Our pension plans do not provide credit for additional years of service to any of the NEOs.

(5)

For the RIP, the Excess Plan and the BRP, the present value of accumulated benefits reflected above was determined using the same assumptions as used for the December 31, 2012, financial statement disclosures, except assuming retirement at the normal retirement age, 65. We have assumed a discount rate of 3.85% for the RIP and 3.35% for the BRP and the Excess Plan and used the RP-2000 Projected to 2014 Mortality table (gender distinct) for post-retirement mortality. The present value of the accumulated benefit under the Deferred Compensation Agreement between FNBPA and Mr. Gurgovits is calculated in accordance with ASC Topic 715, Compensation-Retirement Benefits assuming an interest rate of 6.20% and assuming that payments will commence on January 1, 2014, and will continue for nine and one-half years. The present value reported above is reflected as an accrued liability in the financial statements of FNBPA as of December 31, 2012.

The following is a summary of our qualified and non-qualified plans mentioned in the Pension Benefits table:

Retirement Income Plan

Until 2008, the RIP, a traditional defined benefit plan qualified under the Code and subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), was available to all salaried employees, except FNIA employees. In 2007, we closed the RIP to employees who commenced employment with us or our affiliates on or after January 1, 2008, and in 2010, we froze the plan and we have not made accruals for participants after December 31, 2010. The RIP provides for benefit payments in the form of a lifetime annuity with five years guaranteed and provides the participant with the ability to select from several choices for the form of the annuity. The election that the participant chooses may affect the amount of the annual benefit as reflected in the 2012 Pension Benefits table. Effective January 1, 2007, we amended the plan such that the benefit is calculated in two pieces. First, for the period worked by a participant prior to January 1, 2007, (“Pre-2007 Benefit”) the annual annuity benefit is payable without reduction to participants with five years of service who retire after age 62 and is calculated by multiplying each participant’s final average base salary by 1.2% plus, if appropriate, 0.5% of the participant’s final average base salary that is in excess of covered compensation (as defined in Section 401(1)(5)(E) of the Code), with the sum being multiplied by the participant’s years of credited service, not to exceed 25 years including service through December 31, 2006. A participant’s final average base salary is calculated using the highest 60 consecutive months of base salary, not including incentive compensation, within the last 120 months of the participant’s service with us or our affiliates prior to January 1, 2007. The Pre-2007 Benefit was frozen as of December 31, 2006. Beginning in 2007, we calculated each participant’s benefit by adding the Pre-2007 Benefit to the benefit determined under the post-2007 formula detailed below. For 2007 through 2010 (“Post-2007 Benefit”), we calculated each participant’s annual retirement benefit by taking the participant’s total pay earned from January 1, 2007, through December 31, 2010, and multiplying it by 1%. The benefit earned after 2007 is payable without reduction to participants who retire on or after age 65. The RIP provides for cliff vesting after five years of employment. The RIP provides for an early commencement reduction factor that decreases as the participant’s age approaches the normal retirement age of 62 for the Pre-2007 Benefit and 65 for the Post-2007 Benefit. The early reduction factor is multiplied by the participant’s benefit as determined by the RIP to arrive at the reduced benefit.

ERISA Excess Retirement Plan

The Excess Plan is a non-qualified plan under ERISA and was available to all participants of the RIP until December 31, 2010, when we ceased all future accruals. Mr. Gurgovits commenced receiving benefits in 2009, and continued receiving a monthly payment under the plan. As noted earlier, Mr. Gurgovits re-commenced service as CEO later in 2009 and again began accruing benefits under the Excess Plan in January 2010. After Mr. Gurgovits retired as CEO in 2012, we began paying his increased benefit in March 2012. The Excess Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowable under the Code and the amount that would be provided under the RIP formula if the Code did not impose limits on the amount of compensation included for purposes of calculating a qualified plan benefit. The Excess Plan provides the full amount of benefit that would have been paid under the formula of the RIP but for the Code limits, reduced by the amount of benefit that is actually provided by the RIP. The participant’s rights to benefits under the Excess Plan cliff vest at 100% if the participant terminates service due to death, after a “change in control” (as defined in the Excess Plan), or upon retirement on or after reaching age 55 with five years of service. Benefits are payable either in an annuity or a lump sum depending upon the reason for termination, with payments commencing the first day of the month following six months after the participant separates from service.

Basic Retirement Plan

The BRP is a separate supplemental executive retirement benefit plan, applicable to some of our NEOs who were designated by the Committee. Effective December 31, 2008, we amended the BRP such that there will not be any new participants in the plan and no additional accruals for existing participants. Officers participating in the BRP receive a benefit based on a target benefit percentage that is based on the officer’s years of service at retirement. The target percentages are based upon the tier assigned to the participant by the Committee. The tier percentages are as follows: Tier 1, 3.00% for each of the first ten years of employment, plus 1.50% for each of the next ten years of employment, plus 0.75% for each of the next ten years of employment; Tier 2, 3.50% for each of the first ten years of employment, plus 2.00% for each of the next ten years of employment, plus 0.75% for each of the next ten years of employment. Prior to 2005, there was also a CEO Tier that provided the following target percentages: 4.00% for each of the first ten years of employment, plus 2.50% for the next ten years of employment, plus 1.00% for each of the next five years of employment. Mr. Gurgovits participated in the BRP at this level.

When a participant retires, the benefit under the BRP is a monthly benefit equal to the participant’s aggregate target benefit percentage multiplied by the participant’s highest average monthly cash compensation including bonuses during five consecutive calendar years within the last ten calendar years of employment before 2009. This monthly benefit is reduced by the monthly benefit the participant receives from the Social Security Administration, the RIP, the Excess Plan, and the annuity equivalent of the automatic contributions paid to participants under the 401(k) and Lost Match Plans.

The participant’s rights to benefits under the BRP vest at 100% if the participant terminates service due to death, disability, after a “change in control” (as defined in the BRP), or normal retirement (age 65). The BRP contains a provision for reducing the basic benefit if the participant retires prior to normal retirement but on or after early retirement (age 55 with five years of service). A participant forfeits benefits in the event we terminate the participant’s employment for cause or a participant voluntarily terminates employment prior to early retirement.

Similar to the Excess Plan, Mr. Gurgovits had additional service after his retirement in 2009. However, this did not change his benefit amount.

In addition to the above referenced plans, the 2012 Pension Benefits table shows an accumulated benefit for Mr. Gurgovits under a non-qualified deferred compensation agreement. Our Board and the board of directors of FNBPA entered into a Deferred Compensation Agreement with Mr. Gurgovits on January 1, 1986. The Deferred Compensation Agreement provides for payments of annual deferred benefits for a period of ten years commencing upon: (i) retirement from us or FNBPA upon reaching the age of 62; (ii) complete and total disability; or (iii) the death of Mr. Gurgovits in the event such death occurs prior to retirement. During 2005, Mr. Gurgovits, intending to delay his retirement until age 65, elected to defer payments for an additional three years. On December 31, 2008, we and Mr. Gurgovits signed an amendment to the deferred compensation agreement that states we will commence payments beginning January 1, 2014, and continue such on a monthly basis over a nine and one-half year period.

2012 Non-Qualified Deferred Compensation

The following table contains information concerning the non-qualified deferred compensation plan account balances for each NEO for 2012. All contributions are under the ERISA Excess Lost Match Plan or a predecessor plan, as described below.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Stephen J. Gurgovits	0	67,568	(544)	0	460,139
Vincent J. Delie, Jr.	0	40,622	549	0	84,233
Vincent J. Calabrese, Jr.	0	16,220	163	0	28,113
John C. Williams, Jr.	0	15,062	132	0	23,895
Gary L. Guerrieri	0	12,498	133	0	22,994
Timothy G. Rubritz	0	0	0	0	0
Brian F. Lilly	0	16,257	265	74,857	0

(1)	Note that the amount of our contributions is also included in the All Other Compensation column of the Summary Compensation Table. These contributions are not in addition to the amount reported there.

(2)	This plan does not provide for above-market interest.

(3)

Our contributions during each fiscal year have historically been reported in the Summary Compensation Table for each year in which the NEO was considered such, and aggregate earnings during the fiscal year have been historically excluded from the Summary Compensation Table. Additionally, the amounts reflected represent the NEO’s entire balance under this plan which is fully vested.

The amounts reflected in the Non-Qualified Deferred Compensation table were contributed to accounts for the NEOs under the ERISA Excess Lost Match Plan or a predecessor plan. The ERISA Excess Lost Match Plan provides for Company contributions, equal to the difference, if any, between the maximum benefit allowable under the Code and the amount that would be provided under the 401(k) Plan if the IRS did not impose contribution or pay limitations. Under the ERISA Excess Lost Match Plan, the amount credited to the participant’s account accrues interest at the rate set by FNBPA as its highest interest rate on the first day of the year on the longest term IRA account that it offers. The benefit is then paid as a single lump sum on the first of the month following six months after the participant terminates employment.

Except for Mr. Gurgovits, the amounts contributed to each participant’s account are solely based upon the ERISA Excess Lost Match Plan. The amounts noted for Mr. Gurgovits also include amounts for periods prior to January 1, 2003, when the ERISA Excess Lost Match Plan first became effective. Until 2003, the Company’s BRP contained provisions similar to the ERISA Excess Lost Match Plan. Mr. Gurgovits’ participant account reflects amounts accrued under the ERISA Excess Lost Match Plan and the BRP. Until October 17, 2002, the BRP provisions determined the cumulative value in a participant’s account as though the amounts were invested in shares of our common stock based upon the price at the time we credited the participant’s account plus an amount equal to dividends that would be payable on such shares. After October 17, 2002, additional accruals in a participant’s account are based on the actual amount which the participant “lost” due to Code provisions plus the highest interest rate equal to the amount which FNBPA paid on the first business day of the year on its longest term IRA accounts. Notwithstanding the accrual methodology prior to October 17, 2002, all amounts distributed under the prior plan are in cash.

We also maintain a deferred compensation plan known as the F.N.B. Corporation Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Committee may select a group of management employees to participate in the plan. The Deferred Compensation Plan provides participants the ability to defer into the plan a portion of his or her annual cash compensation, including 50% of base salary and 100% of any annual incentive compensation he or she would otherwise receive to help postpone and minimize taxes while accumulating capital on a pre-tax basis until termination of employment. A participant may elect to defer his or her compensation into a fixed interest rate option, with the interest rate determined by the Committee. Currently, there are no participants in the Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

Our current NEOs are each a party to an employment agreement that provides for certain salary and benefits upon termination of employment under various scenarios. However, Mr. Williams was not a party to an employment agreement on December 31, 2012. The agreements are all described more fully in the narrative and tables below. The tables below set forth the estimated current value of benefits that could be paid to each of our NEOs upon various termination events. The actual amounts paid upon any of these termination events will only be known at the time that the benefits become payable. The tables reflect the amounts that could be payable under the various arrangements if the event in question occurred as of December 31, 2012. The NEOs’ employment agreements do not provide for any additional payments or benefits in the event of a voluntary termination of employment by the executive without good reason or an involuntary termination by us for cause. Under those scenarios, the NEOs are only entitled to their accrued and unpaid obligations, such as salary, unused vacation, and vested benefits. The following tables contain common information about our qualified and non-qualified plans and policies, as well as assumptions used by us in arriving at the amounts contained in the tables. To the extent the information is common it is contained in the endnotes to the Potential Payments Upon Termination or Change in Control tables and is indicated by letters.

Mr. Gurgovits retired as CEO in 2012 but continues to provide consulting services to the Company pursuant to a Consulting Agreement described below. In connection with his retirement, Mr. Gurgovits received the amounts set forth below under the “Retirement” column except the following: (i) the restricted stock awards which continue to vest during his consulting arrangement; (ii) the split-dollar life insurance policy, which is still maintained and was not surrendered; (iii) amounts under the ERISA Excess Lost Match Plan which, pursuant to its terms, will be paid following the termination of the consulting arrangement; (iv) the Deferred Compensation

Agreement, payments under which will commence January 2014; and (v) the 401(k) Plan, which payments Mr. Gurgovits may elect to receive at any time. The amounts set forth in the other columns of the table below illustrate the items that Mr. Gurgovits would have received had his employment been terminated for the reasons stated as of December 31, 2012, and include the remainder of his consulting fees which would have become due upon termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN

CONTROL — STEPHEN J. GURGOVITS

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control — Termination ($)	Change in Control — No Termination ($)	Good Reason or Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)

Compensation:
Base Salary Continuation(1)	0	2,294,352	0	2,294,352	0	0
Executive Incentive Compensation(a)	89,165	89,165	89,165	0	89,165	89,165
Restricted Stock:
Unvested and Accelerated(b)	2,727,991	2,368,707	2,368,707	0	2,368,707	2,805,307
Benefits and Perquisites:
Accrued Vacation(c)	0	0	0	0	0	0
401(k) Plan(d)(2)	302,833	302,833	0	302,833	302,833	302,833
RIP(e)(2)	995,659	995,659	0	995,659	343,919	995,659
Excess Plan(f)(2)	1,419,062	1,468,377	0	1,419,062	146,653	1,419,062
BRP(f)(2)	3,582,243	3,707,041	0	3,582,243	333,057	3,582,243
ERISA Excess Lost Match Plan(3)	460,139	460,139	0	460,139	460,139	460,139
Deferred Compensation(4)	292,921	292,921	0	292,921	292,921	292,921
Split Dollar Life Insurance(5)	316,858	316,858	0	316,858	1,808,676	316,858
Total	10,186,871	12,296,052	2,457,872	9,664,067	6,146,070	10,264,187

(1)

In the event that we terminate Mr. Gurgovits’ employment without cause (including in connection with a change in control) or if he terminates his employment for good reason, he is entitled to receive his annual consulting fee for the remaining term of his consulting agreement, as amended. In the case of termination for any other reason, Mr. Gurgovits is not entitled to any additional amounts.

(2)	Mr. Gurgovits is 100% vested in his benefit under this plan.

(3)

Mr. Gurgovits is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Gurgovits’ account balance under this plan as of December 31, 2012. Upon termination of employment for any reason, Mr. Gurgovits is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

(4)

Since Mr. Gurgovits has satisfied the retirement eligibility requirements, if he were to leave the Company for any reason, he would be entitled to the amounts shown above. The amounts reflected above represent the present value of accumulated benefits under the Deferred Compensation Agreement between FNBPA and Mr. Gurgovits calculated in accordance with ASC Topic 715, Compensation-Retirement Benefits assuming an interest rate of 6.20%. Payments will commence on January 1, 2014, and will continue for nine and one-half years; therefore, no benefit is immediately payable.

(5)

The Company maintains a split dollar life insurance policy for Mr. Gurgovits through a third-party insurance company. Mr. Gurgovits is the owner of the policy. However, a collateral assignment exists that entitles FNBPA to an interest in the policy equal to the total amount of premiums it has paid to date on the policy. The return of premiums will occur upon the earlier of Mr. Gurgovits’ death or his surrender of the policy. The amounts reflected above represent the excess death benefit proceeds or cash surrender value in the policy, over FNBPA’s interest in the policy, which will go to his beneficiary in the case of death, or to him, in the case of earlier surrender of the policy after termination of employment.

On June 18, 2008, the Company and FNBPA entered into a Consulting Agreement with Mr. Gurgovits that amended the prior agreement in order to ensure compliance with Code Section 409A, and became effective upon Mr. Gurgovits’ retirement and would have expired on the fifth anniversary of its effective date. However, on August 19, 2009, because Mr. Gurgovits returned to the role of CEO after his retirement, we entered into the First Amended and Restated Consulting Agreement that tolled the running of the Consulting Agreement during the period Mr. Gurgovits was CEO. The term of the Consulting Agreement re-commenced March 1, 2012, and has a remaining term of 48 months as of December 31, 2012. Under the terms of the Consulting Agreement, Mr. Gurgovits agrees to perform assignments and projects upon which we and FNBPA along with Mr. Gurgovits mutually agree. The Consulting Agreement, as amended by the 2012 Amendment, specifies that we and FNBPA shall pay Mr. Gurgovits an annual consulting fee equal to the sum of 50% of his base salary for the year ending December 31, 2011, plus 50% of the amount that is equal to the average percentage that his bonus payment bears to his average base salary for the years ending December 31, 2009, 2010, and 2011. Moreover, the Consulting Agreement provides that Mr. Gurgovits is entitled to certain benefits, including automobile expenses, club dues and related benefits. Upon termination of the Consulting Agreement other than for “cause,” death or good reason, as those terms are defined in the Consulting Agreement, Mr. Gurgovits will be entitled to receive his annual fee for the remainder of the term of the Consulting Agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN

CONTROL — VINCENT J. DELIE, JR.

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control — Termination ($)	Change in Control — No Termination ($)	Good Reason or Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)

Compensation:
Base Salary Continuation(1)	0	1,575,000	0	1,575,000	0	471,000
Executive Incentive Compensation(a)(2)	0	432,372	432,372	0	432,372	432,372
Bonus(1)	0	1,012,253	0	1,012,253	0	0
Restricted Stock:
Unvested and Accelerated(b)(2)	0	1,708,657	1,708,657	0	1,708,657	1,710,170
Benefits and Perquisites:
Accrued Vacation(c)	25,240	25,240	0	25,240	25,240	25,240
Post-Termination Health Care(3)	0	0	0	0	0	0
401(k) Plan(d)(4)	104,656	104,656	0	104,656	104,656	104,656
RIP(e)(5)	0	90,996	0	90,996	72,526	90,996
Excess Plan(f)(6)	0	25,711	0	0	25,129	33,549
ERISA Excess Lost Match Plan(7)	84,233	84,233	0	84,233	84,233	84,233
Total:	214,129	5,059,118	2,141,029	2,892,378	2,452,813	2,952,216

(1)

In the event that we terminate Mr. Delie’s employment without cause, or if he terminates his employment for good reason, he is entitled to base salary continuation and a bonus payment for three years. In the event of a change in control resulting in his termination, he is entitled to three times his base salary plus a bonus amount payable immediately as a lump sum. The bonus amount is calculated by taking the average of the annual amounts paid, whether paid in cash, company stock or other form, to Mr. Delie as a bonus for the last three completed fiscal years. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Delie is not entitled to any additional amounts.

(2)	Based on Mr. Delie’s age and length of service, he is not eligible for retirement; therefore, in the case of retirement, no benefit is immediately payable.

(3)

In the event that we terminate Mr. Delie’s employment without cause, or if he terminates his employment for good reason, he is entitled to continue to participate in our group health plan on the same terms and at the same cost as active employees for 36 months or until he first becomes eligible for coverage under any group health plan of another employer. Mr. Delie did not participate in our medical plan in 2012. In the case of termination for any other reason, Mr. Delie is not entitled to any additional amounts.

(4)	Mr. Delie is 100% vested in his benefit under this plan.

(5)	Mr. Delie is 100% vested in his benefit under this plan.

(6)	Based on Mr. Delie’s age and length of service, he is 0% vested in his benefit under this plan, but will become 100% vested in this plan in the event of death, disability or upon a change in control.

(7)

Mr. Delie is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Delie’s account balance under this plan as of December 31, 2012. Upon termination of employment for any reason, Mr. Delie is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

Mr. Delie’s employment agreement does not provide for any additional benefits, other than the payment of accrued and unpaid obligations existing at the time of a voluntary termination of employment by Mr. Delie without good reason or by us for cause. Mr. Delie’s agreement allows him to terminate the agreement for good reason and obtain the same termination benefits as if he was terminated by the Company for a reason other than cause. Under the terms of his agreement, good reason exists if Mr. Delie experiences any of the following: reduction in base salary, unless the reduction is less than 10% and part of an overall reduction; a material diminution in compensation and benefits unless part of an overall reduction; a material diminution of his authority, duties and responsibilities; a change of material duties that are inconsistent with the position; a material diminution of the budget over which he maintains control; relocation of his office more than 50 miles from both Pittsburgh and Hermitage, Pennsylvania; or there occurs material diminution of the duties of his supervisor or a material breach of the agreement by us. Mr. Delie’s contract does not provide a gross-up under Section 280G of the Code

For purposes of Mr. Delie’s and all other NEO’s employment agreements, “change in control” means any merger or consolidation with another corporation, and as a result of such merger or consolidation, our shareholders as of the day preceding such transaction will own less than 51% of the outstanding voting securities of the surviving corporation, or in the event that there is (in a single transaction or series of related transactions) a sale or exchange of 80% or more of our common stock for securities of another entity in which our shareholders will own less than 51% of such entity’s outstanding voting securities, or in the event of the sale of a substantial portion of our assets (including the capital stock we own in our subsidiaries) to an unrelated third party.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN

CONTROL — VINCENT J. CALABRESE, JR.

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control — Termination ($)	Change in Control — No Termination ($)	Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary Continuation(1)	0	630,000	0	630,000	0	261,000
Executive Incentive Compensation(a)(2)	0	172,008	172,008	0	172,008	172,008
Restricted Stock:
Unvested and Accelerated(b)(2)	0	639,246	639,246	0	639,246	683,777
Benefits and Perquisites:
Accrued Vacation(c)	13,933	13,933	0	13,933	13,933	13,933
Post-Termination Health Care(3)	0	19,999	0	19,999	0	0
401(k) Plan(d)(4)	93,195	93,195	0	93,195	93,195	93,195
RIP(e)(5)	0	65,585	0	65,585	50,478	65,585
Excess Plan(f)(6)	0	4,167	0	0	3,882	5,202
ERISA Excess Lost Match Plan(7)	28,113	28,113	0	28,113	28,113	28,113
Total:	135,241	1,666,246	811,254	850,825	1,000,855	1,322,813

(1)

In the event that we terminate Mr. Calabrese’s employment without cause or following a change in control, he is entitled to base salary continuation for two years. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Calabrese is not entitled to any additional amounts.

(2)	Based on Mr. Calabrese’s age and length of service, he is not eligible for retirement; therefore, in the case of retirement, no benefit is immediately payable.

(3)

In the event that we terminate Mr. Calabrese’s employment without cause or following a change in control, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance for 18 months less the amount that Mr. Calabrese would have paid towards his medical insurance if he were still employed during that time. In the case of termination for any other reason, Mr. Calabrese is not entitled to any additional amounts.

(4)	Mr. Calabrese is 100% vested in his benefit under this plan.

(5)	Mr. Calabrese is 100% vested in his benefit under this plan.

(6)

Based on Mr. Calabrese’s age and length of service, he is 0% vested in his benefit under this plan, but will become 100% vested in this plan in the event of death, disability or upon a change in control.

(7)

Mr. Calabrese is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Calabrese’s account balance under this plan as of December 31, 2012. Upon termination of employment for any reason, Mr. Calabrese is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

Neither Mr. Calabrese’s employment agreement detailed in the table above (“Prior Contract”) nor his 2013 Contract provide for any additional benefits other than the payment of accrued and unpaid obligations existing at the time of a voluntary termination of employment by Mr. Calabrese or by the Company for cause. Mr. Calabrese’s Prior Contract provided for a reduction of certain amounts in the above tables after the first 12 months of payments if Mr. Calabrese obtains new employment. Mr. Calabrese’s Prior Contract provided that upon a change in control, if the acquiring company terminates Mr. Calabrese’s employment, Mr. Calabrese may obtain employment with a competitive enterprise, which new employment would otherwise be restricted by the employment agreement, provided Mr. Calabrese releases the acquiring company from any payment obligations under the terms of his employment agreement. Neither the Prior Contract nor the 2013 Contract provides for a gross-up under Section 280G of the Code. “Change in control” has the same definition as noted above for Mr.  Delie.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN

CONTROL — JOHN C. WILLIAMS, JR.

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control — Termination ($)	Change in Control — No Termination ($)	Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)

Compensation:
Base Salary Continuation(1)	0	0	0	0	0	261,000
Executive Incentive Compensation(a)(2)	0	173,328	173,328	0	173,328	173,328
Restricted Stock:
Unvested and Accelerated(b)(2)	0	438,868	438,868	0	438,868	416,849
Benefits and Perquisites:
Accrued Vacation(c)	12,115	12,115	0	12,115	12,115	12,115
Post-Termination Health Care	0	0	0	0	0	0
401(k) Plan(d)(3)	74,177	74,177	0	74,177	74,177	74,177
RIP(e)(4)	0	0	0	0	0	0
Excess Plan(f)(4)	0	0	0	0	0	0
BRP(f)(4)	0	0	0	0	0	0
ERISA Excess Lost Match Plan(5)	23,895	23,895	0	23,895	23,895	23,895
Total:	110,187	722,383	612,196	110,187	722,383	961,364

(1)

In the event of disability, Mr. Williams is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Williams is not entitled to any additional amounts.

(2)	Based on Mr. Williams’ age and length of service, he is not eligible for retirement; therefore, in the case of retirement, no benefit is immediately payable.

(3)	Mr. Williams is 100% vested in his benefit under this plan.

(4)	Mr. Williams does not participate in this plan.

(5)

Mr. Williams is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Williams’ account balance under this plan as of December 31, 2012. Upon termination of employment for any reason, Mr. Williams is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

As noted above, Mr. Williams did not have an employment agreement in effect in 2012. His new contract, which he entered into with the Company on February 21, 2013, does not provide for any additional benefits, other than the payment of accrued and unpaid obligations existing at the time of a voluntary termination of employment by Mr. Williams or the Company for cause. His new contract does not provide for a gross-up under Section 280G of the Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN

CONTROL — GARY L. GUERRIERI

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control — Termination ($)	Change in Control — No Termination ($)	Good Reason or Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)

Compensation:
Base Salary Continuation(1)	0	564,480	0	564,480	0	228,240
Executive Incentive Compensation(a)(2)	0	156,027	156,027	0	156,027	156,027
Restricted Stock:
Unvested and Accelerated(b)(2)	0	662,275	662,275	0	662,275	715,641
Benefits and Perquisites:
Accrued Vacation(c)	21,168	21,168	0	21,168	21,168	21,168
Post-Termination Health Care(3)	0	19,999	0	19,999	0	0
401(k) Plan(d)(4)	152,455	152,455	0	152,455	152,455	152,455
RIP(e)(4)	0	521,741	0	521,741	347,174	521,741
Excess Plan(f)(5)	0	72,664	0	0	52,852	86,708
BRP(f)(5)	0	53,975	0	0	42,919	51,378
ERISA Excess Lost Match Plan(6)	22,994	22,994	0	22,994	22,994	22,994
Total:	196,617	2,247,778	818,302	1,302,837	1,457,864	1,956,352

(1)

In the event that we terminate Mr. Guerrieri’s employment without cause, he is entitled to base salary continuation for two years. In the event that Mr. Guerrieri voluntarily terminates his employment within 90 days of a change in control, he is entitled to a cash payment, equal to one times his base amount as defined in Section 280(G)(b)(3) of the Code, paid in three equal installments with the first payment to be made on the effective date of his termination of employment, the second payment to be made on the last day of the sixth month following such effective date and the third payment to be made on the last day of the 12th month following such effective date. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Guerrieri is not entitled to any additional amounts.

(2)	Based on Mr. Guerrieri’s age and length of service, he is not eligible for retirement; therefore, in the case of retirement, no benefit is immediately payable.

(3)

In the event that we terminate Mr. Guerrieri’s employment without cause, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance for 18 months less the amount that Mr. Guerrieri would have paid towards medical insurance if he were still employed during that time. In the case of termination for any other reason, Mr. Guerrieri is not entitled to any additional amounts.

(4)	Mr. Guerrieri is 100% vested in his benefit under this plan.

(5)

Based on Mr. Guerrieri’s age and length of service, he is 0% vested in his benefit under this plan, but will become 100% vested in this plan in the event of death, disability or upon a change in control.

(6)

Mr. Guerrieri is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Guerrieri’s account balance under this plan as of December 31, 2012. Upon termination of employment for any reason, Mr. Guerrieri is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

Mr. Guerrieri’s employment agreement provides that Mr. Guerrieri may voluntarily terminate his employment after a change of control and receive a bonus payment payable in three installments equal to his Base Amount as defined in the Code. His contract does not provide for a gross-up under Section 280G of the Code. It was our intention when structuring the amendment to his agreement that any payments will comply with Code Section 409A. He is not entitled to any additional benefits other than accrued and unpaid obligations under a termination of employment voluntarily by Mr. Guerrieri or by the Company for cause. Mr. Guerrieri’s agreement provides for a reduction of certain amounts in the above tables after the first 12 months of payments if Mr. Guerrieri obtains new employment. Mr. Guerrieri’s employment agreement provides that upon a change in control, if the acquiring company terminates Mr. Guerrieri’s employment, Mr. Guerrieri may obtain employment with a competitive enterprise, which new employment would otherwise be restricted by the employment agreement, provided Mr. Guerrieri releases the acquiring company from any payment obligations under the terms of the employment agreement. “Change in control” has the same definition as noted above for Mr. Delie.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN

CONTROL — TIMOTHY G. RUBRITZ

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control — Termination ($)	Change in Control — No Termination ($)	Good Reason or Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary Continuation(1)	0	370,032	0	370,032	0	131,016
Executive Incentive Compensation(a)(2)	0	75,835	75,835	0	75,835	75,835
Restricted Stock:
Unvested and Accelerated(b)(2)	0	236,930	236,930	0	236,930	208,527
Benefits and Perquisites:
Accrued Vacation(c)	1,779	1,779	0	1,779	1,779	1,779
Post-Termination Health Care(3)	0	14,525	0	14,525	0	0
401(k) Plan(d)(4)	48,468	48,468	0	48,468	48,468	48,468
RIP(e)(5)	0	0	0	0	0	0
ERISA Excess Lost Match Plan(6)	0	0	0	0	0	0
Total:	50,247	747,569	312,765	434,804	363,012	465,625

(1)

In the event that we terminate Mr. Rubritz’s employment without cause or following a change in control, or if he terminates his employment for good reason, he is entitled to base salary continuation for two years. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Rubritz is not entitled to any additional amounts.

(2)	Based on Mr. Rubritz’s age and length of service, he is not eligible for retirement; therefore, in the case of retirement, no benefit is immediately payable.

(3)

In the event that the Company terminates Mr. Rubritz’s employment without cause or following a change in control, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance for 18 months less the amount that Mr. Rubritz would have paid towards his medical insurance if he were still employed during that time. In the case of termination for any other reason, Mr. Rubritz is not entitled to any additional amounts.

(4)	Mr. Rubritz is 100% vested in his benefit under this plan.

(5)	Mr. Rubritz does not participate in this plan.

(6)	Mr. Rubritz did not participate in this plan in 2012.

Mr. Rubritz’s contract does not provide for any additional benefits other than payment of accrued and unpaid obligations existing at the time of a voluntary termination of employment by Mr. Rubritz or by the Company for cause. Mr. Rubritz’s contract calls for a reduction of certain payments in the above tables after the first 12 months of payments if Mr. Rubritz obtains new employment. Mr. Rubritz’s contract provides that upon a change in control, if the acquiring company terminates Mr. Rubritz’s employment, he may obtain employment with a competitive enterprise, which new employment would otherwise be restricted by the employment agreement, provided Mr. Rubritz releases the acquiring company from further payment obligations. Mr. Rubritz is not entitled to any type of gross-up under Section 280G of the Code. “Change in control” has the same definition as noted above for Mr. Delie.

We have not included a table for Mr. Lilly in this section because he was not employed by us on December 31, 2012, and the amounts paid or payable in 2012 are included in the Summary Compensation Table, 2012 Grants of Plan-Based Awards Table, 2012 Outstanding Equity at Fiscal Year-End Table, 2012 Option Exercises and Stock Vested Table, 2012 Pension Benefits Table and 2012 Non-Qualified Deferred Compensation Table and the related discussion above, including the Compensation Discussion and Analysis.

Endnotes to All Potential Payments Upon Termination or Change in Control Tables:

(a) The amounts reflected in the Executive Incentive Compensation row represent the payout earned under the annual incentive portion of the 2007 Plan. We make the payout in a lump sum 45 days after the end of the year provided the participant is still employed by us on December 31st. For purposes of this table, in the event of death, disability or retirement, the Committee may approve a pro-rated award. The amount in the table is based on the assumption that the Committee would approve the award. Since the table assumes termination of employment as of December 31, 2012, pro-ration is not necessary. In the case of a change in control, the participant is entitled to receive a pro-rated award based on the date of termination not less than his targeted award. Therefore, the amount shown in the case of a change in control is based on the amount the NEO earned for 2012, not the NEO’s targeted award. In the event we terminate any of the NEOs with cause, we do not owe the NEO any additional amount.

(b) The amounts reflected represent the taxable income realized by the NEOs under each potential termination scenario based on the terms of the 2007 Plan. Under the 2007 Plan, both service-based and performance-based outstanding restricted stock awards will become 100% vested at target levels in the event of the death of the participant or upon a change in control. Under the 2007 Plan, a change in control occurs when there is a merger or other consolidation which results in a 50% or greater change in the ownership of the common stock of the resulting company. In the event a current NEO becomes disabled or terminates employment due to normal retirement, all service-based restricted stock awards, excluding the discretionary awards granted in January 2010 and December 2012, will become 100% vested, except that if the NEO retires in the same calendar year as we granted the award, the number of shares that shall vest will be pro-rated for the period worked. If an NEO, other than Mr. Gurgovits, terminates employment due to early retirement, all Service-Based Awards of restricted stock, excluding the discretionary awards granted in January 2010 and December 2012, will be pro-rated for the period worked. In the event the NEO, other than Mr. Gurgovits, terminates employment due to early or normal retirement, the discretionary awards granted in January 2010 will become 100% vested. In the event an NEO, other than Mr. Gurgovits, terminates employment due to retirement or disability and we achieve the performance objectives, the performance-based shares will vest on the vesting date except, that in the case of disability or early retirement and retirement in the calendar year that we granted the awards, the shares will vest on the vesting date in a pro-rated amount based on the period worked.

In 2012, we recognized that a scrivener’s error existed in certain Service-Based Awards and Performance-Based Awards for Mr. Gurgovits. When we granted the 2010 and 2011 restricted stock awards, the parties intended that Mr. Gurgovits would meet the service requirements if he was providing service under the Consulting Agreement or as an employee. The parties further intended that the shares would not vest upon Mr. Gurgovits’ retirement. After the Committee recognized the drafting errors, the parties amended all affected agreements in order to meet the original intentions of the parties. This included deleting provisions allowing for vesting upon retirement and adding provisions that service under the Consulting Agreement was acceptable service to meet the service requirement of the agreement. Mr. Gurgovits’ Service-Based Awards will become 100% vested if he becomes disabled and will be pro-rated for the period worked if he terminates employment due to retirement. In the event Mr. Gurgovits terminates employment due to retirement or disability and we achieve the performance objectives, the performance-based shares will vest on the vesting date in a pro-rated amount based on the period worked.

For purposes of these tables, we have assumed that the performance-based shares for the awards granted in 2009 and 2010 will vest at the maximum levels and that the awards granted in 2011 and 2012 will vest between the target and maximum levels, in the case of disability or retirement. The NEOs will forfeit all unvested awards if we terminate them without cause or if they terminate their employment for any other reason.

(c) Upon termination for any reason, the NEOs are entitled to an immediate lump sum payment of earned but unused vacation days. In the case of a Change in Control — No Termination, the NEOs would still be employed and would therefore be entitled to carry over the earned but unused vacation days for use in 2013.

(d) The amounts reflected represent the dollar amount of our matching contributions into the 401(k) Plan as of December 31, 2012. Distributions from the 401(k) Plan are in the form of a single lump sum payment and are made as soon as administratively possible after termination of employment. In the case of a change in control that does not result in termination, the NEO would still be employed, thus no benefit is immediately payable.

(e) The present values reflected above for the RIP were determined using the following assumptions: benefit payments paid as a monthly annuity commencing at age 65 (except Mr. Gurgovits, whose benefit was calculated based on a five-year certain and continuous annuity option and would commence immediately upon retirement), except in the case of disability where payments would commence at age 65 once long-term disability benefits cease; an interest rate of 3.85%; no pre-retirement mortality; and post-retirement mortality from the RP-2000 Projected to 2014 Mortality table (gender specific). The present values for Retirement, Change in Control — Termination, Good Reason or Involuntary Not for Cause Termination, and Disability were calculated based on a five-year certain and continuous annuity option. The present value for Death was calculated based on a 100% joint and survivor annuity option and assumes that the NEO and his spouse are the same age. In addition, the death benefit is assumed to commence immediately if the NEO is over age 55 or otherwise at age 55. In the case of a change in control that does not result in termination, no benefit is immediately payable. Note that we have shown the present value of the benefit available for consistency with the 2012 Pension Benefits table. However, the participant is only entitled to a lump sum distribution if the lump sum benefit under the RIP is less than $30,000.

(f) The present values reflected above for the Excess Plan and BRP were determined using the following assumptions: benefit payment paid as a monthly annuity commencing at age 65 (except Mr. Gurgovits, whose benefit was calculated based on a five-year certain and continuous annuity option and commenced August 1, 2009), except in the case of disability where payments would commence at age 65 once long-term disability benefits cease, and in the case of termination following a change in control where the payment would be in the form of an immediate lump sum; an interest rate of 3.35% for annuity payments and the IRS mandated segment rates for distributions in 2013 for the lump sum payment triggered due to Change in Control — Termination; no pre-retirement mortality; and post-retirement mortality from the RP-2000 Projected to 2014 Mortality table (gender specific) for annuity payments and the IRS mandated mortality for the lump sum payment due upon Change in Control — Termination. The present values for Retirement, Involuntary Not for Cause Termination, and Disability were calculated based on a five-year certain and continuous annuity option. The present value for Death was calculated based on a 100% joint and survivor annuity option and assumes that the NEO and his spouse are the same age. In addition, the death benefit is assumed to commence immediately if the NEO is over age 55 or otherwise at age 55. Additionally, for Mr. Gurgovits, the present values for Good Reason or Involuntary Not for Cause Termination were also calculated based upon a five-year certain and continuous annuity option. Note that we have shown the present value of the benefit available for consistency with the 2012 Pension Benefits table. The participant is not entitled to a lump sum payment unless there is a change in control.

Compensation Risk Assessment

We conducted a risk assessment of our compensation programs for the purpose of determining inherent risks in the overall compensation program. The Director of Risk Management (“Risk Manager”) conducted the assessment with the assistance of the Director of Human Resources, the Compensation and Benefits Accounting Manager and Corporate Counsel. We reviewed each compensation plan to identify any plan features that could lead an employee to take unnecessary and excessive risks that could threaten our value. We conducted a business unit review and a review of employee incentive plans and executive incentive plans, including company-wide benefit plans. We used a decision tree analysis to determine if the business unit compensation practices or the compensation plans fostered risk-taking and if so, we conducted further analysis to determine if there were compensating controls or mitigants to limit the risk. Our review of the executive incentive plans considered design features including: pay profiles, performance metrics, performance goals, payout curves, equity incentives, stock ownership requirements, performance appraisal management, and our recoupment policy. We reviewed the executive incentive plans for design features that may have the potential to encourage excessive risk-taking. Specifically, we reviewed the compensation program for the following features, among others: pay profiles that provide for low salaries and high annual incentives; the use of performance metrics that do not benefit the Company over the long term; plan goals and payouts that did not consider the impact of decisions; steep payout curves where a very high threshold level of performance is required to achieve a threshold level of incentive payout; and an over emphasis on the use of equity and long-term incentives paid in cash.

Similarly, in our review of employee compensation plans, we used a decision tree analysis that considered whether each plan was incentive based, and if so, whether the incentive was material relative to the participant’s total compensation. If the incentive was material, we further reviewed the plan to determine if the plan appeared to foster risk-taking. If the plan fostered risk-taking, we evaluated the plan to determine whether there were compensating controls or mitigants to limit our risk.

Finally, in our business unit compensation review, we assessed whether the business unit generated a materially higher level of risk to us by considering various factors about the plans within each business unit. The factors we considered, among others, included: whether the business unit carried a significant portion of our risk profile; the business unit compensation structure and whether it was different from our other units; the business units’ profitability; whether the employees in the business unit were awarded a short-term bonus while income and risk to us extended over a significantly longer period of time; and whether the compensation expenses comprise a significant percentage of the business unit revenues.

We noted a number of compensation design features that we believe reduce the likelihood of excessive risk-taking. In our compensation programs applicable to our NEOs, the Committee has downward discretion over incentive program payouts; the program provides a balanced mix of cash and equity, and short and long-term incentives, includes multiple meaningful performance metrics, and we maintain a Recoupment Policy that provides for a clawback of payouts under certain circumstances. The employee plans include performance indicators designed to measure quality control standards, compliance results and asset quality. Based upon the risk assessment presented to the Committee, we believe our employee compensation policies and procedures are not reasonably likely to have a material adverse effect on us.

2012 Director Compensation

The following table shows the compensation paid to our directors for services rendered in all capacities during 2012. Messrs. Delie and Gurgovits are not included as their compensation as a director is disclosed in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3),(4)	Total ($)
William B. Campbell	73,488	39,849	0	0	0	7,450	120,787
James D. Chiafullo	12,500	25,783	0	0	0	0	38,283
Philip E. Gingerich	55,524	39,849	0	0	0	0	95,373
Robert B. Goldstein	71,405	39,849	0	0	0	0	111,254
Dawne S. Hickton	60,464	39,849	0	0	0	0	100,313
David J. Malone	65,524	39,849	0	0	0	0	105,373
D. Stephen Martz	71,590	39,849	0	0	0	15,850	127,289
Robert J. McCarthy, Jr.(5)	47,345	47,766	0	0	0	2,227,313	2,322,424
Harry F. Radcliffe	62,637	39,849	0	0	0	0	102,486
Arthur J. Rooney, II	52,500	39,849	0	0	0	0	92,349
John W. Rose	67,843	39,849	0	0	0	5,000	112,692
Stanton R. Sheetz	52,500	39,849	0	0	0	0	92,349
William J. Strimbu	59,012	39,849	0	0	0	14,650	113,511
Earl K. Wahl, Jr.	53,488	39,849	0	0	0	0	93,337

(1)

Represents fees earned as a director of the Company. Fees earned as a director of FNBPA and F.N.B. Capital are included in the All Other Compensation column. The dollar amounts of the fees earned as a director of the Company were as follows:

Name	Annual Retainer Fee ($)(A)	Committee Chairman Fees ($)(B)
William B. Campbell	68,125	5,363
James D. Chiafullo	12,500	0
Philip E. Gingerich	55,524	0
Robert B. Goldstein	58,488	12,917
Dawne S. Hickton	60,464	0
David J. Malone	65,524	0
D. Stephen Martz	60,343	11,247
Robert J. McCarthy, Jr.	47,345	0
Harry F. Radcliffe	57,500	5,137
Arthur J. Rooney, II	52,500	0
John W. Rose	62,843	5,000
Stanton R. Sheetz	52,500	0
William J. Strimbu	59,012	0
Earl K. Wahl, Jr.	53,488	0

(A)	The amount reflected for Mr. Campbell includes the fee for his service as Lead Director of the Board.

(B)

The amount reflected for Mr. Campbell is for service as Chairman of the Board and the Nominating and Corporate Governance Committee. The amounts reflected for all other directors are for service as Committee Chairman.

(2)

Annually each director is awarded shares of our common stock. Awards granted between January 1, 2012, and March 21, 2012, were valued at $20,000 and awards granted on or after March 22, 2012, were valued at $40,000 rounded up or down to the nearest 100 shares at a price determined in accordance with the 2007 Plan. The shares were issued on May 23, 2012, after our Annual Meeting, with a fair market value of $10.77 per share. In addition to the award received in May, since the Company elected Mr. McCarthy a director effective January 1, 2012, the Company also awarded him 700 shares at the time of his appointment as a director, which represents a pro-rated amount of the $20,000 annual award based on the length of time remaining in the prior award period, with a fair market value of $11.31 per share. Mr. Chiafullo was elected a director effective October 1, 2012; therefore, the amount reported for Mr. Chiafullo reflects an award of 2,300 shares, with a market value of $11.21 per share, which represents a pro-rated amount of the annual award of $40,000 based on the length of time remaining in the current award period. The stock awarded vests immediately without restriction of any kind.

(3)

This column reflects fees earned as a director of FNBPA except for Mr. Rose who earned fees as the Chairman of the Board of F.N.B. Capital. Directors of FNBPA received $1,500 per meeting for attendance at board meetings and $300 for other committee meetings, unless the committee participation was only by telephone, in which case the director received $125.

(4)	The valuation of all perquisites is at our actual cost. Since the aggregate perquisites to any one director did not exceed $10,000, no amounts are disclosed.

(5)

Mr. McCarthy became a director of the Company on January 1, 2012, in conjunction with its acquisition of Parkvale Financial Corporation. Mr. McCarthy was the President and CEO of Parkvale Financial Corporation. As a result of the merger, Mr. McCarthy was entitled to receive a severance payment in the amount of $2,196,063. Additionally, the Company paid Mr. McCarthy $31,250 for his service as an employee during the month of January.

Executive Directors

The Company’s executive directors, Messrs. Delie and Gurgovits, received compensation for their positions with the Company. Such compensation is disclosed in the Summary Compensation Table. Executive directors are entitled to receive an annual common stock award valued at $40,000 rounded up or down to the nearest 100 shares at a price determined in accordance with the 2007 Plan. As such, we awarded shares to Messrs. Delie and Gurgovits in May at the same time that we made the stock awards to all other directors. The stock award is also reflected in the Summary Compensation Table. Since Mr. Delie was elected an F.N.B. director effective January 19, 2012, the Company awarded 500 shares to him at that time, which represents a pro-rated amount of the $20,000 annual award based on the length of time remaining in the award period of awards granted at the 2011 Annual Meeting, with a fair market value of $12.43 per share, which is also reflected in the Summary Compensation Table.

Annual Board/Committee Retainer Fees

We pay our annual director and committee meeting fees on a retainer basis. We annualize the fees and pay them monthly. The annual Board and committee fees are as follows:

	Member Fee ($)	Chairman Fee ($)
Board(1)	50,000	12,500
Audit Committee(2)	5,000	15,000
Compensation Committee(2)	5,000	15,000
Executive Committee(2)	7,500	10,000
Nominating Committee(2)	2,500	5,000
Risk Committee(2)	2,500	5,000
Succession Committee(2)	2,500	5,000

(1)	The Lead Director is entitled to an additional fee of $10,000 per year.

(2)

Committee chairmen do not receive a member fee in addition to the chairman’s fee. Additionally, the amounts reflected as Chairman Fees for the Audit Committee and the Compensation Committee were increased from $13,000 and $10,000, respectively, to $15,000 each effective March 21, 2012.

For information regarding the number of full Board and committee meetings held during 2012, see the section titled Our Board of Directors and Its Committees. We reimbursed various directors for amounts the directors expended in traveling to our meetings and determined these amounts were consistent with our guidelines and thus are not included in the Director Compensation table.

Annual Grant of Stock Awards

We awarded each director shares of stock under the Company’s 2007 Plan as detailed in the 2012 Director Compensation table and the Executive Director disclosure above. The stock awarded vested immediately without any restrictions. The following table is a detailed accounting of stock options outstanding as of December 31, 2012. The amounts reflected for Messrs. Gingerich and Sheetz were awarded for their service as directors, and the amount reflected for Mr. McCarthy was awarded for his service as an employee, under a stock option plan of predecessor entities acquired by us.

Name	Options Outstanding (#)
Philip E. Gingerich	3,033
Robert J. McCarthy, Jr.	39,204
Harry F. Radcliffe	1,976
Stanton R. Sheetz	3,033
William J. Strimbu	2,138

Proposal 2.	Advisory Resolution on Executive Compensation

In accordance with Section 14A of the Exchange Act, which was adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are asking shareholders to adopt an advisory resolution approving our executive compensation for our NEOs, as reported in this proxy statement.

We have designed our executive compensation programs to support our long-term success. We believe that our performance-based executive compensation programs provide incentives that are aligned with the best interests of our shareholders and have helped to drive our performance.

In the Compensation Discussion and Analysis, we describe in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Please read it in conjunction with the Summary Compensation Table and related compensation tables and narrative that provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures as set forth in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has supported and contributed to our success.

Why You Should Approve Our Executive Compensation Program

Our compensation philosophy is designed to attract and retain executive talent and emphasizes pay for performance, primarily through the creation of shareholder value. Our compensation program includes base salary, short-term annual incentive compensation, long-term incentive compensation, retirement benefits and perquisites.

We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and are strongly aligned with long-term shareholder interests and worthy of continued shareholder support.

We believe the shareholders should consider the following information in determining whether to approve this proposal:

The Compensation Program is Highly Aligned with Shareholder Value

A significant portion of our NEOs’ compensation is directly linked to our performance and the creation of shareholder value because a significant portion of the direct and total compensation is in the form of incentive compensation, including annual incentive compensation and a significant long-term incentive award. Our long-term awards are in the form of restricted stock and restricted stock units and divided into a time vested portion and a performance portion. The performance portion, which is two-thirds of the overall award, only vests at the conclusion of four years if all performance measures are met. We believe these long-term awards motivate our executives to achieve long-term performance and reward them for increases in total shareholder return. Furthermore, we do not award stock options, and only the Compensation Committee may approve equity grants.

Summary of Key Compensation Practices

We seek to align our compensation programs and practices with evolving governance best practices. The Compensation Committee has followed best practices with respect to executive compensation including the following:

•	Elimination of our supplemental executive retirement plan, effective December 31, 2008;

•	No tax gross-up payments for executive perquisites;

•	The Compensation Committee has adopted a policy that it will not approve any employment contracts that contain a tax gross-up;

•	None of our most recent employment contracts provide for a single trigger parachute payment;

•	No severance payments for “cause” terminations or resignations other than for good reason;

•	No extraordinary relocation benefits;

•	The short-term incentive plan contains maximum limits;

•	We do not grant stock options or allow the re-pricing or exchange of stock options;

•	Only the Compensation Committee may approve equity grants;

•	No payment of dividends on unvested restricted stock or units;

•	Stock ownership guidelines are in place for our executive officers and directors;

•	We conduct an annual robust risk assessment of all of our compensation programs, including the executive annual incentive program and long-term incentive program;

•	We maintain a compensation recoupment or “clawback” policy; and

•	We maintain a prohibition on executive officers and directors engaging in hedging transactions using Company common stock or common stock equivalents.

Our Compensation Program Has Appropriate Long-Term Orientation

Our compensation programs and policies have a long-term focus:

•	We encourage our executives to maintain a long-term focus by using a four-year performance period for long-term Performance-Based Awards;

•	We require executives to remain employed for three years to receive time vested share awards; and

•	We have robust stock ownership requirements for executive officers and directors to insure that our executive officers and directors have a substantial personal stake in our long-term success.

Our Compensation Committee Stays Current on Best Practices

We regularly update our Compensation Committee on compensation best practices and trends. In addition, the Compensation Committee engages an independent compensation consultant to provide advice on compensation trends and market information to assist the Compensation Committee in designing our compensation programs and making compensation decisions.

The Compensation Committee directly retained PM&P, an independent compensation consultant that reported directly to the Compensation Committee and performs no other work for us, and had no prior relationship with our CEO or any other NEO. Our directors are elected annually and meet without management present as a Compensation Committee and Board when necessary. The Compensation Committee maintains a charter and reviews its provisions annually. All committee charters and our Code of Conduct are posted on our website.

In accordance with Section 14A of the Exchange Act, which was adopted under the Dodd Frank Act, we are asking shareholders to adopt an advisory resolution approving our executive compensation for NEOs, as reported in this Proxy Statement.

We submitted an advisory resolution to approve 2011 executive compensation to our shareholders at our 2012 Annual Meeting. Shareholders owning more than 91% percent of the shares for which votes were cast regarding the advisory resolution on executive compensation approved the compensation of our NEOs for fiscal year 2011. Additionally, at our 2011 Annual Meeting, our shareholders supported an annual advisory vote frequency and as a result, the Committee and the Board are again submitting for the vote of shareholders an advisory resolution to approve the 2012 compensation of our NEOs, and will include this shareholder advisory vote annually until we hold the next shareholder vote on how frequently we conduct a “say-on-pay” vote not later than our 2017 Annual Meeting.

Following the last shareholder vote on executive compensation, the Committee considered the results of the advisory vote in determining compensation policies and decisions. The advisory vote reaffirms our pay-for-performance philosophy and the Committee will continue to use this philosophy and past practices in determining future compensation decisions.

We are asking shareholders to approve the following advisory resolution at the 2013 Annual Meeting:

“RESOLVED, that the shareholders of F.N.B. Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers listed in the Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the Section entitled Executive Compensation and Other Proxy Disclosure, including the Compensation Discussion and Analysis, the compensation tables and other narrative and other executive compensation disclosures set forth under that section.”

This advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote, gives shareholders another mechanism to convey their views about our compensation programs and policies. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation programs. The Board has determined to provide shareholders with an annual advisory vote on executive compensation at each Annual Meeting of Shareholders. Accordingly, the next annual advisory vote on executive compensation will be provided at our Annual Meeting of Shareholders in 2014.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2 TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 2 ON THE PROXY CARD).

Proposal 3.	Proposal to Ratify the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm

The Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm to audit the books of the Company and its subsidiaries for the year ending December 31, 2013, to report on our internal controls and our consolidated statement of financial position and related statements of income of us and our subsidiaries, and to perform such other appropriate accounting services as our Board may require. Ernst & Young LLP has advised us that they are independent accountants with respect to us, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. In the event a majority of the votes cast in person or by proxy do not ratify the appointment of Ernst & Young LLP, we anticipate that we would make no change in our independent registered public accounting firm for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered when we consider the appointment of auditors for 2014.

Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2012. We expect that a representative of Ernst & Young LLP will attend our Annual Meeting, respond to appropriate questions and, if the representative desires, which we do not anticipate, make a statement.

The discussion under the caption “Audit and Non-Audit Fees” describes the aggregate fees for professional services provided by Ernst & Young LLP to us for the calendar years 2011 and 2012.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013 (PROPOSAL 3 ON THE PROXY CARD).

REPORT OF AUDIT COMMITTEE

To Our Shareholders:

The Audit Committee (“Committee”) oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed with Ernst & Young LLP, its independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters we and Ernst & Young LLP must discuss pursuant to Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including Ernst & Young LLP’s judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

The Committee has discussed with Ernst & Young LLP its independence from management and the Corporation, including the matters in the required written disclosures. The Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining its independence.

The Committee discussed with the Corporation’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted,

D. Stephen Martz, Chairman Philip E. Gingerich David J. Malone Harry F. Radcliffe John S. Stanik William J. Strimbu

AUDIT AND NON-AUDIT FEES

Ernst & Young LLP served as the Corporation’s independent registered public accounting firm for the fiscal years ended December 31, 2012, and 2011, and neither it nor any of its associates has any direct financial interest or material indirect financial interest in the Corporation or its subsidiaries.

Fees paid to Ernst & Young LLP for professional services during 2012 and 2011 were as follows:

	Audit	Audit-Related	Tax	All Other
2012	$1,180,324	$0	$223,348	$1,680
2011	$897,442	$0	$353,115	$1,980

Audit Fees relate to the audit of the Corporation’s annual financial statements and internal control over financial reporting, review of the financial statements included in the Corporation’s reports on Form 10-Q and Form 10-K, services provided in connection with regulatory filings including registration statements filed with the SEC, and accounting consultations related to the audit.

Audit-Related Fees relate to merger and acquisition consultation services.

Tax Fees relate to tax compliance, tax planning and tax advice services.

All Other Fees relate to subscriptions for Ernst & Young’s web-based accounting and auditing research library.

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

The Audit Committee must pre-approve the audit and non-audit services the independent registered public accounting firm will perform in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee annually reviews and pre-approves the services that the independent registered public accounting firm may provide. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management, but may delegate pre-approval authority to one or more of its members. The member or members to whom the Audit Committee delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee annually establishes pre-approval fee levels for all services the independent registered public accounting firm may provide. Any proposed services exceeding these levels require specific pre-approval.

The annual audit services engagement terms and fees are subject to the pre-approval of the Audit Committee. In addition, the Audit Committee may grant pre-approval for other audit services, including statutory audits or financial audits for our subsidiaries or our affiliates and services associated with SEC registration statements, periodic reports and other documents filed with the SEC.

Our Audit Committee must also pre-approve audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit” services, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters and assistance with internal control reporting requirements. Tax services include tax compliance, tax planning and tax advice services.

Our Audit Committee may grant pre-approval to those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and when such pre-approval would not impair the independence of the independent registered public accounting firms.

SHAREHOLDER PROPOSALS

Any shareholder who, in accordance with and subject to the provisions of Rule 14a-8 of the SEC proxy rules, wishes to submit a proposal for inclusion in our proxy statement for our 2014 Annual Meeting must deliver such proposal in writing to our Corporate Secretary at F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 no later than December 4, 2013. If your proposal does not conform with Rule 14a-8 of the SEC proxy rules, we will not consider your proposal for inclusion in next year’s proxy statement.

Pursuant to Article I, Section 1.11 of our bylaws, if a shareholder wishes to present at our 2014 Annual Meeting (i) a proposal relating to nominations for and election of directors, or (ii) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the shareholder must comply with the provisions relating to shareholder proposals set forth in our bylaws, which we summarize below. Written notice of any such proposal containing the information required under our bylaws, as described below, must be delivered in person, by first class United States mail postage prepaid or by reputable overnight delivery service to the attention of our Corporate Secretary, at our principal executive offices at F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 during the period commencing on December 4, 2013, and ending on January 3, 2014.

A written nomination for a director must set forth:

•	the name and address of the shareholder who intends to make the nomination (the “Nominating Shareholder”);

•	the name, age, business address and, if known, residence address of each person so proposed;

•	the principal occupation or employment of each person so proposed for the past five years;

•	the qualifications of the person so proposed;

•	the number of shares of our capital stock beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock;

•

a description of any arrangement or understanding between each person so proposed and the Nominating Shareholder with respect to such person’s nomination and election as a director and actions to be proposed or taken by such person as a director;

•	the written consent of each person so proposed to serve as a director if nominated and elected as a director; and

•	such other information regarding each such person as would be required under the proxy rules of the SEC if proxies were solicited for the election as a director of each person so proposed.

With respect to nominations by shareholders, only candidates nominated by shareholders for election as a member of our Board in accordance with our bylaw provisions as summarized herein will be eligible to be nominated for election as a member of our Board at our 2014 Annual Meeting, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at our 2014 Annual Meeting.

A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required to be disclosed under the proxy rules of the SEC if proxies were solicited for shareholder consideration of the matter at a meeting of shareholders. Only shareholder proposals submitted in accordance with the Company bylaw provisions summarized above will be eligible for presentation at our 2014 Annual Meeting, and any other matter not submitted to our Board in accordance with such provisions will not be considered or acted upon at our 2014 Annual Meeting.

OTHER MATTERS

Our Board does not know of any other matter to be presented for consideration at our Annual Meeting other than the matters described above. However, if any other matter is presented in conformance with our bylaws, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board or, in the absence of such a recommendation, in accordance with the judgment of the individuals designated as proxies.

“Householding” of Proxy Materials.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We, and some brokers who household proxy materials, may deliver a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, c/o Shareholder Relations or by calling our Transfer Agent representative at 1-800-368-5948.

Electronic Delivery of Proxy Materials

You can also access our proxy statement, Form 10-K for the fiscal year ended December 31, 2012, and our Annual Report to shareholders, via the Internet at: www.cfpproxy.com/5710.

For our 2014 Annual Meeting, you can help us save significant printing and mailing expenses by consenting to access our proxy materials and Annual Report electronically via the Internet. If you hold your shares in your own name (instead of “street name” through a bank, broker or other nominee), you can choose this option by appropriately marking the box on your proxy card denoting your consent to electronic access or, if voting by telephone, following the prompts for consenting to electronic access, or following the instructions at the Internet voting website at www.rtcoproxy.com/fnb, which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials and Annual Report electronically, then prior to next year’s Annual Meeting you will receive notification when the proxy materials and Annual Report are available for on-line review via the Internet, as well as the instructions for voting electronically via the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to: Shareholder Relations, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. If you hold your shares in “street name” through a bank, broker or other nominee, you should follow the instructions provided by that entity if you wish to access our proxy materials electronically via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS,

David B. Mogle, Corporate Secretary

April 3, 2013

F.N.B. CORPORATION

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

Website: www.fnbcorporation.com

REVOCABLE PROXY F.N.B. Corporation

YOUR VOTE IS IMPORTANT!

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote by proxy:

1.      By Telephone (using a Touch-Tone Phone); or

2.      By Internet; or

3.      By Mail.

To Vote by Telephone:

Call 1-866-838-1208 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 15, 2013. (Use Control Number at the bottom of the page)

To Vote by Internet:

Go to http://www.rtcoproxy.com/fnb prior to 3 a.m.,

May 15, 2013.

(Use Control Number at the bottom of the page)

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail,will be the vote counted.

Annual Meeting Materials are available at: http://www.cfpproxy.com/5710

Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐
Mark here if you plan to attend the meeting.	☐
Mark here for address change.	☐

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

Annual Meeting of Shareholders MAY 15, 2013	REVOCABLE PROXY F.N.B. Corporation	PLEASE MARK VOTES AS IN THIS EXAMPLE

		For	With- hold	For All Except			For	Against	Abstain
1.	Election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐	2.	Adoption of an advisory (non-binding) resolution to approve named executive officer compensation.	☐	☐	☐
Term expiring in 2014:
	(01) William B. Campbell	(02) James D. Chiafullo					For	Against	Abstain
	(03) Vincent J. Delie, Jr.	(04) Laura E. Ellsworth			3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2013.	☐	☐	☐
	(05) Robert B. Goldstein	(06) Stephen J. Gurgovits
	(07) David J. Malone	(08) D. Stephen Martz
	(09) Robert J. McCarthy, Jr. (11) John W. Rose (13) William J. Strimbu	(10) Arthur J. Rooney, II (12) John S. Stanik (14) Earl K. Wahl, Jr.

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. The Board of Directors recommends a vote FOR all the nominees listed in Proposal No. 1, FOR Proposal No. 2, and FOR Proposal No. 3.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

If you marked “For All Except,” your shares will be voted for the election of each nominee whose name is not written in the space above.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PROPOSAL NO. 1, FOR PROPOSAL NO. 2, AND FOR PROPOSAL NO. 3.

Please be sure to date and sign this proxy card in the box below.	Date	* * * IF YOU WISH TO VOTE BY
TELEPHONE OR INTERNET, PLEASE READ THE
Sign above	Co-holder (if any) sign above	INSTRUCTIONS ABOVE * * *

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SHAREHOLDER CONTROL NUMBER

REVOCABLE PROXY

F.N.B. Corporation

2013 ANNUAL MEETING OF SHAREHOLDERS

May 15, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Louise Lowrey, James G. Orie and Timothy G. Rubritz each with full power to act without the others, as proxies of the undersigned, each with the full power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote all the shares of Common Stock of F.N.B. Corporation held of record by the undersigned on March 6, 2013 at the Annual Meeting of Shareholders to be held on May 15, 2013 or any adjournment, postponement or continuation thereof.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 15, 2013

THE F.N.B. CORPORATION PROXY STATEMENT AND 2012 ANNUAL REPORT

TO SHAREHOLDERS ARE AVAILABLE AT:

http://www.cfpproxy.com/5710

You can vote by proxy in one of three ways:

1.	Call toll free 1-866-838-1208 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the Internet at http://www.rtcoproxy.com/fnb and follow the instructions.

or

3.	Mark, date and sign your proxy card and return it promptly in the enclosed envelope.

YOUR VOTE IS IMPORTANT!

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

5710

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 15, 2013

Name
Address
City, State Zip Code

As part of our efforts to cut unnecessary expenses and conserve the environment, F.N.B. Corporation has elected to provide Internet access to the Notice & Proxy Statement and 2012 Annual Report on Form 10-K rather than mailing paper reports. This reduces postage and printing expenses and paper waste.

The Notice & Proxy Statement and 2012 Annual Report on Form 10-K are available at http://www.cfpproxy.com/5710.

The annual shareholder meeting will be held at 3:00 p.m., Eastern Daylight Time on May 15, 2013, at The Ballroom of Avalon at Buhl Park, 1030 Forker Blvd., Hermitage, Pennsylvania 16148. The matters to be acted on are as noted below:

1.	Election of fourteen directors namely, William B. Campbell, James D. Chiafullo, Vincent J. Delie, Jr., Laura E. Ellsworth, Robert B. Goldstein, Stephen J. Gurgovits, David J. Malone, D. Stephen Martz, Robert J. McCarthy, Jr., Arthur J. Rooney, II, John W. Rose, John S. Stanik, William J. Strimbu and Earl K. Wahl, Jr.;

2.	Adoption of an advisory (non-binding) resolution to approve named executive officer compensation;

3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2013; and

4.	Such other matters as may properly come before the meeting, or any adjournment, postponement or continuation thereof.

Shareholders of record at the close of business on March 6, 2013 are entitled to vote at the Meeting.

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal No. 1,

“FOR” Proposal No. 2 and “FOR” Proposal No. 3.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet and is not a form for voting. We encourage you to access and review all of the important information contained in the proxy materials before voting.

You may vote by Internet, telephone, mail or attending the meeting in person. You may access your proxy materials and voting instructions, including the toll-free number required to vote by telephone, at http://www.cfpproxy.com/5710. In order to vote by Internet or by telephone, you will need to access the website listed above and use your Shareholder Control Number that can be found on the bottom right hand corner of this notice. No other personal information will be required in order to vote in this manner. If you wish to vote by mail, you will need to request a paper copy of these documents which will be accompanied by a proxy card. Simply cast your vote on the proxy card, sign and return it in the accompanying Business Reply Envelope.

Unless requested, you will not receive a paper or e-mail copy of these documents. If you want to receive a copy there is no charge to you for requesting one. Please make your request for a copy as instructed below on or before May 5, 2013 to facilitate timely delivery.

To request a paper copy:

➢	Call our designated copy request toll-free number, (800) 951-2405; or
➢	Visit our website at http://www.cfpproxy.com/5710; or
➢	Send us an email at fulfillment@rtco.com.

Enter the Shareholder Control Number when prompted or, if you send us an email, enter it in the subject line.

F.N.B. Corporation shareholders who plan to attend the annual shareholder meeting may obtain driving directions to the meeting location by contacting the shareholder relations representative, Jennifer Atkins, at (888) 981-6000.

‘Shareholder Control Number’